UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A – 101)

Proxy Statement Pursuant to Section 14(a)

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ONEOK, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10725689.1

Notice of Annual Meeting

and Proxy Statement

Annual Meeting of Shareholders

Wednesday, May 25, 2016

Our Values

Ethics: Our actions are founded on trust, honesty and integrity through open communications and adherence to the highest standards of personal, professional and business ethics.

Quality: Our commitment to quality drives us to make continuous improvements in our quest for excellence.

Diversity: We value diversity, as well as the dignity and worth of each employee, and believe that a diverse and inclusive workforce is critical to our continued success.

Value: We are committed to creating value for all stakeholders – employees, customers, investors and our communities – through the optimum development and utilization of our resources.

Service: We provide responsive, flexible service to customers and commit to preserving the environment, providing a safe work environment and improving the quality of life for employees where they live and work.

Our Vision

To be a pure-play general partner that creates exceptional value for all stakeholders through our ownership in ONEOK Partners by:

•	Providing management and resources to ONEOK Partners enabling it to execute its growth strategies and allowing ONEOK to grow its dividend.

•	Maximizing dividend payout while maintaining prudent financial strength and flexibility.

•	Attracting, selecting, developing and retaining a diverse group of employees to support strategy execution.

Our Mission

To create shareholder value by profitably providing reliable energy and energy-related services in a safe and environmentally responsible manner to our stakeholders through our ownership in ONEOK Partners.

April 5, 2016

Dear Shareholder:

You cordially are invited to attend the annual meeting of shareholders of ONEOK, Inc., which will be held at 9:00 a.m. Central Daylight Time on Wednesday, May 25, 2016, at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103.

The matters to be considered and voted on at the meeting are set forth in the attached notice of the annual meeting and are described in the attached proxy statement. A copy of our 2015 annual report to shareholders also is enclosed. A report on our 2015 performance will be presented at the meeting.

We look forward to greeting as many of our shareholders as possible at the annual meeting. We know, however, that most of our shareholders will be unable to attend. Therefore, proxies are being solicited so that each shareholder has an opportunity to vote by proxy. You can authorize a proxy over the Internet or by telephone. Instructions for using these convenient services are included in the proxy statement and on the proxy card. Of course, if you prefer, you may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are held by a broker, bank, trustee or other similar fiduciary, unless you provide your broker, bank, trustee or other similar fiduciary with voting instructions, your shares will not be voted in the election of directors or in certain other important proposals as described in the accompanying proxy statement. Consequently, please provide your voting instructions to your broker, bank, trustee or other similar fiduciary in a timely manner to ensure that your shares will be voted.

Regardless of the number of shares you own, your vote is important. I urge you to submit your proxy as soon as possible so that you can be sure your shares will be voted.

Thank you for your investment in ONEOK and your continued support.

Very truly yours, John W. Gibson Chairman of the Board

ONEOK, Inc. Notice of 2016 Annual Meeting of Shareholders

Time and date	May 25, 2016, at 9:00 a.m. Central Daylight Time

Place	ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103

Items of business	(1)	To consider and vote on the election of the 11 director nominees named in the accompanying proxy statement to serve on our Board of Directors.

(2)	To consider and vote on the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc., for the year ending December 31, 2016.

(3)	To consider and vote on our executive compensation on a non-binding, advisory basis.

(4)	To consider and vote on such other business as may come properly before the meeting or any adjournment or postponement of the meeting.

These matters are described more fully in the accompanying proxy statement.

Record date	March 28, 2016. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Proxy voting	YOUR VOTE IS IMPORTANT

The vote of every shareholder is important. The Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, Internet and telephone voting are available. The instructions in the accompanying proxy statement and attached to your proxy card describe how to use these convenient voting methods. Of course, if you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed, postage-paid envelope. You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

Whether or not you expect to attend the meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Voting your shares promptly, via the Internet, by telephone, or by signing, dating and returning the enclosed proxy card will save us the expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding Internet Availability of Proxy Materials. This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April 5, 2016. This proxy statement and our 2015 annual report to shareholders are available on our website at www.oneok.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, you may access this proxy statement and our 2015 annual report at okevote.oneok.com, which does not have “cookies” that identify visitors to the site.

By order of the Board of Directors,

Eric Grimshaw

Secretary

Tulsa, Oklahoma

April 5, 2016

Proxy Statement

This proxy statement describes important issues affecting our company and is furnished in connection with the solicitation of proxies by our Board of Directors for use at our 2016 annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. The approximate date of the mailing of this proxy statement and accompanying proxy card is April 5, 2016.

Unless we otherwise indicate or unless the context indicates otherwise, all references in this proxy statement to “ONEOK”, “we,” “our,” “us,” the “company” or similar references mean ONEOK, Inc. and its predecessors and subsidiaries and references to “ONEOK Partners” or the “partnership” mean ONEOK Partners, L.P. and its subsidiaries.

Summary Proxy Information	5

Business Highlights	5

Corporate Governance Highlights	8

Executive Compensation Highlights	8

Corporate Responsibility	30

Safety and Health	30

Environmental Performance	31

Community Investments	33

Political Advocacy and Contributions	33

Proposal 1 – Election of Directors	35

Board Refreshment	35

Annual Election by Majority Vote	35

Board Qualifications	35

Director Nominees	37

Proposal 2 – Ratify the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year Ending December 31, 2016	48

Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2016	48

Audit and Non-Audit Fees	48

Audit Committee Policy on Services Provided by the Independent Registered Public Accounting Firm	49

2016 Report of the Audit Committee	49

Stock Ownership	51

Holdings of Major Shareholders	51

Holdings of Officers and Directors	51

Section 16(a) Beneficial Ownership Reporting Compliance	53
Executive Compensation Discussion and Analysis	54

Executive Summary	54

Executive Compensation Philosophy	58

Executive Compensation Methodology	59

Components of Compensation	63

Summary Proxy Information

To assist you in reviewing the company’s 2015 performance and voting your shares, we would like to call your attention to key elements of our 2016 proxy statement and our 2015 annual report to shareholders. The following is only a summary. For more complete information about these topics, please review the complete proxy statement and our 2015 annual report to shareholders.

BUSINESS HIGHLIGHTS

•	Our Business. We are the sole general partner and, as of December 31, 2015, owned 41.2 percent of ONEOK Partners, L.P., one of the largest publicly traded master limited partnerships. Our goal is to provide management and resources to ONEOK Partners, enabling it to execute its growth strategies and allowing us to grow our dividend. ONEOK Partners applies its core capabilities of gathering, processing, fractionating, transporting, storing and marketing natural gas and natural gas liquids (NGL) through the rebundling of services across the value chains, and through vertical integration, to provide its customers with premium services at lower costs. ONEOK Partners is a leader in the gathering, processing, storage and transportation of natural gas in the United States. In addition, ONEOK Partners owns one of the nation’s premier natural gas liquids systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers.

While 2015 marked another year of uncertainty and challenges in the U.S. economy, especially in the energy markets, our performance reflected our continued attention to prudent capital deployment and effective execution of our business strategies in a challenging economic environment.

In 2015, we received, through our limited and general partner interests in ONEOK Partners, distributions of $706.3 million, an increase of approximately 16.7 percent compared with 2014. As a result, we were able to deliver value to our shareholders in the form of an approximate 14.7 percent increase in our 2015 dividends compared with 2014.

•	Market Conditions. Due in part to the rapid growth in crude oil and natural gas production in the United States, the global supply of crude oil and natural gas exceeded demand and led to a dramatic fall in commodity prices beginning in the fourth quarter 2014. Lower crude oil and natural gas prices persisted throughout 2015 and are expected to remain low in 2016. The production growth and decline in crude oil prices have also contributed to lower NGL product prices, as well as narrow NGL product price differentials.

ONEOK Partners has mitigated partially its exposure to the current commodity price environment by growing its fee-based business. ONEOK Partners has a predominantly fee-based business in the natural gas liquids and natural gas pipelines segments and, historically to a lesser extent, in the natural gas gathering and processing segment. However, in 2015, the natural gas gathering and processing segment restructured many of its percent of proceeds with fee contracts associated with a significant amount of its gathered volumes to increase the fee-based component and will continue to seek opportunities to similarly restructure additional contracts in 2016. These restructured contracts favorably impacted ONEOK Partners’ 2015 results, and it expects to receive the full benefit of the improved earnings from these contracts in its 2016 financial results. In the fourth quarter 2015, natural gas gathering and processing fee revenues averaged $0.55 per MMBtu, compared with an average of $0.36 per MMBtu in 2014. As a result of these restructured contracts, we expect the natural gas gathering and processing segment’s fee-based earnings to increase significantly to more than 75 percent in

2016 and ONEOK Partners’ consolidated fee-based earnings to increase to approximately 85 percent in 2016.

To further mitigate the impact of lower commodity prices, ONEOK Partners has hedged a significant portion of its natural gas gathering and processing segment’s expected equity volumes in 2016 and 2017.

The current weakened commodity price environment resulting from factors beyond our control, is creating challenges for ONEOK Partners’ crude oil and natural gas producer customers and resulted in decreased drilling activity in 2015, compared with 2014. Despite the sustained lower crude oil, natural gas and NGL prices and reduced capital spending by producers, we continue to expect demand for midstream services and infrastructure development to be driven by producers who need to connect production with end-use markets where current infrastructure is insufficient or nonexistent. ONEOK Partners’ natural gas and NGL volumes increased in 2015, particularly in the Williston Basin, as producers are focusing their drilling in the most productive areas and are using more efficient drilling and completion techniques.

•	Financial Performance. All references to income as used in this “Business Highlights” section refer to income from continuing operations.

Our 2015 consolidated operating income was approximately $1.0 billion, compared with approximately $1.14 billion in 2014. 2015 income from continuing operations attributable to us was approximately $251.1 million, or $1.19 per diluted share, which included non-cash impairment charges of approximately $264.3 million, or $0.33 per diluted share. 2014 income from continuing operations attributable to us was approximately $319.7 million, or $1.52 per diluted share, which included non-cash impairment charges of approximately $76.4 million, or $0.09 per diluted share.

Summary Proxy Information (Continued)

•	Dividend Increase. During 2015, we paid cash dividends of $2.43 per share, an increase of approximately 14 percent over the $2.13 per share paid during 2014. We paid total aggregate cash dividends to our shareholders of $509.2 million in 2015, an approximate 14.7 percent increase compared with the $443.8 million paid in 2014. In January 2016, we declared a quarterly dividend of $0.615 per share ($2.46 per share on an annualized basis), an increase of approximately 2 percent over the $0.605 per share dividend declared in January 2015.

•	Shareholder Return. Our one-, three-, five- and 10-year total shareholder returns as of December 31, 2015 (total shareholder return includes share price appreciation/depreciation, dividend reinvestments, stock splits and the impact of the separation of our natural gas distribution business to ONE Gas, Inc. during the periods presented), compared with the referenced indices, are as follows:

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board of Directors and management are committed to maintaining strong corporate governance practices that promote and protect the long-term interests of our shareholders. Our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements, but also to provide for effective oversight and management of our company, and include:

•	12-member, balanced board with deep experience and diverse expertise relevant to our strategy, business and industry.

•	Commitment to regular board refreshment – three new directors added this year to address two director retirements in 2015 and one director retirement to occur immediately prior to our 2016 annual meeting.

•	Annual election of directors.

•	Majority voting for directors.

•	Long-standing shareholder engagement program.

•	Board leadership provided by non-executive chairman of the Board, lead independent director and independent committee chairs.

•	Robust director nominee selection process.

•	Regular board evaluation.

•	Mandatory director retirement age.

•	Independent Audit, Executive Compensation and Corporate Governance Committees.
•	Regular executive sessions of non-management directors and independent directors.

•	Risk oversight by full Board and committees complemented by annual comprehensive enterprise risk management process.

•	Long-standing commitment to corporate responsibility, including safety and health, environmental performance, community leadership and investment and oversight of public policy engagement.

EXECUTIVE COMPENSATION HIGHLIGHTS

•	Program Design. A principal feature of our compensation program is the determination of executive pay by our Executive Compensation Committee (referred to as the “Executive Compensation Committee” or the “Committee”) and Board of Directors based on a comprehensive review of quantitative and qualitative factors designed to produce long-term business success. Our executive officer compensation program is designed to attract, motivate and retain the key executives who drive our success and who are leaders in the industry, to reward for company performance and to align the long-term interests of our executive officers with those of our shareholders.

Our compensation philosophy and related governance features are complemented by several specific elements that are designed to achieve these objectives and are summarized below.

Summary Proxy Information (Continued)

What We Do:			What We Don’t Do:
✓

Compensation Program Continuity—The components of our executive compensation program have remained substantially the same for several years. We believe our program is designed efficiently, is well aligned with the interests of our shareholders and is instrumental to achieving our business goals.

		×	Promote Excessive Risk Taking—The Committee is mindful of not encouraging excessive risks when it designs compensation programs and sets targets.
✓

Independent Committee Determination—The Committee, who is composed solely of persons who qualify as independent directors under the listing standards of the New York Stock Exchange (NYSE), makes all compensation decisions regarding our named executive officers that are then submitted to the full Board for ratification.

		×	Individual Employment Agreements—We do not enter into individual employment agreements with our executive officers.
✓

Pay for Performance—A significant portion of the compensation for our named executive officers is in the form of at-risk variable compensation based on company and individual performance, with a focus on creating long-term shareholder value.

		×	Hedging Activities—Our policy prohibits our named executive officers from engaging in hedging activities with our stock.
✓	Competitive Compensation—In order to attract and retain qualified executives, our compensation programs provide a competitive total pay opportunity.	×

Pledging Activities—Our officers and directors may not hold our securities in a margin account or pledge our securities as collateral for a loan, subject to an exception which may be granted by our chief executive officer for loans (not margin accounts) which can be repaid without resorting to the pledged securities.

✓	Multiple Performance Metrics—Variable compensation is based on more than one measure to encourage balanced incentives.	×	Uncapped Awards - All of our variable compensation plans have caps on plan formulas.
✓	Retention Incentives—A significant portion of total compensation relies on multi-year vesting requirements.	×	Single Trigger Change-in-Control Plans—All change-in-control benefits are “double trigger.”
✓	Stock Ownership Guidelines—We have market competitive stock ownership guidelines for our directors and executive officers.	×	Tax Gross-ups—We do not provide tax gross-ups for change-in-control benefits.
✓	“Clawback” Provisions—Our policy provides for the adjustment or recovery of compensation in certain circumstances.	×	No Significant Perquisites—Our executive officers, including the named executive officers, receive no recurring significant perquisites or other personal benefits.
✓

Independent Consultant - The Committee engages an independent executive compensation consultant that is independent under the Securities and Exchange Commission rules and NYSE listing standards to provide advice and expertise on the design and implementation of our executive and director compensation programs.

✓	Tally Sheets - The Committee reviews total compensation tally sheets at least annually as part of making individual compensation decisions.

•	Key Components of our Compensation Program in 2015 are Unchanged; Revisions Made to our Short-Term Incentive Plan Metrics. In reviewing our compensation program during 2015, our Executive Compensation Committee took into account, among other factors, the strong shareholder vote at our 2015 annual meeting in favor (97.3 percent of the shares voted) of our 2014 compensation program and our pay practices. Accordingly, the Executive Compensation Committee determined that no changes to the components of our compensation program were necessary in 2015. However, the Committee revised the Agency Reportable Environmental Event Rate (AREER) operating performance metric used in our 2015 short-term incentive plan to include pipeline pump/compressor stations in the calculation of capacity units used in the AREER calculation and to adjust the relative weighting used in the calculation of capacity units to more accurately reflect the risk of environmental events related to the partnership’s various types of assets. In making this revision, the Committee has continued to apply the same principles it has historically applied in determining the nature and amount of our executive compensation. See “Corporate Responsibility-Environmental Performance-Short-Term Incentive Environmental Metric” at page 33.

•	Link between Executive Compensation and Performance. Our Board of Directors awarded Mr. Spencer incentive compensation for 2015 that was commensurate with our business results and his position as our president and chief executive officer, including payment of an annual short-term cash incentive award of $255,000 and a long-term equity incentive award with a grant date target value of $2,275,277 million. Consistent with our executive compensation philosophy, a majority of Mr. Spencer’s total direct compensation of approximately $3,230,277 million for 2015 was incentive based and at risk, as illustrated by the following chart:

The compensation of our other named executives set forth in the following table further reflects both our 2015 performance and our pay-for-performance compensation philosophy. The compensation information reflected in the table is included in the Summary Compensation Table for Fiscal 2015 under the caption “Executive Compensation Discussion and Analysis” in this proxy statement on page 73.

Named Executive Officer	2015 Base Salary	2015 Short-Term Cash Incentive Award	2015 Long-Term Equity Incentive Award Value	2015 Total Direct Compensation
Derek S. Reiners	$375,000	$98,000	$853,156	$1,326,156
Robert F. Martinovich	$500,000	$134,000	$853,156	$1,487,156
Stephen W. Lake	$450,000	$112,000	$853,156	$1,415,156
Walter S. Hulse III	$431,250	$138,000	$853,156	$1,422,406

Summary Proxy Information (Continued)

SHAREHOLDER ACTIONS

•	Election of Directors (Proposal 1). You will find in this proxy statement important information about the qualifications and experience of each of the 11 director nominees, each of whom is a current director. The Corporate Governance Committee performs an annual assessment of the performance of the Board of Directors to ensure that our directors have the skills and experience to oversee effectively our company. All of our directors have proven leadership, sound judgment, integrity and a commitment to the success of our company, and our Board of Directors recommends that shareholders VOTE IN FAVOR of each nominee for re-election.

•	Ratification of our Independent Auditor (Proposal 2). You will also find in this proxy statement important information about our independent auditor, PricewaterhouseCoopers LLP. We believe PricewaterhouseCoopers LLP continues to provide high-quality service to our company, and our Board of Directors recommends that shareholders VOTE IN FAVOR of ratification.

•	Advisory Vote on Executive Compensation (Proposal 3). Our shareholders have the opportunity to cast a non-binding,

advisory vote on our executive compensation program. As recommended by our shareholders at our 2011 annual meeting, we have provided our shareholders with an annual opportunity to vote on executive compensation. At next year’s annual meeting, our shareholders will again have an opportunity to cast a non-binding vote on the frequency of our advisory vote on executive compensation. Shareholders holding 97.3 percent of our shares that were voted last year on our executive compensation supported the design and practices of our executive compensation program. In evaluating this “say on pay” proposal, we recommend that you review our Compensation Discussion and Analysis in this proxy statement, which explains how and why the Executive Compensation Committee made its 2015 executive compensation decisions. Our Board of Directors recommends that shareholders VOTE IN FAVOR of our executive compensation program.

•	Votes Required for Approval of the Proposals. The votes required for each proposal are summarized below, together with information regarding treatment of abstentions and broker non-votes for each proposal:

Proposal	How does the Board recommend that I vote?	Votes required for approval when quorum is present	Abstentions	Broker non-votes

1. Election of Directors	The Board recommends that you vote FOR each nominee for re-election.	Majority of the votes cast by the shareholders present in person or by proxy and entitled to vote	Do not count as votes cast and have no effect on the vote	Do not count as votes cast and have no effect on the vote

2. Ratification of our Independent Auditor	The Board recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.	Majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Have the same effect as votes against this proposal	Voted at broker’s discretion

3. Advisory Vote on Executive Compensation	The Board recommends that you vote FOR the approval, on an advisory basis, of the company’s executive compensation program.	Majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Have the same effect as votes against this proposal	Do not count as votes cast and have no effect on the vote

About the 2016 Annual Meeting

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about our 2016 annual meeting of shareholders. Please also consult the more detailed information contained elsewhere in this proxy statement and the documents referred to in this proxy statement.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of ONEOK, Inc. of proxies to be voted at our 2016 annual meeting of shareholders and at any adjournment or postponement of the meeting. You are invited to attend our annual meeting of shareholders on May 25, 2016, at 9:00 a.m., Central Daylight Time. The meeting will be held at our company headquarters at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma. For directions to the meeting, please visit our website at www.oneok.com.

Who is soliciting my proxy?

Our Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at our 2016 annual meeting of shareholders. Certain of our directors, officers and employees also may solicit proxies on our behalf in person or by mail, telephone, fax or email.

Who may attend and vote at the annual meeting?

All shareholders who held shares of our common stock at the close of business on March 28, 2016, may attend and vote at the meeting. If your shares are held in the name of a broker, bank, trustee or other holder of record, often referred to as being held “in street name,” bring a copy of your brokerage account statement or a voting instruction card, which you may obtain from your broker, bank, trustee or other holder of record of your shares.

Please note: no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Will the annual meeting be webcast?

Our annual meeting also will be webcast on May 25, 2016. You are invited to visit www.oneok.com at 9:00 a.m., Central Daylight Time, on May 25, 2016, to access the webcast of the meeting.

Registration for the webcast is required. An archived copy of the webcast also will be available on our website for 30 days following the meeting.

How do I cast my vote?

If you were a shareholder of record at the close of business on the record date of March 28, 2016, you have the right to vote the shares you held of record that day in person at the meeting or you may appoint a proxy through the Internet, by telephone or by mail to vote your shares on your behalf. The Internet and telephone methods of voting generally are available 24 hours a day and will ensure that your proxy is confirmed and posted immediately. These methods of voting are also available to shareholders who hold their shares in our Direct Stock Purchase and Dividend Reinvestment Plan, our Employee Stock Purchase Plan, our 401(k) Plan and our Profit Sharing Plan.

You may revoke your proxy any time before the annual meeting by following the procedures outlined below under the caption “What can I do if I change my mind after I vote my shares?” Please help us save time and postage costs by appointing a proxy via the Internet or by telephone.

When you appoint a proxy via the Internet, by telephone or by mailing a signed proxy card, you are appointing John W. Gibson, Chairman of the Board, and Stephen W. Lake, Senior Vice President, General Counsel and Assistant Secretary, as your representatives at the annual meeting, and they will vote your shares as you have instructed them. If you appoint a proxy via the Internet, by telephone or by mailing a signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of each proposed director nominee named in this proxy statement and FOR proposal numbers 2 and 3.

To appoint a proxy to vote your shares on your behalf, please select from the following options:

About the 2016 Annual Meeting (Continued)

Voting Options

Via the Internet

•	Go to the website at www.proxypush.com/oke, which is available 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 24, 2016.

•	Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple instructions.

•	If you appoint a proxy via the Internet, you do not have to return your proxy card.

By Telephone

On a touch-tone telephone, call toll-free 1-866-883-3382, 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 24, 2016.

•	Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been recorded properly.

•	Follow the simple recorded instructions.

•	If you appoint a proxy by telephone, you do not have to return your proxy card.

By Mail

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope.

•	If mailed, your completed and signed proxy card must be received prior to the commencement of voting at the annual meeting.

What if my shares are held by my broker, bank, trustee or other similar fiduciary?

If your shares are held in a brokerage account or by a bank, trustee or other similar fiduciary, your shares are considered to be held “in street name.” If you held shares in street name as of the record date of March 28, 2016, this proxy statement and our 2015 annual report to shareholders should have been forwarded to you by your broker, bank, trustee or other similar fiduciary, together with a voting instruction card. You have the right to direct your broker, bank, trustee or other similar fiduciary how to vote your shares by using the voting instruction card or by following any instructions provided by your broker, bank, trustee or other similar fiduciary for voting via the Internet or telephone.

Under the rules of the NYSE, unless you provide your broker, bank, trustee or other similar fiduciary with your instructions on how to vote your shares, your broker, bank, trustee or other similar fiduciary will only be permitted to vote your shares on the ratification of the selection of our independent registered public accounting firm and will not be able to vote your shares on any of the other matters to be presented at the annual meeting. Consequently, unless you respond to their request for your voting instructions in a timely manner, your shares held by your broker, bank, trustee or other similar fiduciary will not be voted on any of these other matters (which is referred to as a “broker non-vote”).

Please provide your voting instructions to your broker, bank, trustee or other similar fiduciary so that your shares may be voted.

What can I do if I change my mind after I vote my shares?

If you were a shareholder of record at the close of business on the record date, you have the right to revoke your proxy at any time before it is voted at the meeting by:

(1)	notifying our corporate secretary in writing;

(2)	authorizing a later proxy via the Internet or by telephone;

(3)	returning a later-dated proxy card; or

(4)	voting at the meeting in person.

If your shares are held in a brokerage account or by a bank or other similar fiduciary, you may revoke any voting instructions you may have previously provided only in accordance with revocation instructions provided by the broker, bank, trustee or other similar fiduciary.

Is my vote confidential?

Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed and returned directly to our stock transfer agent who is responsible for tabulating the vote in a manner that protects your voting privacy. It is our policy to protect the confidentiality of shareholder votes throughout the voting process. The vote of any shareholder will not be disclosed to our directors, officers or employees, except:

(1)	to meet legal requirements;

(2)	to assert or defend claims for or against us; or

(3)	in those limited circumstances where:

(a)	a proxy solicitation is contested (which, to our knowledge, is not the case in connection with the 2016 annual meeting),

(b)	a shareholder writes comments on a proxy card, or

(c)	a shareholder authorizes disclosure.

The vote tabulator and the inspector of election has been, and will remain, independent of us. This policy does not prohibit shareholders from disclosing the nature of their votes to our directors, officers or employees, or prevent us from voluntarily communicating with our shareholders, ascertaining which shareholders have voted or making efforts to encourage shareholders to vote.

Who will count the vote?

Representatives of our stock transfer agent, Wells Fargo Bank, N.A., will tabulate the votes and act as the inspector of the election.

How is common stock held in our 401(k) Plan and our Profit Sharing Plan voted?

If you hold shares of our common stock through our 401(k) Plan or our Profit Sharing Plan, in order for those shares to be voted as you wish, you must instruct the trustee of these plans, Fidelity Management Trust Company, how to vote those shares by providing your instructions via the Internet, by telephone or by mail in the manner outlined above. If you fail to provide your instructions or if you return an instruction card with an unclear voting designation or with no voting designation at all, then the trustee will vote the shares in your account in proportion to the way the other participants in each respective plan vote their shares. These votes receive the same confidentiality as all other shares voted.

To allow sufficient time for voting by the trustee of our 401(k) Plan and our Profit Sharing Plan, your voting instructions must be received by May 22, 2016.

How will shares for which a proxy is appointed be voted on any other business conducted at the annual meeting that is not described in this proxy statement?

Although we do not know of any business to be considered at the 2016 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to John W. Gibson, Chairman of the Board, and Stephen W. Lake, our Senior Vice President, General Counsel and Assistant Secretary, to vote on these matters at their discretion.

What shares are included on the proxy card(s)?

The shares included on your proxy card(s) represent all of the shares that you owned of record as of the close of business on March 28, 2016, including those shares held in our Direct Stock Purchase and Dividend Reinvestment Plan and Employee Stock Purchase Plan, but excluding any shares held for your account by Fidelity Management Trust Company, as trustee for our 401(k) Plan and our Profit Sharing Plan. If you do not authorize a proxy via the Internet, by telephone or by mail, your shares, except for those shares held in our 401(k) Plan and our Profit Sharing Plan, will not be voted. Please refer to the discussion above for an explanation of the voting procedures for your shares held by our 401(k) Plan and our Profit Sharing Plan.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards, or appoint a proxy via the Internet or telephone, to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

About the 2016 Annual Meeting (Continued)

Why did we receive just one copy of the proxy statement and annual report when we have more than one stock account in our household?

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” This procedure permits us to send a single copy of the proxy statement and annual report to a household if the shareholders provide written or implied consent. Shareholders continue to receive a separate proxy card for each stock account. We previously mailed a notice to eligible registered shareholders stating our intent to utilize this rule unless the shareholder provided an objection. If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request them, for each member of your household who was a registered shareholder as of the record date. You may make this request by providing written instructions to Wells Fargo Shareowner Services, Attn: Householding/ONEOK, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. You also may contact Wells Fargo Shareowner Services in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank, trustee or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

Is there a list of shareholders entitled to vote at the annual meeting?

The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting for any purpose relevant to the meeting between the hours of 9:00 a.m. and 4:30 p.m. CDT at our principal executive offices at 100 West Fifth Street, Tulsa, Oklahoma, and may be viewed by contacting our corporate secretary.

May I access the notice of annual meeting, proxy statement, 2015 annual report and accompanying documents on the Internet?

The notice of annual meeting, proxy statement, 2015 annual report and accompanying documents are currently available on our website at www.oneok.com. Additionally, in accordance with rules of the Securities and Exchange Commission, you may access this proxy statement, our 2015 annual report and any other proxy materials we use at okevote.oneok.com.

Instead of receiving future copies of our proxy and annual report materials by mail, shareholders may elect to receive an email that will provide electronic links to these proxy and annual report materials. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site. You may log on to www.proxypush.com/oke and follow the prompts to enroll in the electronic proxy delivery service. If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank, trustee or other holder of record of your shares regarding the availability of this service.

What out-of-pocket costs will we incur in soliciting proxies?

Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, will assist us in the distribution of proxy materials and solicitation of votes for a fee of $11,000, plus out-of-pocket expenses. We also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders. We will pay all costs of soliciting proxies.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Voting results will be published in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the annual meeting.

Outstanding Stock and Voting

VOTING

Only shareholders of record at the close of business on March 28, 2016 are entitled to receive notice of and to vote at the annual meeting. As of that date, 210,097,064 shares of our common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of shareholders at the meeting.

Shareholders of record may vote in person or by proxy at the annual meeting. All properly submitted proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the voting instructions contained on the proxy. Shares for which signed proxies are properly submitted without voting instructions will be voted:

(1) FOR the election of each of the 11 nominees for director named in this proxy statement to serve a one-year term;

(2) FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

(3) FOR the advisory proposal to approve our executive compensation.

While we know of no other matters that are likely to be brought before the meeting, in the event any other business properly comes before the meeting, proxies will be voted in the discretion of the persons named in the proxy. The persons named as proxies were designated by our Board of Directors.

To vote shares held “in street name” through a broker, bank, trustee or other similar fiduciary, a shareholder must provide voting instructions to his or her broker, bank or other similar fiduciary. Brokerage firms, banks, trustees and other similar fiduciaries are required to request voting instructions for shares they hold on behalf of their customers and others. We encourage you to provide instructions to your brokerage firm, bank, trustee or other similar fiduciary on how to vote your shares. If your shares are held “in street name,” to be able to vote those shares in person at the annual meeting, you must obtain a proxy, executed in your favor, from the broker, bank or other similar fiduciary who held those shares as of the close of business on March 28, 2016.

The rules of the NYSE determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker, bank, trustee or other similar fiduciary holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker, bank, trustee or other similar fiduciary may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker, bank, trustee or other similar fiduciary is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. Under the rules of the NYSE, Proposals 1 and 3 are considered to be non-routine, and Proposal 2 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm, bank, trustee or other similar fiduciary holding your shares, your brokerage firm, bank, trustee or other similar fiduciary will not be permitted under the rules of the NYSE to vote your shares on Proposals 1 and 3 and will only be permitted under the rules of the NYSE to vote your shares on Proposal 2 at its discretion.

Please provide your voting instructions to your broker, bank, trustee or other similar fiduciary so that your shares may be voted.

Representatives of our stock transfer agent, Wells Fargo Bank, N.A., will be responsible for tabulating and certifying the votes cast at the meeting.

QUORUM

The holders of a majority of the shares entitled to vote at the annual meeting, present in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. In determining whether we have a quorum, we count abstentions and broker non-votes as present.

If a quorum is not present at the scheduled time of the meeting, the shareholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. However, if the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to receive notice of, and to vote at, the meeting.

Outstanding Stock and Voting (Continued)

MATTERS TO BE VOTED UPON

At the annual meeting, the following matters will be voted upon:

(1)	the election of each of the 11 nominees for director named in this proxy statement to serve a one-year term;

(2)	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016;

(3)	an advisory vote on executive compensation; and

(4)	such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

VOTES REQUIRED

Proposal 1 – Election of Directors.

Our By-laws provide for majority voting for directors in uncontested elections. We expect that the election of directors at our 2016 annual meeting will be uncontested. Under the majority voting standard, the election of directors is decided by the affirmative vote of a majority of the votes cast with respect to that nominee’s election by the shareholders present in person or by proxy at the meeting and entitled to vote for the election of directors. In other words, to be elected a nominee must receive a number of “for” votes that exceeds the number of “against” votes cast with respect to that director’s election. Abstentions and broker non-votes, if any, do not count as “for” or “against” votes cast with respect to the election of directors.

Our corporate governance guidelines require that if in an uncontested election a nominee for director does not receive the requisite majority vote, he or she must promptly, following certification of the shareholder vote, tender his or her resignation to our Board of Directors. The Board (excluding the director who tendered the resignation) will then evaluate the resignation in light of the best interests of our company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of the board and whether accepting the tendered resignation would cause the company to fail to comply with any applicable rule or regulation (including NYSE listing requirements and the federal securities laws). The Board will act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the shareholder vote.

Proposal 2 – Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year Ending December 31, 2016.

Proposal 3 – Advisory Vote on Executive Compensation.

In accordance with our By-laws, approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on each proposal at the meeting. Abstentions will have the same effect as votes against Proposals 2 and 3 and broker non-votes do not count as entitled to vote for purposes of determining the outcome of the vote on Proposal 3.

REVOKING A PROXY

Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by (1) notifying our corporate secretary in writing (the mailing address of our corporate secretary is 100 West Fifth Street, Tulsa, Oklahoma 74103), (2) authorizing a later proxy via the Internet or by telephone, (3) returning a later dated proxy card, or (4) voting at the meeting in person. A shareholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy and any revocation during the meeting will not affect votes previously taken.

If your shares are held in a brokerage account or by a bank, trustee or other similar fiduciary, you may revoke any voting instructions you may have previously provided in accordance with the revocation instructions provided by the broker, bank, trustee or other similar fiduciary.

PROXY SOLICITATION

Solicitation of proxies will be primarily by mail and telephone. We have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies for a fee of $11,000, plus out-of-pocket expenses. In addition, certain of our officers, directors and employees may solicit proxies on our behalf in person or by mail, telephone, fax or email, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders.

Governance of the Company

Our Board of Directors and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among our Board, management and our shareholders in a manner that benefits the long-term interest of our shareholders. Our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements, but also to provide for effective oversight and management of our company.

Our Corporate Governance Committee engages in a regular process of reviewing our corporate governance practices, including comparing our practices with those recommended by various corporate governance authorities, the expectations of our shareholders and the practices of other leading public companies. Our Corporate Governance Committee also reviews regularly our corporate governance practices in light of proposed and adopted laws and regulations, including the rules of the Securities and Exchange Commission and the rules and listing standards of the NYSE.

CORPORATE GOVERNANCE GUIDELINES

Our Board of Directors has adopted corporate governance guidelines that address key areas of our corporate governance, including: the Board’s mission and responsibilities; Board membership and leadership; the structure and function of the Board’s committees; meetings of the Board and its committees, including attendance requirements and executive sessions; Board compensation; Board and officer share ownership requirements; succession planning; evaluation of the performance of our Board; and Board access to management and independent advisors. Our Board periodically reviews our corporate governance guidelines and may revise the guidelines from time to time as conditions warrant. The full text of our corporate governance guidelines is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board of Directors has adopted a code of business conduct and ethics that applies to our directors, officers (including our principal executive and financial officers, principal accounting officer, controllers and other persons performing similar functions) and all other employees. We require all directors, officers and employees to adhere to our code of business conduct and ethics in addressing the legal and ethical issues encountered in conducting their work for our company. Our code of business conduct and ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all applicable laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our company’s best interest. All directors, officers and employees are required to report any conduct that they believe to be an actual or apparent violation of our code of business conduct and ethics.

The full text of our code of business conduct and ethics is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request. We intend to disclose on our website any future amendments to, or waivers from, our code of business conduct and ethics, as required by the rules of the Securities and Exchange Commission and the NYSE.

DIRECTOR INDEPENDENCE

Our corporate governance guidelines provide that a majority of our Board of Directors will be “independent” under the applicable independence requirements of the NYSE. These guidelines and the rules of the NYSE provide that, in qualifying a director as “independent,” the Board must make an affirmative determination that the director has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. In making this determination with respect to each director serving on the Executive Compensation Committee, under the rules of the NYSE, the Board is required to consider all factors specifically relevant to determining whether the director has a relationship to our company which is material to that director’s ability to be independent from management in connection with the duties of a member of that committee.

Governance of the Company (Continued)

Our Board of Directors has also adopted director independence guidelines that specify the types of relationships the Board has determined to be categorically immaterial. Directors who meet these standards are considered to be “independent.” The full text of our director independence guidelines is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

Our Board of Directors has determined affirmatively that members James C. Day (who will retire from our board immediately prior to our annual meeting of shareholders on May 25, 2016), Brian L. Derksen, Julie H. Edwards, Randall J. Larson, Steven J. Malcolm, Kevin S. McCarthy, Jim W. Mogg, Pattye L. Moore, Gary D. Parker and Eduardo A. Rodriguez have no material relationship with our company, and each qualifies as “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE. Accordingly, 10 out of our current 12 directors qualify as independent.

BOARD LEADERSHIP STRUCTURE

During 2015, our Board was led by John W. Gibson, who is our non-executive Chairman of the Board, in consultation and coordination with Jim W. Mogg, who is our lead independent director and the Chairman of the Corporate Governance Committee. In addition, our Audit Committee and Executive Compensation Committee are each led by a chair and vice chair, each of whom is an independent director.

Our corporate governance guidelines provide that our Board of Directors retains the right to exercise its discretion in combining or separating the offices of the Chairman of the Board and Chief Executive Officer. Our Board reviews the issue as a part of its succession planning process. The Board believes that it is advantageous for the Board to maintain flexibility to determine on a case-by-case basis and, if necessary, change the Board leadership structure in order to meet our needs at any time, based on the individuals then available and the circumstances then presented.

The Board believes that maintaining Mr. Gibson’s continuing service as non-executive Chairman of the Board provides the most effective leadership model for our Board and our company. In making this determination, the Board considered the advantages to our company of maintaining the continuity of

Mr. Gibson’s effective leadership as Chairman of the Board based on, among other factors, his lengthy service as an executive officer of our company, including as chief executive officer from 2007 until his retirement on January 31, 2014, his strong leadership skills, his extensive knowledge and experience regarding our operations and the industries and markets in which we compete, as well as his ability to promote communication and to synchronize strategic objectives and activities between our Board and our senior management. The Board also believes this leadership structure continues to ensure significant independent oversight of management, as Mr. Spencer is the only member of the Board who is also an employee of our company, and Messrs. Gibson and Spencer are the only members of the Board who do not meet the independence criteria set forth in our corporate governance guidelines, our director independence guidelines and the independence criteria established by the NYSE. In addition, our Board has an ongoing practice of holding executive sessions, without management present, and executive sessions of the independent members of the board as part of each regularly scheduled in-person Board meeting.

In accordance with our corporate governance guidelines, the Board continues to retain the authority to combine the positions of Chairman and Chief Executive Officer in the future if it determines that doing so is in the best interests of our company and our shareholders.

LEAD INDEPENDENT DIRECTOR

Our corporate governance guidelines vest the lead independent director who, under these guidelines, is also chair of our Corporate Governance Committee, with various key responsibilities, including leading the Board’s process for selecting both the Chairman of the Board and the Chief Executive Officer. The guidelines provide that the lead independent director shall have served as a director for a minimum of three years, shall serve for a term of three to five years as determined by the Board of Directors, and that the duties of the lead independent director include but are not limited to:

•	presiding as the chair at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman of the Board and the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas for the Board; and

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

In addition, the lead independent director has the authority to call meetings of the independent directors and, if requested by major shareholders, will ensure that he or she is available for consultation and direct communication.

SUCCESSION PLANNING

A key responsibility of the Chief Executive Officer and the Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in our company. Each year, succession-planning reviews are held at every significant organizational level of the company, culminating in a full review of senior leadership talent by our independent directors. During this review, the Chief Executive Officer, the Chairman of the Board and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which our company makes ongoing leadership assignments.

OUR BOARD AND CORPORATE STRATEGY

Our Board of Directors is actively involved in overseeing, reviewing and guiding our corporate strategy. Our Board formally reviews our company’s business strategy, including the risks and opportunities facing our company and its businesses, at an annual strategic planning session. In addition, long-range strategic issues, including the performance and strategic fit of our businesses, are discussed as a matter of course at regular board meetings. Our Board regularly discusses corporate strategy throughout the year with management formally as well as informally and during executive sessions of the Board as appropriate. As discussed in “Risk Oversight” below, our Board views risk management and oversight as an integral part of our strategic planning process, including mapping key risks to our corporate strategy and seeking to manage and mitigate risk. Our Board also views its own composition as a critical component to effective strategic oversight. Accordingly, our Board and relevant Board committees consider our business strategy and the company’s regulatory, geographic and market environments when assessing board composition, director succession, executive compensation and other matters of importance.

RISK OVERSIGHT

We engage in an annual comprehensive enterprise risk-management (“ERM”) process to identify and manage risk. Our annual ERM assessment is designed to enable our Board of Directors to establish a mutual understanding with management of the effectiveness of our risk-management practices and capabilities, to review our risk exposure and to elevate certain key risks for discussion at the Board level. Risk management is an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities facing our company.

Our ERM program is overseen by our Chief Financial Officer. The program is a companywide process designed to identify, assess, monitor and manage risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. Our ERM process involves the identification and assessment of a broad range of risks and the development of plans to mitigate these risks. These risks generally relate to the strategic, operational, financial, regulatory compliance and human resources aspects of our business.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable. Other risks are unknown. Some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. Management is responsible for identifying risk and risk controls related to our significant business activities;

Governance of the Company (Continued)

mapping the risks to our corporate strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control and mitigate risk.

The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that our company faces and how our company is seeking to control and mitigate those risks. In some cases, as with risks relating to significant acquisitions, risk oversight is addressed as part of the full Board’s ongoing engagement with the Chief Executive Officer and management.

The Board annually reviews a management assessment of the various operational and regulatory risks facing our company, their relative magnitude and management’s plan for mitigating these risks. This review is conducted in conjunction with the Board’s review of our company’s business strategy at its annual strategic planning meeting and at other meetings as appropriate.

We also maintain a Risk Oversight and Strategy Committee, which consists of our senior management. This committee is responsible for ensuring that exposure to commodity, currency and interest rate risk, as well as marketing, trading and hedging practices, are monitored within the framework established by our company policies. The committee also is responsible for ensuring that marketing and hedging strategies are developed and implemented to mitigate or manage those risks within acceptable risk thresholds.

In certain cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees risk issues associated with our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies and procedures on risk-control assessment and accounting-risk exposure, including our companywide risk control activities and our business continuity and disaster-recovery plans. The Audit Committee meets with our Chief Financial Officer and General Counsel, and meets with our Vice President – Audit Services, as well as with our independent registered public accounting firm, in separate executive sessions at each of its in-person meetings during the year at which time risk issues are discussed regularly.

In addition, our Executive Compensation Committee oversees risks related to our compensation program, as discussed in greater detail elsewhere in this proxy statement, and our Corporate Governance Committee oversees risks related to our governance practices and policies.

BOARD AND COMMITTEE MEMBERSHIP

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them periodically and in connection with Board and committee meetings, by visiting our offices and our operating facilities and by participating in meetings of the Board and its committees.

During 2015, the Board held eight regular meetings and nine special meetings. All of our incumbent directors who served on the Board during 2015 attended at least 75 percent of the aggregate of all meetings of the Board and Board committees on which they served in 2015.

Our corporate governance guidelines provide that members of our Board are expected to attend our annual meeting of shareholders. All members of our Board attended our 2015 annual meeting of shareholders.

The Board has four standing committees consisting of the Audit Committee, the Executive Compensation Committee, the Corporate Governance Committee and the Executive Committee.

The table below provides the current membership of our Board and each of our Board committees.

Director	Audit	Executive Compensation	Corporate Governance	Executive
James C. Day*	✓		✓
Brian L. Derksen **	✓		✓
Julie H. Edwards	Chair			✓
John W. Gibson				Chair
Randall J. Larson **	✓		✓
Steven J. Malcolm		Chair		✓
Kevin S. McCarthy **		✓	✓
Jim W. Mogg			Chair	✓
Pattye L. Moore		Vice Chair	✓
Gary D. Parker	Vice Chair		✓
Eduardo A. Rodriguez		✓	Vice Chair
Terry K. Spencer				✓
* Mr. Day will retire from our board immediately prior to our annual meeting of shareholders on May 25, 2016.
** Messrs. Derksen, Larson and McCarthy were elected to the Board on December 29, 2015.

Our Board has adopted written charters for each of its Audit, Executive Compensation, Corporate Governance and Executive Committees. Copies of the charters of each of these committees are available on and may be printed from our website at www.oneok.com. Copies are also available from our corporate secretary upon request. The responsibilities of our Board committees are summarized below. From time to time the Board, in its discretion, may form other committees.

The Audit Committee. The Audit Committee represents and assists our Board of Directors with the oversight of the integrity of our financial statements and internal control over financial reporting, our compliance with legal and regulatory requirements, the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal audit function. The responsibilities of the Audit Committee include:

•	appointing, compensating and overseeing our independent auditor, including review of their qualifications, independence and performance;
•	reviewing the scope, plans and results relating to the internal and external audits and our financial statements;

•	monitoring and evaluating our financial condition;

•	monitoring and evaluating the integrity of our financial reporting processes and procedures;

•	assessing our significant financial risks and exposures and evaluating the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, internal controls over financial reporting and disclosure controls and procedures;

•	reviewing policies and procedures on risk-control assessment and accounting risk exposure, including our companywide risk control activities and our business-continuity and disaster-recovery plans; and

•	monitoring our compliance with our policies on ethical business conduct.

Our independent registered public accounting firm reports directly to our Audit Committee.

Governance of the Company (Continued)

All members of our Audit Committee are “independent” under the independence requirements of the NYSE and the Securities and Exchange Commission applicable to audit committee members. The Board has determined that James C. Day, Julie H. Edwards, Gary D. Parker, Brian L. Derksen and Randall J. Larson are each an audit committee financial expert under the applicable rules of the Securities and Exchange Commission.

The Audit Committee held six regular meetings in 2015.

The Executive Compensation Committee. Our Executive Compensation Committee is responsible for establishing and periodically reviewing our executive compensation policies and practices. This responsibility includes:

•	evaluating, in consultation with our Corporate Governance Committee, the performance of our Chief Executive Officer, and recommending to our Board of Directors the compensation of our Chief Executive Officer and our other executive officers;

•	reviewing and approving, in consultation with our Corporate Governance Committee, the annual objectives of our Chief Executive Officer;

•	reviewing our executive compensation program to ensure the attraction, retention and appropriate compensation of executive officers in order to motivate their performance in the achievement of our business objectives and to align their interests with the long-term interests of our shareholders;

•	assessing the risks associated with our compensation program; and

•	reviewing and making recommendations to the full Board on executive officer and director compensation and personnel policies, programs and plans.

Our Executive Compensation Committee meets periodically during the year to review our executive and director compensation policies and practices. Executive officer salaries and short- and long-term incentive compensation are determined annually by this committee. The scope of the authority of this committee is not limited except as set forth in its charter and by applicable law. This committee has the authority to delegate duties to subcommittees of this committee, or to other standing committees of the Board of Directors, as it deems necessary or appropriate. This committee may not delegate to a subcommittee any authority required by any law, regulation or listing standard to be exercised by this committee as a whole.

All members of our Executive Compensation Committee are “independent” under the independence requirements of the NYSE applicable to compensation committee members.

The executive compensation group in our corporate human resources department supports, in consultation with our Chief Executive Officer, the Executive Compensation Committee in its work.

During 2015, the Executive Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian Compensation Partners”), as an independent executive compensation consultant to assist the committee in its evaluation of the amount and form of compensation paid in 2015 to our Chief Executive Officer, our other executive officers and our directors. Meridian Compensation Partners reported directly to the Executive Compensation Committee. For more information on executive compensation and the role of this consultant, see “Executive Compensation Discussion and Analysis – Compensation Methodology – The Role of the Independent Executive Compensation Consultant” at page 60.

The Executive Compensation Committee held four regular meetings in 2015.

The Corporate Governance Committee. Our Corporate Governance Committee is responsible for overseeing our company’s governance, including the selection of directors and the Board’s practices and effectiveness. These responsibilities include:

•	identifying and recommending qualified director candidates, including qualified director candidates suggested by our shareholders in written submissions to our corporate secretary in accordance with our corporate governance guidelines and our By-laws or in accordance with the rules of the Securities Exchange Commission;

•	making recommendations to the Board with respect to electing directors and filling vacancies on the Board;

•	adopting an effective process for director selection and tenure by making recommendations on the Board’s organization and practices and by aiding in identifying and recruiting director candidates;

•	reviewing and making recommendations to the Board with respect to the organization, structure, size, composition and operation of the Board and its committees;

•	in consultation with our Chairman of the Board, our Chief Executive Officer and the Executive Compensation Committee, overseeing management succession and development; and

•	reviewing, assessing risk and making recommendations with respect to other corporate governance matters.

All members of our Corporate Governance Committee are “independent” under the independence requirements of the NYSE.

The Corporate Governance Committee held three regular meetings and one special meeting in 2015.

The Executive Committee. In the intervals between meetings of our Board of Directors, the Executive Committee may, except as otherwise provided in our By-laws and applicable law, exercise the powers and authority of the full Board in the oversight of our property, affairs and business. The function of this committee is to act on major matters where it deems action appropriate, which provides a degree of flexibility and ability to respond to time-sensitive business and legal matters without calling a special meeting of our full Board. The Executive Committee reports to the Board at its next meeting on any actions taken by the committee.

The Executive Committee held no meetings in 2015.

DIRECTOR NOMINATIONS

Our corporate governance guidelines provide that the Board of Directors is responsible for selecting candidates for Board membership and delegates the screening process to the Corporate Governance Committee of the Board. This committee, with recommendations and input from our Chairman of the Board, our Chief Executive Officer and members of our Board, evaluates the qualifications of each director candidate and assesses the appropriate mix of skills, qualifications and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. The committee is responsible for recommending to the full Board candidates for nomination by the Board for election as members of our Board.

Our corporate governance guidelines provide that candidates for nomination by the Board must be committed to devoting the time and effort necessary to be productive members of the Board and that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality. The guidelines also provide that the Board will seek to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; energy industry knowledge; operations; leadership; strategic vision; law; and corporate relations.

The Corporate Governance Committee’s charter provides that it has the responsibility, in consultation with the Chairman of the Board and the Chief Executive Officer, to search for, recruit, screen, interview and select candidates for the position of director as necessary to fill vacancies on the Board or the additional needs of the Board and to consider management and shareholder recommendations for candidates for nomination by the Board. In carrying out this responsibility, the Corporate Governance Committee evaluates the qualifications and performance of incumbent directors and determines whether to recommend them for re-election to the Board. In addition, this committee determines, as necessary, the portfolio of skills, experience, diversity, perspective and background required for the effective functioning of the Board considering our business strategy and our regulatory, geographic and market environments.

Our corporate governance guidelines contain a policy regarding the Corporate Governance Committee’s consideration of prospective director candidates recommended by shareholders for nomination by our Board. Under this policy, any shareholder who wishes to recommend a prospective candidate for nomination by our Board for election at our 2017 annual meeting should send a letter of recommendation to our corporate secretary at our principal executive offices by no later than September 30, 2016. The letter should include the name, address and number of shares owned by the recommending shareholder (including, if the recommending shareholder is not a

Governance of the Company (Continued)

shareholder of record, proof of ownership of the type referred to in Rule 14a-8(b)(2) of the proxy rules of the Securities and Exchange Commission), the prospective candidate’s name and address, a description of the prospective candidate’s background, qualifications and relationships, if any, with our company and all other information necessary for our Board to determine whether the prospective candidate meets the independence standards under the rules of the NYSE and our director independence guidelines. A signed statement from the prospective candidate should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee of the Board and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director. The committee will evaluate prospective candidates recommended by shareholders for nomination by our Board in light of the various factors set forth above.

Neither the Corporate Governance Committee, nor the Board, nor our company itself discriminates in any way against prospective candidates for nomination by the Board on the basis of age, sex, race, religion, or other personal characteristics. There are no differences in the manner in which the Corporate Governance Committee or the Board evaluates prospective candidates based on whether the prospective candidate is recommended by a shareholder or by the Corporate Governance Committee, provided that the recommending shareholder furnishes to our company a letter of recommendation containing the information described above along with the signed statement of the prospective candidate referred to above.

In addition to having the ability to recommend prospective candidates for nomination by our Board, under our By-laws, shareholders may themselves nominate candidates for election at an annual meeting of shareholders so long as they are shareholders of record when they give the notice described below and on the record date for the relevant annual meeting. Any shareholder who desires to nominate candidates for election as directors at our 2017 annual meeting must follow the procedures set forth in our By-laws. Under these procedures, notice of a shareholder nomination for the election of a director must be received by our corporate secretary at our principal executive offices not less than 120 calendar days before the first anniversary of the date that our proxy statement was released to shareholders in connection with our 2016 annual meeting of shareholders (i.e., notice must be received no later than December 6, 2016). If the date of the 2017 annual meeting is more than 30 days after May 25, 2017, the first anniversary of our 2016 annual meeting, our corporate secretary must receive notice of a shareholder nomination by the close of business on the tenth day following the earlier of the day on which notice of the date of the 2017 annual meeting is mailed to shareholders or the day on which public announcement of the 2017 annual meeting date is made. In addition, in accordance with our By-laws, the shareholder notice must contain certain information about the candidate the shareholder desires to nominate for election as a director, the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made.

DIRECTOR COMPENSATION

The Executive Compensation Committee reviews director compensation on an annual basis in consultation with the Committee’s independent compensation consultant, Meridian Compensation Partners. This review includes consideration of director compensation data compiled by Meridian for the same 17-company peer group used to assess competitive compensation for our executive officers in order to assess the competitive levels of compensation for our directors.

Compensation for each of our non-management directors for their service on our Board of Directors for the period of May 2014 through April 2015 and for the period May 2015 through April 2016 consisted of an annual cash retainer of $65,000 and a common stock annual retainer with a value of $135,000 determined using the average of the high and low trading prices of our company’s common stock on the NYSE on the date of the meeting of the Board of Directors immediately following the company’s annual shareholders meetings. The chairs of our Audit and Executive Compensation Committees received an additional annual cash retainer of $15,000, and our lead director, who is also chair of our Corporate Governance Committee, received an additional annual cash retainer of $20,000. Our non-executive Chairman of the Board received an additional annual cash retainer of $125,000 for his service.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

Our one management director, Terry K. Spencer, receives no compensation for his service as a director.

Our Board of Directors has established minimum share ownership guidelines for members of our Board that are discussed under “Executive Compensation Discussion and Analysis – Share Ownership Guidelines” at page 71.

The following table sets forth the compensation paid to our non-management directors in 2015.

2015 Non-Management Director Compensation
Director	Fees Earned or Paid in Cash [1]	Stock Awards 1 2 3	Change in Pension Value and Nonqualified Deferred Compensation Earnings [4]	All Other Compensation [5]	Total
James C. Day [6]	$65,000	$135,000	$–	$5,300	$205,300
Brian L. Derksen [7]	$27,083	$56,250	$–	$–	$83,333
Julie H. Edwards	$80,000	$135,000	$–	$300	$215,300
William L. Ford [8]	$65,000	$135,000	$–	$10,300	$210,300
John W. Gibson	$190,000	$135,000	$2,234	$20,300	$347,534
Randall J. Larson [7]	$27,083	$56,250	$–	$–	$83,333
Bert H. Mackie [9]	$–	$–	$–	$17,750	$17,750
Steven J. Malcolm	$80,000	$135,000	$–	$25,300	$240,300
Kevin S. McCarthy [7]	$27,083	$56,250	$–	$–	$83,333
Jim W. Mogg	$85,000	$135,000	$–	$5,300	$225,300
Pattye L. Moore	$65,000	$135,000	$118	$5,300	$205,418
Gary D. Parker	$65,000	$135,000	$–	$4,800	$204,800
Eduardo A. Rodriguez	$65,000	$135,000	$–	$300	$200,300

[1]  Non-management directors may defer all or a part of their annual cash and stock retainers under our Deferred Compensation Plan for Non-Employee Directors. During the year ended December 31, 2015, $1,267,250 of the total amount payable for directors’ fees were deferred under this plan at the election of 10 of our directors. Deferred amounts are treated, at the election of the participating director, either as phantom stock or as a cash deferral. Phantom stock deferrals are treated as though the deferred amount is invested in our common stock at the fair market value on the date the deferred amount was earned. Phantom stock earns the equivalent of dividends declared on our common stock, reinvested in phantom shares of our common stock based on the fair market value of our common stock on the payment date of each common stock dividend. The shares of our common stock reflected in a non-management director’s phantom stock account are issued to the director under our Long-Term Incentive Plan on the last day of the director’s service as a director or a later date selected by the director. Cash deferrals earn interest at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, which, at January 2, 2015, was 3.67 percent, plus 100 basis points, and are paid to the director on the last day of the director’s service as a director or at a later date selected by the director.

The following table sets forth, for each non-management director, the amount of director compensation deferred during 2015 and cumulative deferred compensation as of December 31, 2015.

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Governance of the Company (Continued)

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Director	Board Fees Deferred to Phantom Stock in 2015 [a]	Dividends Earned on Phantom Stock and Reinvested in 2015 [b]	Total Board Fees Deferred to Phantom Stock at December 31, 2015 [a]	Total Phantom Stock Held at December 31, 2015	Board Fees Deferred to Cash in 2015	Total Board Fees Deferred to Cash at December 31, 2015 [c]
James C. Day	$135,000	$99,305	$1,426,689	44,223	$–	$–
Brian L. Derksen	$56,250	$–	$56,250	2,318	$–	$–
Julie H. Edwards	$40,500	$4,697	$116,757	2,479	$–	$–
William L. Ford [d]	$200,000	$400,985	$–	–	$–	$–
John W. Gibson [e]	$135,000	$10,471	$317,668	6,032	$190,000	$455,413
Randall J. Larson	$–	$–	$–	–	$–	$–
Bert H. Mackie	$–	$175,716	$–	66,225	$–	$–
Steven J. Malcolm	$–	$–	$–	–	$–	$–
Kevin S. McCarthy	$56,250	$–	$56,250	2,318	$–	$–
Jim W. Mogg	$177,500	$113,561	$1,711,661	50,834	$–	$–
Pattye L. Moore [f]	$135,000	$214,682	$2,417,042	93,825	$–	$8,499
Gary D. Parker	$135,000	$170,304	$2,003,850	74,747	$–	$–
Eduardo A. Rodriguez	$6,750	$6,416	$79,004	2,835	$–	$–

[a]  Reflects the value of the annual cash and stock retainers (based on the average of our high and low stock price on the NYSE on the grant date) deferred by a director under our Deferred Compensation Plan for Non-Employee Directors.

[b]  Dividend equivalents paid on phantom stock are reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the NYSE on the date the dividend equivalent was paid.

[c]  The amounts shown for Mr. Gibson and Ms. Moore reflect the balances in their cash deferral accounts.

[d]   Upon Mr. Ford’s retirement on December 16, 2015, his shares of phantom stock were converted to shares of our common stock on a one-for-one basis and he received 174,656 shares of our common stock.

[e]  The amounts for Mr. Gibson reflect board fees that were deferred to cash in 2015 by Mr. Gibson and interest accrued on these deferred fees. Cash deferrals earn interest at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points, which, at January 2, 2015, was 3.67 percent.

[f]   The amounts for Ms. Moore reflects interest accrued on prior cash deferrals for Ms. Moore. No board fees were deferred to cash in 2015 by Ms. Moore. Interest earned is at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points which, at January 2, 2015, was 3.67 percent.

[2]  The amounts in this column reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), with respect to stock awards received by directors for service on our Board of Directors. Since the shares are issued free of any restrictions on the grant date, the grant date fair value of these awards is based on the average of our high and low stock price on the NYSE on the date of grant. The following table sets forth the number of shares and grant date fair value of such shares of our common stock issued to our non-management directors during 2015 for service on our Board.

(footnotes continued on following page)

(footnotes continued from prior page)

Director	Shares Awarded in 2015	Aggregate Grant Date Fair Value
James C. Day	3,000	$135,000
Brian L. Derksen	2,318	$56,250
Julie H. Edwards	3,000	$135,000
William L. Ford	3,000	$135,000
John W. Gibson	3,000	$135,000
Randall J. Larson	2,318	$56,250
Bert H. Mackie	–	$–
Steven J. Malcolm	3,000	$135,000
Kevin S. McCarthy	2,318	$56,250
Jim W. Mogg	3,000	$135,000
Pattye L. Moore	3,000	$135,000
Gary D. Parker	3,000	$135,000
Eduardo A. Rodriguez	3,000	$135,000

[3]  For the aggregate number of shares of our common stock and phantom stock held by each member of our Board of Directors at February 1, 2016, see “Stock Ownership – Holdings of Officers and Directors” at page 51.

[4]  Reflects above-market earnings on Board of Directors fees deferred to cash under our Deferred Compensation Plan for Non-Employee Directors which provides for payment of interest on cash deferrals at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points, which, at January 2, 2015, was 3.67 percent.

[5]  Reflects charitable contributions made by our company or the ONEOK Foundation, Inc., on behalf of members of our Board as follows: (a) a $300 annual contribution to the non-profit organization of his or her choice; (b) matching contributions up to $5,000 per year to non-profit organizations of his or her choice pursuant to our Board matching grant program; (c) for a retiring member of the Board, a one-time contribution of $10,000 to the non-profit orgainization of his or her choice; and (d) matching contributions to the United Way pursuant to our annual United Way contribution program.

[6]  Mr. Day will retire from our Board of Directors immediately prior to our 2016 annual meeting of shareholders on May 25, 2016.

[7]  Messrs. Derksen, Larson and McCarthy were elected to the Board on December 29, 2015. The compensation for Messrs. Derksen, Larson and McCarthy reflects the annual compensation for all directors discussed above prorated for their service from December 2015 through April 2016.

[8]  Mr. Ford retired from our Board of Directors upon reaching his 73rd birthday on December 16, 2015.

[9]  Mr. Mackie retired from our Board of Directors upon reaching his 73rd birthday on May 13, 2015.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, Messrs. Mackie, Malcolm, Mogg, Rodriguez and Ms. Moore served on our Executive Compensation Committee. Mr. McCarthy has served on this committee since his election to our board on December 29, 2015. No member of the Executive Compensation Committee was an officer or employee of the company or any of its subsidiaries during 2015, and no member of this committee was formerly an officer of the company or any of its subsidiaries. In addition, during 2015, none of our executive officers served as a member of a compensation committee or board of directors of any other entity of which any member of our Board was an executive officer.

EXECUTIVE SESSIONS OF THE BOARD

The non-management members and independent members of our Board of Directors meet in separate, regularly scheduled executive sessions during each regular in-person meeting of the Board held during the year. We intend to continue this practice of regularly scheduled separate meetings of the non-management members and independent members of our Board. Our corporate governance guidelines provide that our lead independent director, who is the chair of our Corporate Governance Committee, presides as the chair at executive session meetings of the independent members of our Board.

Governance of the Company (Continued)

COMMUNICATIONS WITH DIRECTORS

Our Board believes that it is management’s role to speak for our company. Directors refer all inquiries regarding our company from institutional investors, analysts, the news media, customers or suppliers to our Chief Executive Officer or his designee. Our Board also believes that any communications between members of the Board and interested parties, including shareholders, should be conducted with the knowledge of our Chief Executive Officer. Interested parties, including shareholders, may contact one or more members of our Board, including non-management directors and non-management directors as a group, by writing to the director or directors in care of our corporate secretary at our principal executive offices. A communication received from an interested party or shareholder will be forwarded promptly to the director or directors to whom the communication is addressed. A copy of the communication also will be provided to our Chief

Executive Officer. We will not, however, forward sales or marketing materials, materials that are abusive, threatening or otherwise inappropriate, or correspondence not clearly identified as interested party or shareholder correspondence.

COMPLAINT PROCEDURES

Our Board of Directors has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and complaints or concerns under our Code of Business Conduct and Ethics. These procedures allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters and matters arising under our Code of Business Conduct and Ethics. The full text of these procedures, known as our whistleblower policy, is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

Corporate Responsibility

ONEOK is the sole general partner of ONEOK Partners, L.P., one of the largest publicly traded master limited partnerships engaged in the natural gas gathering and processing, natural gas liquids and natural gas pipelines businesses. As we have evolved from a traditional natural gas distributor into a pure-play general partner of ONEOK Partners, we have maintained our focus on our stakeholders and our mission to provide management and resources to ONEOK Partners enabling it to operate in a safe, reliable and environmentally responsible manner. As we have grown our business and expanded our operational footprint over the last several years, we also have strengthened our commitment to improve our companywide environmental, safety and health (ESH) performance.

SAFETY AND HEALTH

The safety of our employees, customers and communities where we operate is at the forefront of each business decision we make. By monitoring the integrity of our assets and promoting the safety and health of our employees, customers and communities, we are investing in the long-term sustainability of our businesses.

We continuously assess the risks our employees face in their jobs, and we work to mitigate those risks through training, appropriate engineering controls, work procedures and other preventive safety and health programs. Reducing incidents and improving our safety incident rates is important, but we are not focused only on statistics. Low incident rates alone cannot prevent a large-scale incident, which is why we continue to focus on enhancing our process safety programs, such as near-miss reporting, risk assessment and others.

We are committed to pursuing a zero-incident safety culture by continuously working toward mitigating risk and eliminating incidents that may bring harm to our employees, contractors, the public and the environment. In order to achieve our corporate and operating ESH goals, it is our expectation that:

•	all employees have the ability and responsibility to control operating exposures that can cause an incident and prevent incidents, even if it means stopping work;

•	all levels of management and all employees must have personal involvement and commitment to ESH management and compliance;
•	all employees have the responsibility to report, or elevate to the proper level in the organization, potential ESH compliance risks, incidents and near misses;

•	all employees and contractors consider the protection of human health and safety and the environment a priority, no matter how urgent the job, project or commercial interest; and

•	all employees and contractors are responsible and accountable for understanding and complying with all laws, regulations, permits, requirements and procedures related to their roles and responsibilities, including those associated with ESH.

Contractor Safety

We expect and require our contractors to maintain the same high ESH performance standards we ask of our employees.

Because we use third-party contractors to assist in the construction, operation and maintenance of our facilities and assets, contractor management is an important element of our ESH management systems. As part of the management system, we have established contractor qualification, selection and retention criteria designed to attract the most qualified companies. Each company we contract with is responsible for providing personnel who are appropriately screened, trained, qualified and are able to perform specified duties related to all ESH policies and procedures. Once selected, contractors are monitored periodically to ensure they are in compliance with our ESH expectations.

In 2014, our construction projects team implemented a new tool, Safety Tracking for ONEOK Major Projects (STOMP), designed to

Corporate Responsibility (Continued)

capture and monitor large project contractors’ ESH performance. The statistical data from this tool will enhance current and future contractor selection and also allow us to track, year over year, the safety performances of our contractors.

We believe an effective contractor safety program enhances our projects by assisting contractors with systematically identifying and evaluating anticipated hazards and establishing controls in advance of actual work.

Asset Management

It is always our goal to ensure we operate our assets safely, reliably and environmentally responsibly.

Asset integrity is the ability of an asset to perform its required function effectively and efficiently while also protecting those that live and work near our facilities and the environment. We maintain mature programs that guide trained staff in the completion of these activities, and we continue to enhance and improve these programs and our internal capabilities.

While many of our assets are regulated by local, state and federal agencies, our activities are not limited to compliance. Asset integrity is critical in many ways, and our programs and people are dedicated to satisfying the expectations of each of our key stakeholders, including governmental regulatory agencies, the communities in which we operate, landowners, our customers, our employees and investors.

Facility Integrity. Our risk-based inspection program is a data-intensive engineering analysis using information from design, construction, operation and inspection processes to ensure our above ground fixed equipment is appropriately maintained, its current condition is known, and it is operated within safe limits.

Pipeline Integrity. Our pipeline integrity management program has been developed to meet or exceed state and federal regulatory requirements for pipeline safety and is further strengthened by participation in industry-level program improvement initiatives.

This program provides guidance for identification of high consequence areas and threats specific to individual pipeline segments. Appropriate inspection methods and threat prevention or mitigation activities are selected and scheduled based on a process of integrity-related integration and evaluation, with a new evaluation cycle starting with the completion of the current cycle.

Underground Storage Integrity. Our underground storage safety management program guides our engineering and operations staff in the inspection, maintenance and remediation of storage assets.

Reservoirs, mined salt caverns and mined rock caverns are used to store natural gas, natural gas liquids and certain refined products within a regulatory and industry appropriate framework. This type of storage is used to protect the community, preserve the product inventory and maintain and develop storage assets. This specialized, technical field depends heavily on industry best practices, experienced practitioners and rigorous documentation and recordkeeping.

Safety and Health Highlights and Awards

•	In 2015, ONEOK Partners received a Commendation of Safety Award from the North Dakota Petroleum Council.

•	In 2015, ONEOK Partners received the Governor’s Safety Award from the Minnesota Safety Council for work place safety in 2014 and 2015.

•	In 2016, ONEOK Partners received the Chairman’s Award for Safety Improvement from the Gas Processors Association.

ENVIRONMENTAL PERFORMANCE

We continue to focus on being environmentally responsible while operating our assets safely and reliably. Because of the nature of our business, maintaining accurate emissions records and complying with regulatory reporting guidelines continues to be of primary importance to us. A number of emission-reduction efforts have been implemented across our operations in recent years, and we continue to look for new ways to improve our environmental stewardship.

Our long-standing commitment to being good stewards of the environment is defined by our corporate environmental practices. We recognize climate change is an important environmental issue and that reduced greenhouse gas (GHG) emissions play a role in minimizing potential effects on our environment.

Maintaining accurate GHG emissions records and complying with all regulatory reporting guidelines are central to our continued environmental initiatives. Our environmental compliance efforts strive to create responsible processes for managing environmental risks.

Environmental compliance requires adherence to laws and regulations. Our goal is environmental excellence – operating our businesses to meet the various expectations of each of our key stakeholders, including the regulatory agencies as well as the communities in which we operate, landowners, our customers, our employees and investors.

Greenhouse Gas Emissions

In 2010, we began reporting our annual GHG emissions for our facilities which have the potential to emit at or above 25,000 metric tons of carbon dioxide equivalents per year, in accordance with standards set by the Environmental Protection Agency (EPA) under the Federal Clean Air Act, as amended. Carbon dioxide equivalent (CO2e) is a metric used to compare the emissions from various GHGs based on their global-warming potential. It is determined by multiplying the tons of a specific GHG by its associated global warming potential factor.

Through this program, we report specific information to the EPA, including:

•	Emissions resulting from methane leaks, releases and operational processes at our natural gas processing and fractionation plants, natural gas and natural gas liquids storage facilities, and natural gas compressor stations along our natural gas transmission pipelines; and

•	The results of annual leak surveys at these facilities using thermal-imaging cameras, flame-ionization devices and other leak-detection equipment.

Based on threshold levels in 2015, we reported emissions from 27 facilities totaling approximately 47.8 million metric tons of CO2e. Of these emissions, approximately 1.9 million metric tons of CO2e—or 4%—were directly attributable to our operations. The remaining emissions reported represent estimated emissions from the products we deliver to our customers.

We endeavor to reduce all emissions at our facilities that can result from natural gas combustion for certain components of our operations, equipment leaks and other processes common to natural gas systems.

In 2015, specific efforts by ONEOK Partners related to methane emissions included:

•	Accelerating the construction of pipeline connections between its natural gas gathering systems and third-party producing oil and natural gas wells, particularly in the Williston Basin in North Dakota, where the natural gas might, in the interim, otherwise be flared or vented into the atmosphere by producers. The significant drilling activity in recent years in the Williston Basin has caused natural gas production to exceed the capacity of existing natural gas gathering and processing infrastructure, which results in the flaring of natural gas (the controlled burning of natural gas at the wellhead) by producers. We expect ONEOK Partners to capture a substantial amount of natural gas currently being flared by producers due to an additional processing plant and compression projects that were placed in service in late 2015 and additional projects that are expected to be completed in 2016;

•	Participating with other energy companies in the North Dakota Flaring Task Force to reduce natural gas flaring in North Dakota to 15 percent of production by the third quarter of 2016 and to nine percent by the fourth quarter of 2020;

•	Using vapor-recovery units to capture natural gas that otherwise would be vented;

•	Installing compression-optimization tools on certain transmission pipelines, which has decreased emissions;

•	Using “hot taps” instead of complete venting/flaring of pipeline segments when making connections;

•	Reducing pressures on compressors and pipelines prior to venting to conserve natural gas and reduce emissions when taking assets offline for maintenance or other reasons; and

•	Implementing rigorous and regular leak-inspection programs for all of our natural gas pipelines and processing plants.

Carbon Disclosure Project

In 2015, we participated in the Carbon Disclosure Project (CDP) for the third consecutive year. The CDP is an international organization that works with shareholders and corporations to disclose the carbon emissions of participating companies. In

Corporate Responsibility (Continued)

2015, the CDP received carbon data from more than 5,000 companies worldwide. For the second consecutive year our CDP score improved significantly from the prior year. We expect to continue our participation in the CDP.

Short-Term Incentive Environmental Metric

In 2014, we created a new incentive compensation metric for inclusion in our short-term incentive plan that measures our environmental performance by tracking releases and other emission events that must be reported to regulatory agencies. While we have measured the number of agency-reportable spills and releases since 2008, the AREER metric is a subset of that measure. After giving effect to updates made by the Committee in 2015, AREER is defined as the total number of releases and excess emission events that trigger a federal, state or local environmental-reporting requirement (with some exceptions to account for events outside of our control, planned maintenance and disparities in reporting requirements across our operations), divided by the applicable number of “capacity units” (miles of pipelines, natural gas liquids storage capacity, natural gas storage capacity, natural gas liquids fractionation capacity, and natural gas processing capacity). In 2015, a sixth component was added to the definition of “capacity units” to account for growth in pipeline pump/compressor stations. Also in 2015, the relative weighting of the six components was adjusted to more accurately reflect the risk of environmental events in the various asset types as identified in those events we experienced in 2014.

Although the AREER metric is only two years old, it has been effective in driving improved environmental performance. Our 2015 AREER was a 48% reduction from a normalized 2014 value.

COMMUNITY INVESTMENTS

We are committed to being active members of the communities where we operate. Investing in the areas where we have operations and where our employees live and work is not only the right thing to do – it is smart business. By contributing financially and through volunteer work, we can help build stronger communities and create a better environment for our employees, customers and the general public.

We accomplish this in a number of ways, including grants from the ONEOK Foundation, Inc., corporate contributions to nonprofit organizations and by community volunteer efforts. Primary focus areas for our community investments are education, health and human services, environmental, arts and culture, and community improvement. We give priority consideration to educational programs and to health and human services organizations, particularly those with programs that help people become self-sufficient.

2015 Community Investments Updates and Highlights

In 2015, the ONEOK Foundation, Inc. contributed approximately $3.4 million and ONEOK made corporate contributions of approximately $1.9 million to support local nonprofit organizations. In 2015, our employees volunteered more than 4,490 hours in our communities, with a value of approximately $101,274 (based on the current volunteer-hour value of $22.55).

POLITICAL ADVOCACY AND CONTRIBUTIONS

We actively participate in the political process through the lobbying efforts of our government relations department, involvement in multiple business and industry trade organizations, and through the ONEOK, Inc. Employee Political Action Committee (ONEOK PAC).

Political contributions to federal, state and local candidates are made by the ONEOK PAC which is funded by voluntary contributions from eligible company employees. The ONEOK PAC’s activities are guided by a steering committee comprised of senior management and a contribution committee comprised of ONEOK PAC members and are subject to comprehensive regulation, including detailed disclosure requirements. ONEOK PAC contributions are reported to the Federal Election Commission and applicable state regulatory authorities. During 2015, the ONEOK PAC made contributions to state and federal candidates for office in the amount of $53,790. We also paid $393,000 to state and federal contract lobbyists.

We belong to a number of industry associations that participate in the political process. Industry associations promote collaboration between companies within an industry concerning public policy initiatives and represent industry interests in the legislative and regulatory arenas. Our sole purpose in becoming a member of these industry associations is not for political purposes, as we may not agree with all positions taken by industry associations on issues. The benefits that we receive from industry associations are primarily expertise and the ability to gain insight on industry related matters. In 2015, we paid dues of approximately $625,000 to 44 trade and industry associations, of which approximately 26 percent was allocated by those associations to lobby expenses and political expenditures.

As a company, we do not contribute corporate funds to political candidates, political action committees or so-called 501(c)(4) social welfare organizations.

Our lobbying and political activities are reviewed annually by the Board of Directors. We believe this oversight process ensures accountability and transparency for our lobbying and political activities.

Proposal 1

Election of Directors

BOARD REFRESHMENT

Our Board recognizes the importance of Board refreshment to help ensure an appropriate balance of experience, expertise and perspective on our Board. During 2015 our By-laws and corporate governance guidelines provided for mandatory director retirement upon a director reaching age 73. Consistent with this requirement, two of our board members retired from our Board in 2015. Our By-laws and corporate governance guidelines were revised in early 2016 to provide that a director will retire from the Board no later than immediately prior to the annual meeting of shareholders following a director’s 73rd birthday. In accordance with these revised provisions, a third director, Mr. James C. Day, will retire from the Board immediately prior to our annual meeting of shareholders on May 25, 2016.

In anticipation of these retirements, in 2015 our Corporate Governance Committee considered several qualified board candidates identified by members of our Board and, on December 29, 2015, based on the recommendation of the Committee, our Board elected Kevin S. McCarthy, Randall J. Larson and Brian L. Derksen to our Board. These new board members add to the Board’s experience, expertise and knowledge in a number of areas, including natural gas and natural gas liquids gathering, processing, transportation and storage operations and accounting and finance in the midstream sector of the energy industry. Your Board of Directors believes that these new directors, along with our incumbent directors, reflect a balanced Board with deep experience and diverse expertise.

The average age of our 12 current board members is 62 and the average tenure of a board member is 7.4 years.

ANNUAL ELECTION BY MAJORITY VOTE

Our certificate of incorporation provides for the annual election of directors. Our Board of Directors currently consists of 12 members, each of whose terms will expire at the 2016 annual meeting. In accordance with our By-laws and corporate governance guidelines, Mr. Day will retire from the Board immediately preceding our 2016 annual meeting of shareholders on May 25, 2016. Accordingly, the remaining 11 current members of our Board of Directors named in this proxy statement will stand for re-election at the annual meeting.

In addition, as more fully described above, our By-laws provide for majority voting for directors in uncontested elections and our corporate governance guidelines require that a nominee for director who does not receive the requisite majority vote in an uncontested election must promptly tender his or her resignation to our Board of Directors for its consideration.

The persons named in the accompanying proxy card intend to vote such proxy in favor of the election of each of the nominees named below, who are all currently directors, unless the proxy provides for a vote against the director. Although the Board has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board, unless contrary instructions are given on the proxy. Except for these nominees, no other person has been recommended to our Board as a potential nominee or otherwise nominated for election as a director.

BOARD QUALIFICATIONS

Our corporate governance guidelines provide that our Corporate Governance Committee will evaluate the qualifications of each director candidate and assess the appropriate mix of skills and characteristics required of board members in the context of the perceived needs of the Board at a given point in time. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;

•	use his or her skills and experiences to provide independent oversight to the business of our company;

•	be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;

•	devote the time and effort necessary to learn the business of the company and the Board;

•	represent the long-term interests of all shareholders; and

•	participate in a constructive and collegial manner.

Director Diversity and Core Competencies

Our governance guidelines provide that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality, and to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; energy industry knowledge; operations; leadership; strategic vision; law; and corporate relations.

Your Board of Directors believes that each member of our Board possesses the necessary integrity, skills and qualifications to serve on our Board and that their individual and collective skills and qualifications provide them with the ability to engage management and each other in a constructive and collaborative fashion and, when necessary and appropriate, challenge management in the execution of our business operations and strategy.

Proposal 1 (Continued)

Set forth below is certain information with respect to each nominee for election as a director, each of whom is a current director.

Your Board Unanimously Recommends a Vote FOR Each Nominee.

Director Nominees

Age 64 Director since 2015 Independent Committees: • Audit • Corporate Governance

Mr. Derksen served as Global Deputy Chief Executive Officer of Deloitte Touche Tohmatsu Limited (“DTTL”) from 2011 until 2014, and as Deputy Chief Executive Officer of Deloitte LLP (“Deloitte U.S.”) from 2003 to 2011. Prior to that, he was the Managing Partner of, respectively, the financial advisory business and the Mid-America region of Deloitte U.S. In fulfilling his roles for DTTL and Deloitte U.S., Mr. Derksen acted in his capacity as a partner in Deloitte U.S. Mr. Derksen retired as a partner of Deloitte U.S. on May 31, 2014. Mr. Derksen is a Certified Public Accountant. During the period from November 2014 through May 2015, Mr. Derksen was engaged to serve as an independent consultant in the information technology sector. Mr. Derksen earned a Bachelor of Science degree from the University of Saskatchewan (Canada) and a Master of Business Administration degree from Duke University’s Fuqua School of Business.

Skills and Qualifications:

Mr. Derksen has extensive experience and expertise in accounting, auditing, financial reporting, taxation and management consulting. Mr. Derksen’s extensive senior executive experience also provides him with particular expertise in leadership, strategic vision and corporate governance matters. In light of Mr. Derksen’s accounting, audit and financial experience, along with his strong track record of leadership, our Board of Directors has concluded that Mr. Derksen should continue as a member of our Board.

Age 57 Director since 2007 Independent Committees: • Audit (Chair) • Executive

Ms. Edwards retired in 2007 from Southern Union Company where she served as Senior Vice President-Corporate Development from November 2006 to January 2007 and as Senior Vice President and Chief Financial Officer from July 2005 to November 2006. Prior to June 2005, she was an executive officer of Frontier Oil Corporation, having served as Chief Financial Officer from 1994 to 2005 and as Treasurer from 1991 to 1994. Prior to joining Frontier Oil Corporation in 1991, Ms. Edwards was an investment banker with Smith Barney, Harris, Upham & Co., Inc. in New York and Houston, after joining the company as an associate in 1985, when she graduated from the Wharton School of the University of Pennsylvania with an M.B.A. Prior to attending Wharton, she worked as an exploration geologist in the oil industry, having earned a B.S. in Geology and Geophysics from Yale University in 1980.

Ms. Edwards previously served on our Board of Directors in 2004 and 2005. She is also a member of the Board of Directors of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P., and is a member of the

Board of Directors of Noble Corporation, a U.K.-based offshore drilling contractor. She was a member of the Board of Directors of NATCO Group, Inc., an oil field services and equipment manufacturing company, from 2004 until its sale to Cameron International Corporation in November 2009.

Skills and Qualifications:

In addition to her experience from service on the boards of directors of several public companies, Ms. Edwards brings to our Board broad experience and understanding of various segments within the energy industry (exploration and production, refining and marketing, natural gas transmission, processing and distribution, production technology and contract drilling), and significant senior accounting, finance, capital markets, corporate development and management experience and expertise. Ms. Edwards currently serves as chair of our Audit Committee. In light of Ms. Edwards’ extensive industry, executive, managerial and financial experience and knowledge, our Board of Directors has concluded that Ms. Edwards should continue as a member of our Board.

Proposal 1 (Continued)

Age 63 Director since 2006 Non Independent (former Chief Executive Officer) Committees: • Executive (Chair)

Mr. Gibson is the non-executive Chairman of the Board of ONEOK, Inc. and ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P. He served as our Chief Executive Officer from January 1, 2007, to January 31, 2014. He was appointed Chairman of the Board of ONEOK Partners GP, L.L.C. in 2007 and of ONEOK, Inc. in May 2011, and served as our President from 2010 through 2011. He also served as Chief Executive Officer of ONEOK Partners GP, L.L.C. from 2007 until January 31, 2014, and served as President from 2010 through 2011. From 2005 until May 2006, he was President of ONEOK Energy Companies, which included our natural gas gathering and processing, natural gas liquids, pipelines and storage and energy services business segments. Prior to that, he was our President, Energy, from May 2000 to 2005. Mr. Gibson joined ONEOK in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an Executive Vice President. His career in the energy industry began in 1974 as a refinery engineer with Exxon USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses. He holds an engineering degree from Missouri University of Science and Technology, formerly known as the University of Missouri at Rolla. Mr. Gibson also serves as the non-executive Chairman of the Board of ONE Gas, Inc. and as a member of the

Board of Directors of BOK Financial Corporation and is a member of the Board of Trustees of Missouri University of Science and Technology.

Skills and Qualifications:

Mr. Gibson has served in a variety of roles of continually increasing responsibility at ONEOK since 2000, ONEOK Partners GP, L.L.C. since 2004 and, prior to 2000, at Koch Energy, Inc., Exxon USA and Phillips Petroleum. In these roles, Mr. Gibson had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. As the executive responsible for numerous merger and acquisition transactions over the course of his career, Mr. Gibson has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. Over the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Gibson has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management. In light of Mr. Gibson’s role as the former Chief Executive Officer of our company and his extensive industry and managerial experience and knowledge, our Board of Directors has concluded that Mr. Gibson should continue as a member of our Board.

Age 58 Director since 2015 Independent Committees: • Audit • Corporate Governance

Mr. Larson previously served as Chief Executive Officer of the general partner of TransMontaigne Partners L.P. from September 2006 until his retirement in August 2009, as its Chief Financial Officer from January 2003 until September 2006, and as its Controller from May 2002 to January 2003. From July 1994 to May 2002, Mr. Larson was a partner with KPMG LLP in its Silicon Valley and National (New York City) offices. From July 1992 to July 1994, Mr. Larson served as a Professional Accounting Fellow in the Office of Chief Accountant of the United States Securities and Exchange Commission. Mr. Larson earned a Bachelor of Business Administration degree from the University of Wisconsin—Eau Claire and a Master of Business Administration degree from the University of Wisconsin—Madison. Mr. Larson also serves on the board of directors of Valero Energy Partners GP LLC. Mr. Larson formerly served as a director of the general partner of MarkWest Energy Partners, L.P. prior to its merger with MPLX LP.

Skills and Qualifications:

In addition to Mr. Larson’s chief executive officer and senior executive leadership experience, as well as his experience from service on other boards of directors, Mr. Larson brings to our Board broad experience and understanding of the energy industry and significant senior public accounting, finance, capital markets and corporate development experience and expertise. In light of Mr. Larson’s extensive executive, managerial, industry and financial experience and knowledge, our Board of Directors has concluded that Mr. Larson should continue as a member of our Board.

Proposal 1 (Continued)

Age 67 Director since 2012 Independent Committees: • Executive Compensation (Chair) • Executive

Mr. Malcolm served as President of The Williams Companies, Inc. (Williams) from September 2001 until January 2011, Chief Executive Officer of Williams from January 2002 to January 2011, and Chairman of the Board of Directors of Williams from May 2002 to January 2011. Mr. Malcolm served as Chairman of the Board and Chief Executive Officer of Williams Partners GP LLC, the general partner of Williams Partners L.P., from 2005 to January 2011.

Mr. Malcolm began his career at Cities Service Company in refining, marketing, and transportation services in 1970. Mr. Malcolm joined Williams in 1984 and performed roles of increasing responsibility related to business development, gas management and supply, and gathering and processing. Mr. Malcolm was Senior Vice President and General Manager of Williams Field Services Company, a subsidiary of Williams, from 1994 to 1998. He was President and Chief Executive Officer of Williams Energy Services, LLC, a subsidiary of Williams, from 1998 to 2001. He was Executive Vice President of Williams from May 2001 to

September 2001 and Chief Operating Officer of Williams from September 2001 to January 2002. Mr. Malcolm was also a director of Williams Partners GP LLC, and Williams Pipeline GP LLC, the general partner of Williams Pipeline Partners L.P.

Skills and Qualifications:

Mr. Malcolm currently serves as a director of BOK Financial Corporation. He is also a member of the Board of Directors of ONEOK Partners GP, L.L.C. Mr. Malcolm also serves on the boards of the YMCA of Greater Tulsa, the YMCA of the USA, the Oklahoma Center for Community and Justice, the University of Tulsa Board of Trustees and the Missouri University of Science and Technology Board of Trustees. In light of Mr. Malcolm’s extensive industry, financial, corporate governance, public policy and government, operating and compensation experience, and strong track record of leadership and strategic vision, the Board of Directors has concluded that Mr. Malcolm should continue as a member of our Board.

Age 56 Director since 2015 Independent Committees: • Executive Compensation • Corporate Governance

Mr. McCarthy is a Co-Founder and Managing Partner for Kayne Anderson Fund Advisors (“Kayne Anderson”). Mr. McCarthy is responsible for master limited partnership private equity investments and serves as Chairman, Chief Executive Officer and President of Kayne Anderson MLP Investment Company, Kayne Anderson Energy Total Return Fund, Kayne Anderson Midstream/Energy Fund and Kayne Anderson Energy Development Company, which are each New York Stock Exchange listed closed-end investment companies. Prior to joining Kayne Anderson in 2004, Mr. McCarthy was global head of energy investment banking at UBS Securities LLC (“UBS”). In this role, he had senior responsibility for all of UBS’ energy investment banking activities, including direct responsibilities for securities underwriting and mergers and acquisitions in the MLP industry. From 1995 to 2000, Mr. McCarthy led the energy investment banking activities of Dean Witter Reynolds and then PaineWebber Incorporated. He began his investment banking career in 1984. He earned a Bachelor of Arts in Economics and Geology degree from Amherst College and Master of Business Administration in Finance degree from the University of Pennsylvania’s Wharton School. Mr. McCarthy also serves on the board of directors of Range Resources Corporation.

Skills and Qualifications:

Mr. McCarthy brings to our Board significant experience and expertise in financial, capital markets and corporate finance matters, with particular expertise in the energy industry. In light of Mr. McCarthy’s extensive financial background, our Board of Directors has concluded that Mr. McCarthy should continue as a member of our Board.

Proposal 1 (Continued)

Age 67 Director since 2007 Independent Committees: • Corporate Governance (Chair) • Executive

Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., from August 2005 to April 2007. In addition to presiding over board meetings and providing strategic oversight, he was involved in launching DCP Midstream Partners as a public company. From January 2004 to September 2006, Mr. Mogg served as Group Vice President, Chief Development Officer and advisor to the Chairman of Duke Energy Corporation, and, in that capacity, was responsible for the merger and acquisition, strategic planning and human resources activities of Duke Energy. Additionally, Duke Energy affiliates, Crescent Resources and TEPPCO Partners, LP, reported to Mr. Mogg, and he was the executive sponsor of Duke Energy’s Finance and Risk Management Committee of the Board of Directors. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President and Chief Executive Officer from April 2000 through December 2003. Under Mr. Mogg’s leadership, DCP Midstream became the nation’s largest producer of natural gas liquids and one of the largest gatherers and processors of natural gas. DCP Midstream achieved this significant growth via acquisitions, construction and optimization of assets. DCP Midstream was the general partner of TEPPCO Partners, LP and, as a result, Mr. Mogg was Vice Chairman of TEPPCO Partners from April 2000 to May 2002 and Chairman from May 2002 to February 2005. Mr. Mogg serves on the Board of Directors of Bill Barrett Corporation, where he is currently the non-executive Chairman of the Board, and Matrix Service Company. He is also a member of the Board of Directors of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P.

Skills and Qualifications:

Mr. Mogg has extensive senior management experience in a variety of sectors in the oil and natural gas industry as a result of his service at DCP Midstream and Duke Energy where he demonstrated a strong track record of achievement and sound judgment. As the executive responsible for numerous merger and acquisition transactions at DCP Midstream, TEPPCO Partners, and Duke Energy, he has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. In addition, Mr. Mogg’s current and previous directorships at other companies, including publicly traded master limited partnerships, provide him with extensive corporate and limited partnership governance experience. As a result of his experience, Mr. Mogg is qualified to analyze the various financial and operational aspects of our company. In light of Mr. Mogg’s extensive industry and executive managerial experience and knowledge, the Board of Directors has concluded that Mr. Mogg should continue as a member of our Board.

Age 58 Director since 2002 Independent Committees: • Executive Compensation (Vice Chair) • Corporate Governance

Ms. Moore currently serves as the non-executive Chairman of the Board of Red Robin Gourmet Burgers (NASDAQ: RRGB) and is a director of ONE Gas, Inc. In addition, Ms. Moore is a business strategy consultant, speaker and the author of “Confessions from the Corner Office,” a book on leadership instincts, published by Wiley & Sons in 2007. She also serves on the Board of Directors of QuikTrip Corporation.

Ms. Moore served on the Board of Directors of Sonic Corp. from 2000 through January 2006 and was the President of Sonic from January 2002 to November 2004. She held numerous senior management positions during her 12 years at Sonic, including Executive Vice President, Senior Vice President-Marketing and Brand Development and Vice President-Marketing.

Skills and Qualifications:

Ms. Moore has extensive senior management, marketing, business strategy, brand development and corporate governance experience as a result of her service at Red Robin and Sonic, her service on other boards and her consulting career. In her role as President of Sonic Corp., Ms. Moore was responsible for company and franchise operations, purchasing and distribution, and marketing and brand development for the 3,000 unit chain with more than $3 billion in system wide sales. As a business strategy consultant and as a board member, Ms. Moore has extensive experience in leadership, management development and strategic planning. In addition, Ms. Moore’s directorships at other companies provide her with extensive corporate governance and executive compensation experience. Ms. Moore also has extensive experience as a member of the board of directors of numerous non-profit organizations, including serving as Chairman of the Board of the National Arthritis Foundation. In light of Ms. Moore’s extensive executive managerial experience and her leadership skills, our Board of Directors has concluded that Ms. Moore should continue as a member of our Board.

Proposal 1 (Continued)

Age 70 Director since 1991 Independent Committees: • Audit (Vice Chair) • Corporate Governance

Mr. Parker, a certified public accountant, is the senior shareholder of Moffitt, Parker & Company, Inc. and has been President of the firm since 1982. He is a director of Firstar Financial Corp. and Firstar Bank, N.A. in Muskogee, Oklahoma. In addition, he currently serves as a director/trustee of several state and local civic and not-for-profit organizations.

Skills and Qualifications:

Mr. Parker has extensive public accounting practice experience and expertise in accounting, auditing, financial reporting, taxation and management consulting. Mr. Parker’s operational and entrepreneurial experience, background in public accounting and his directorships at other companies provide him with comprehensive financial, audit and executive compensation experience. Mr. Parker’s directorships at other companies also provide him with extensive corporate governance experience. In light of Mr. Parker’s extensive accounting, finance and audit experience, our Board of Directors has concluded that Mr. Parker should continue as a member of our Board.

Age 60 Director since 2004 Independent Committees: • Executive Compensation • Corporate Governance (Vice Chair)

Mr. Rodriguez is President of Strategic Communications Consulting Group and is a director of ONE Gas, Inc. Mr. Rodriguez previously served as Executive Vice President of Hunt Building Corporation, a privately held company engaged in construction and real estate development headquartered in El Paso, Texas. He also served as a member of the Board of Directors of Hunt Building Corporation. Prior to his three years with Hunt Building Corporation, Mr. Rodriguez spent 20 years in the electric utility industry at El Paso Electric Company, a publicly traded, investor-owned utility, where he served in various senior-level executive positions, including General Counsel, Senior Vice President for Customer and Corporate Services, Executive Vice President and as Chief Operating Officer. Mr. Rodriguez is a licensed attorney in the states of Texas and New Mexico and is admitted to the United States District Court for the Western District of Texas.

Skills and Qualifications:

Mr. Rodriguez has had extensive senior management, operational, entrepreneurial and legal experience in a variety of industries as a result of his service at Strategic Communications Consulting Group, Hunt Building Corporation and El Paso Electric Company. Mr. Rodriguez has engaged in the practice of law for more than 30 years. In addition to his extensive legal experience, Mr. Rodriguez’s senior management positions have included responsibility for strategic planning, corporate governance and regulatory compliance. In these positions, he has demonstrated a strong track record of achievement and sound judgment. Mr. Rodriguez has also shown leadership and has been effective in his role as a past chair of our Audit Committee. In light of Mr. Rodriguez’s extensive legal and business experience and knowledge, our Board of Directors has concluded that Mr. Rodriguez should continue as a member of our Board.

Proposal 1 (Continued)

Age 56 Director since 2014 Non Independent (Chief Executive Officer) Committees: • Executive

Mr. Spencer became our Chief Executive Officer and the Chief Executive Officer of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P., and a member of our Board of Directors, effective January 31, 2014. Mr. Spencer is also our President and President of ONEOK Partners GP, L.L.C. He is also a member of the Board of Directors of ONEOK Partners GP, L.L.C. Mr. Spencer joined our company in 2001 as director, project development, of natural gas gathering and processing. Later, he served as Vice President of natural gas supply and project development in the natural gas gathering and processing segment. In 2005, Mr. Spencer became Senior Vice President of our natural gas liquids business following the asset acquisition from Koch. He became President of natural gas liquids in 2006. From 2007 to 2009, he was Executive Vice President of our company, with responsibilities for ONEOK Partners, L.P.’s natural gas liquids gathering and fractionation, and pipeline segments, as well as the Company’s energy services segment. He served as Chief Operating Officer of ONEOK Partners GP, L.L.C. and was responsible for the partnership’s three operating segments – natural gas gathering and processing, natural gas liquids and natural gas pipelines. Mr. Spencer is a member of the Gas Processors Association Board of Directors and its executive and finance committee. He earned a Bachelor of Science degree in petroleum engineering in 1981 from the University of Alabama in Tuscaloosa.

Skills and Qualifications:

Mr. Spencer has served in a variety of roles of continually increasing responsibility at ONEOK since 2001 and ONEOK Partners GP, L.L.C. since 2004. In these roles, Mr. Spencer has had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. Mr. Spencer has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. In addition, during the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Spencer has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management. In light of Mr. Spencer’s role as Chief Executive Officer of our company and his extensive industry and managerial experience and knowledge, our Board of Directors has concluded that Mr. Spencer should continue as a member of our Board.

Proposal 2

Ratify the Selection of Pricewaterhousecoopers LLP as our Independent Registered Public Accounting Firm for the Year Ending December 31, 2016.

RATIFICATION OF SELECTION OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

The Audit Committee has the sole authority and responsibility to hire, evaluate and, where appropriate, replace the company’s independent auditor and, in its capacity as a committee of our Board of Directors, is directly responsible for the appointment, compensation and general oversight of the work of the independent auditor. The Audit Committee is responsible for approving the audit and permissible non-audit services provided by the independent auditor and the associated fees.

The Audit Committee evaluates the performance of our independent auditor, including the senior audit engagement team, each year and determines whether to re-engage the current independent auditor or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of our operations and industry. In connection with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the new lead engagement partner.

Based on this evaluation, the Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent auditor for the fiscal year ending December 31, 2016. PricewaterhouseCoopers LLP has served as our independent auditor for nine years and is considered by management to be well qualified. Further, the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent auditor is in the best interests of the company and its shareholders.

Our Board of Directors has ratified the selection by our Audit Committee of PricewaterhouseCoopers LLP to serve as our independent (consistent with Securities and Exchange Commission and NYSE policies regarding independence) registered public accounting firm for 2016. As a matter of good corporate governance, the Audit Committee submits its selection of our independent auditor to our shareholders for ratification. If the shareholders should not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

In carrying out its duties in connection with the 2015 audit, PricewaterhouseCoopers LLP had unrestricted access to our Audit Committee to discuss audit findings and other financial matters. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Approval of this proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the effect of a vote against the proposal.

Your Board unanimously recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

AUDIT AND NON-AUDIT FEES

Audit services provided by PricewaterhouseCoopers LLP during the 2015 and 2014 fiscal years included an integrated audit of our consolidated financial statements and internal control over financial reporting, review of our unaudited quarterly financial statements, consents and review of documents filed with the Securities and Exchange Commission, and performance of certain agreed-upon procedures.

Proposal 2 (Continued)

The following table presents fees billed for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2015 and 2014.

	(Thousands of Dollars)
	2015	2014
Audit fees(1)(2)	$450		$910
Audit related fees	$–	$	_
Tax fees	$–	$	_
All other fees	$8		$5
Total	$458		$915

[1]  2014 audit fees include approximately $200,000 related to audit services provided for the audit of the annual financial statements and reviews of unaudited quarterly financial information included in, and consents related to, the Registration Statement on Form 10 filed with the Securities and Exchange Commission by ONE Gas, Inc. in connection with the separation of ONE Gas, Inc. from ONEOK, Inc. in January 2014.

[2]  PricewaterhouseCoopers LLP is also the independent auditor for ONEOK Partners. The fees reflected in the table do not include fees billed by PricewaterhouseCoopers LLP to ONEOK Partners for services rendered during the years presented.

AUDIT COMMITTEE POLICY ON SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with Securities and Exchange Commission and NYSE policies regarding auditor independence, the Audit Committee has the responsibility for appointing, setting compensation and overseeing the work of our independent auditor. In furtherance of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services provided by our independent auditor.

Prior to engagement of PricewaterhouseCoopers LLP as our independent auditor for the 2016 audit, a plan was submitted to and approved by the Audit Committee setting forth the audit services expected to be rendered during 2016, which are comprised of work performed in the audit of our financial statements and to attest and report on our internal controls over financial reporting, as well as work that only the independent auditor can reasonably be expected to provide, including quarterly review of our unaudited financial statements, comfort letters, statutory audits, attest services, consents and assistance with the review of documents filed with the Securities and Exchange Commission.

The Audit Committee has adopted a policy that provides that fees for audit, audit related and tax services that are not included in the independent auditor’s annual services plan, and for services for which fees are not determinable on an annual basis, are pre-approved if the fees for such services will not exceed $75,000. In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

2016 REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors with the oversight of the integrity of the company’s financial statements and internal control over financial reporting, the company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the company’s independent registered public accounting firm and the performance of the company’s internal audit function. The Audit Committee’s function is more fully described in its charter, which the Board reviews and approves on an annual basis. The charter is on and may be printed from the company’s website at www.oneok.com and is also available from the company’s corporate secretary upon request. The Board of Directors annually reviews the definition of “independence” for audit committee members contained in the listing standards for the NYSE and applicable rules of the Securities and Exchange

Commission, as well as our director independence guidelines, and has determined that each member of the Audit Committee is independent under those standards.

Management is responsible for the preparation, presentation and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the company’s consolidated financial statements and the company’s internal control over financial reporting and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the company’s financial results and management’s report on its assessment of the company’s internal control over financial reporting. The Audit Committee has discussed the significant accounting policies applied by the company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has also reviewed and discussed with both management and the independent registered public accounting firm management’s assessment of the company’s internal control over financial reporting. In addition, the Audit Committee has discussed the independent auditor’s report on the company’s internal control over financial reporting. The Audit Committee has also discussed with the company’s independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard No. 16, Communications with Audit Committees, and Rule 2-07 of the

Securities and Exchange Commission’s Regulation S-X (“Communication with Audit Committees”).

In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from the company and its management, including the matters in the written disclosures and the letter received from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence. While non-audit services provided by PricewaterhouseCoopers LLP were not significant in 2014 or 2015, the Audit Committee will also consider in the future whether the provision of non-audit services to the company by PricewaterhouseCoopers LLP is compatible with maintaining that firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the company and its management.

The Audit Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with both the internal and independent auditors, with and without management present, to discuss the results of their examinations, the assessments of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2015, in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Julie H. Edwards, Chair

Gary D. Parker, Vice Chair

James C. Day, Member

Brian L. Derksen, Member

Randall J. Larson, Member

Stock Ownership

HOLDINGS OF MAJOR SHAREHOLDERS

The following table sets forth the beneficial owners of 5 percent or more of our common stock known to us at December 31, 2015.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	18,614,498 [1]	8.9% [1]

Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10022	18,141,726 [2]	8.7% [2]

[1]  Based upon an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 11, 2016, in which The Vanguard Group, Inc. reported that, as of December 31, 2015, The Vanguard Group, Inc. directly and through its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., beneficially owned in the aggregate 18,614,498 shares of our common stock. Of such shares, The Vanguard Group, Inc. reported it had sole dispositive power with respect to 18,198,139 shares, shared dispositive power with respect to 416,359 shares, sole voting power with respect to 397,066 shares, and shared voting power with respect to 20,600 shares.

[2]  Based upon an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 10, 2016, in which BlackRock, Inc. reported that, as of December 31, 2015, BlackRock, Inc. through certain of its subsidiaries, beneficially owned in the aggregate 18,141,726 shares of our common stock with respect to which BlackRock, Inc. had sole voting power with respect to 16,301,717 shares, and sole dispositive power with respect to 18,141,726 shares.

HOLDINGS OF OFFICERS AND DIRECTORS

The following table sets forth the number of shares of our common stock and the number of common units of our affiliate, ONEOK Partners, beneficially owned as of February 1, 2016, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table for Fiscal 2015 under the caption “Executive Compensation Discussion and Analysis” in this proxy statement, and (3) all directors and executive officers as a group.

Name of Beneficial Owner	Shares of ONEOK Common Stock Beneficially Owned [1]	ONEOK Directors’ Deferred Compensation Plan Phantom Stock [2]	Total Shares of ONEOK Common Stock Beneficially Owned Plus ONEOK Directors’ Deferred Compensation Plan Phantom Stock	ONEOK Percent of Class [3]	Common Units of ONEOK Partners, Beneficially Owned [4]	ONEOK Partners, Percent of Class [5]
James C. Day [6]	32,600	44,223	76,823	*	–	*
Brian L. Derksen	–	2,318	2,318	*	–	*
Julie H. Edwards	39,599	2,479	42,078	*	–	*
John W. Gibson	1,111,837	6,032	1,117,869	*	100,000	*
Walter S. Hulse III	15,000	–	15,000	*	–	*
Stephen W. Lake	26,554	–	26,554	*	–	*
Randall J. Larson	2,987	–	2,987	*	–	*
Steven J. Malcolm	13,213	–	13,213	*	–	*
Robert F. Martinovich [7]	189,896	–	189,896	*	288	*
Kevin S. McCarthy [8]	–	2,318	2,318	*	–	*
Jim W. Mogg	–	50,834	50,834	*	2,000	*
Pattye L. Moore	2,000	93,825	95,825	*	1,400	*
Gary D. Parker [9]	38,337	74,747	113,084	*	–	*
Derek S. Reiners [10]	41,685	–	41,685	*	–	*
Eduardo A. Rodriguez	17,373	2,835	20,208	*	–	*
Terry K. Spencer	290,874	–	290,874	*	27,400	*
All directors and executive officers as a group	1,882,317	279,611	2,161,928	*	133,488	*

*  Less than 1 percent.

[1]  Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in our Direct Stock Purchase and Dividend Reinvestment Plan, shares held through our 401(k) Plan, shares held through our Profit Sharing Plan, and shares issuable pursuant to our 2013 grants of restricted stock units and performance units upon vesting on February 20, 2016 (including accrued dividend equivalents and assuming the performance units vest at the 100 percent level).

The following table sets forth for the persons indicated the number of shares of our common stock that are held on the person’s behalf by the trustee of our 401(k) Plan and our Profit Sharing Plan as of February 1, 2016, and the shares issuable upon vesting of the 2013 grants of restricted stock units and performance units (including accrued dividend equivalents).

Name of Beneficial Owner			RSU Equity Grants Vesting within 60 Days	PSU Equity Grants Vesting within 60 Days	Stock Held by 401(k) Plan	Stock Held by Profit Sharing Plan
James C. Day			–	–	–	–
Brian L. Derksen			–	–	–	–
Julie H. Edwards			–	–	–	–
John W. Gibson			–	16,476	–	–
Walter S. Hulse III			–	–	–	–
Stephen W. Lake			2,746	10,679	–	–
Randall J. Larson			–	–	–	–
Steven J. Malcolm			–	–	–	–
Robert F. Martinovich			4,149	16,019	11,561	–
Kevin S. McCarthy			–	–	–	–
Jim W. Mogg			–	–	–	–
Pattye L. Moore			–	–	–	–
Gary D. Parker			–	–	–	–
Derek S. Reiners			2,746	10,679	1,453	498
Eduardo A. Rodriguez			–	–	–	–
Terry K. Spencer			6,960	26,888	20,742	–
All directors and executive officers as a group			21,077	96,412	38,128	498
(footnotes continued on following page)

Stock Ownership (Continued)

(footnotes continued from prior page)

[2]  Represents shares of phantom stock credited to a director’s account under our Deferred Compensation Plan for Non-Employee Directors. Each share of phantom stock is equal to one share of our common stock. Phantom stock has no voting or other shareholder rights, except that dividend equivalents are paid on phantom stock and reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the NYSE on the date the dividend equivalent was paid. Shares of phantom stock do not give the holder beneficial ownership of any shares of our common stock because they do not give such holder the power to vote or dispose of any shares of our common stock.

[3]  The percent of our voting securities owned is based on our outstanding shares of common stock on February 1, 2016. Shares of our common stock issuable upon vesting of outstanding equity awards within 60 days of February 1, 2016, are deemed to be outstanding and to be beneficially owned by the director or executive officer holding such equity awards for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

[4]  Includes common units held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power. Does not include approximately 41.3 million common units or approximately 73 million Class B units (which represent 100 percent of the outstanding Class B units) of ONEOK Partners, held by ONEOK and its subsidiaries, which, when combined with the 2 percent general partner interest held by a subsidiary of ONEOK, represent an approximate 41.2 percent interest in ONEOK Partners at February 1, 2016, with respect to which each officer and director disclaims beneficial ownership.

[5]  The percent of ONEOK Partners voting securities owned is based on the outstanding common units on February 1, 2016.

[6]  Includes 32,600 shares held by The James and Teresa Day Family Trust – 1998. Mr. Day will retire from our Board of Directors immediately prior to our annual meeting of shareholders on May 25, 2016.

[7]  Excludes 11,418 shares, the receipt of which was deferred by Mr. Martinovich upon vesting in January 2011, under the deferral provisions of our ECP, which shares will be issued to Mr. Martinovich upon his separation of service from our company.

[8]  Mr. McCarthy is managing partner for KA Fund Advisors, LLC (“KAFA”) and is co-managing partner of the energy marketable securities activities at Kayne Anderson Capital Advisors, LP (“KACALP”). He serves as chairman, president, and chief executive officer of the Kayne Anderson MLP Investment Company (KYN), Kayne Anderson Energy Total Return Fund (KYE), Kayne Anderson Midstream/Energy Fund (KMF), and Kayne Anderson Energy Development Company (KED) (together, the “Public Funds”) which, together with other accounts for which Mr. McCarthy also has investment responsibility, held an aggregate of 1,446,241 shares of ONEOK common stock and 9,366,530 ONEOK Partners common units as of February 1, 2016. In connection with his appointment to our Board on December 29, 2015, KAFA has implemented controls designed to ensure that Mr. McCarthy will not possess investment or voting power for the ONEOK shares and ONEOK Partners common units held by the Public Funds and such other accounts. Other private funds and accounts (the “Private Funds”) managed by KACALP also own shares of ONEOK, and ONEOK Partners common units, but Mr. McCarthy does not have any day-to-day responsibilities with respect to the investment activities of such Private Funds. Mr. McCarthy disclaims beneficial ownership of the ONEOK shares and ONEOK Partners common units held by the Public Funds and Private Funds, except to the extent of his pecuniary interest therein.

[9]  Includes 1,880 shares held by Mrs. Gary D. Parker. Mr. Parker disclaims beneficial ownership of these shares.

[10] Excludes 6,537 shares, the receipt of which was deferred by Mr. Reiners upon vesting in February 2015, under the deferral provisions of our ECP, which shares will be issued to Mr. Reiners upon his separation of service from our company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and beneficial owners of 10 percent or more of our common stock to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of our common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers, and holders of 10 percent or more of our outstanding shares during the fiscal year ended December 31, 2015, complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that the Forms 4 for reporting the initial equity grant made in shares of our common stock to Brian L. Derksen, Randall J. Larson and Kevin S. McCarthy upon their appointment to our Board were filed late.

Executive Compensation

Discussion and Analysis

EXECUTIVE SUMMARY

Our Business

We are the sole general partner and, as of December 31, 2015, owned 41.2 percent of ONEOK Partners, L.P., one of the largest publicly traded master limited partnerships. Our goal is to provide management and resources to ONEOK Partners, enabling it to execute its growth strategies and allowing us to grow our dividend. ONEOK Partners applies its core capabilities of gathering, processing, fractionating, transporting, storing and marketing natural gas and NGLs through the rebundling of services across the value chains, and through vertical integration, to provide its customers with premium services at lower costs. ONEOK Partners is a leader in the gathering, processing, storage and transportation of natural gas in the United States. In addition, ONEOK Partners owns one of the nation’s premier natural gas liquids systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers.

Business Highlights

While 2015 marked another year of uncertainty and challenges in the U.S. economy, especially in the energy markets, our performance reflected our continued attention to prudent capital deployment and effective execution of our business strategies in a challenging economic environment.

In 2015, we received, through our limited and general partner interests in ONEOK Partners, distributions of $706.3 million, an increase of approximately 16.7 percent compared with 2014. As a result, we were able to deliver value to our shareholders in the form of an approximate 14.7 percent increase in our 2015 dividends compared with 2014.

•	Financial Performance

Our 2015 operating income was approximately $1.0 billion, compared with approximately $1.14 billion in 2014. 2015 income from continuing operations attributable to us was approximately $251.1 million, or $1.19 per diluted share, which included non-cash impairment charges of $264.3 million, or $0.33 per share. 2014 income from continuing operations attributable to us was approximately $319.7 million, or $1.52 per diluted share, which included non-cash impairment charges of approximately $76.4 million, or $0.09 per diluted share.

•	Dividend Increase

During 2015, we paid cash dividends of $2.43 per share, an increase of approximately 14 percent over the $2.13 per share paid during 2014. We paid total aggregate cash dividends to our shareholders of $509.2 million in 2015, an approximate 14.7 percent increase compared with $443.8 million paid in 2014. In January 2016, we declared a dividend of $0.615 per share ($2.46 per share on an annualized basis), an increase of approximately 2 percent over the $0.605 per share dividend declared in January 2015.

Executive Compensation (Continued)

•	Shareholder Return

Our one-, three-, five- and 10-year total shareholder returns as of December 31, 2015 (total shareholder return includes share price appreciation/depreciation, dividend reinvestments, stock splits and the impact of the separation of our natural gas distribution business to ONE Gas, Inc. during the periods presented), compared with the referenced indices, are as follows:

2015 Executive Compensation Highlights

Due to a disciplined effort to achieve our strategic, operating and financial goals, management has strengthened the company’s position in the current uncertain and volatile industry climate. We attribute a meaningful portion of this success to our incentive compensation program that is designed to pay for performance and to closely align our executives’ interests with those of our shareholders.

Our named executive officers for 2015 were Terry K. Spencer, Derek S. Reiners, Robert F. Martinovich, Stephen W. Lake and Walter S. Hulse III (referred to throughout as our “named executive officers”). The Committee’s primary actions regarding 2015 compensation of our named executive officers included:

•	For all named executive officers, other than Mr. Hulse, holding salaries and short- and long-term incentive targets flat due to the uncertain industry environment. With respect to Mr. Hulse, who joined the company in February 2015, his base salary and short- and long-term incentive targets were established for the first time.

•	Setting the metrics under our short-term cash incentive plan for 2015 to include two financial metrics – ONEOK Partners’ distributable cash flow per limited partner unit and ONEOK Partners’ return on invested capital – and two operational metrics – a total recordable incident rate and the AREER.

•	Ratifying the company’s level of achievement with respect to the financial and operating goals under our 2015 short-term incentive plan resulting in a corporate performance payout factor of 36.4 percent for our named executive officers.

•	Approving long-term equity incentive grants to our named executive officers consisting of approximately 80 percent of the value in performance units and 20 percent of the value in restricted stock units.

•	Certifying, based on our total shareholder return performance relative to our peers, a 90 percent payout to our named executive officers with respect to performance units granted in 2012 that vested in February 2015. This level of payout resulted because our relative total shareholder return was above the 45th percentile of the total shareholder return of the specified peer group of energy companies.

Specific Compensation Program Features

Our compensation philosophy and related governance features are complemented by several specific elements that are designed to align our executive compensation with long-term shareholder interests.

•	The components of our executive compensation program have remained substantially the same for several years. We believe our program is designed effectively, well aligned with the interests of our shareholders and instrumental to achieving our business goals.

•	The main objectives of our compensation program are to pay for performance, to align our executive officers’ interests with those of our shareholders and to attract and retain qualified executives.

•	All compensation decisions regarding our named executive officers are made by the Committee and are then submitted to the full Board of Directors for ratification.

•	The Committee is composed solely of persons who qualify as independent directors under the listing standards of the NYSE.

•	We provide the following primary elements of compensation for our executive officers, including the named executive officers: base salary, annual short-term cash incentive awards and long-term equity incentive awards.

•	The Committee references the median level of the market when determining all elements of compensation with the possibility of above-market short-term incentive and long-term incentive payments for executive and company performance that exceeds our expectations.

•	We implement our pay-for-performance philosophy with a short-term incentive program providing for cash payments based on achievement of financial and operational goals established annually by the Committee and long-term performance-based equity incentive awards providing for vesting levels based on our total shareholder return over the vesting period compared with a specified peer group of energy companies.

•	We encourage alignment of our named executive officers’ interests with those of our shareholders through the award of long-term incentive equity grants, of which approximately 80 percent are performance-vesting stock units and 20 percent are time-vesting restricted stock units.

•	Our executive officers, including the named executive officers, receive no significant recurring perquisites or other personal benefits.

•	We have market competitive stock ownership guidelines for our executive officers, including the named executive officers, and members of our Board of Directors.

•	We have adopted compensation recovery (“clawback”) provisions permitting the Committee to use appropriate discretion to seek recoupment of grants of performance units (including any shares earned and the proceeds from any sale of such shares) and short-term cash incentive awards paid to employees in the event of any fraud, negligence or intentional misconduct by such employees that is determined to be a contributing factor to our having to restate all or a portion of our financial statements. We intend to adopt a general clawback policy covering our annual and long-term incentive award plans and arrangements once the Securities and Exchange Commission adopts final clawback rules pursuant to The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

•	Our Board has adopted a policy prohibiting officers, members of our Board of Directors and certain employees designated as insiders under our Securities/Insider Trading Policy from engaging in short sales, derivative or speculative transactions in our securities, or purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments (including puts or calls, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. This policy was adopted as a sound governance practice, and we are not aware of any breach of this policy by any of our officers, directors or the designated employees.

Executive Compensation (Continued)

•	Our Board has adopted a policy prohibiting officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan. An exception to this prohibition may be granted by the Chief Executive Officer where an officer or director wishes to pledge shares of our stock as collateral for a loan (but not including a margin account), the officer or director clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities, and the terms of the loan prohibit the sale of any of our stock held as collateral when the officer or director is not permitted to trade in our stock. We are not aware of any officer or member of our Board of Directors who has pledged any of his or her shares of our common stock.

•	The Committee engages an independent executive compensation consultant which the Committee has determined to be independent under the Securities and Exchange Commission rules and NYSE listing standards to provide advice and expertise on the design and implementation of our executive and director compensation programs.

The Committee will continue to monitor executive compensation trends and developments to ensure that we provide the appropriate types and levels of incentives in order to remain competitively positioned to attract and retain the executive talent necessary to achieve our strategic, financial and operational goals.

Specific Corporate Governance Features

We seek to maintain good governance standards, including standards applicable to the oversight of our executive compensation policies and practices. The following policies and practices were in effect during 2015.

•	The Committee is composed solely of independent directors.

•	The Committee’s independent executive compensation consultant, Meridian Compensation Partners, is retained directly by the Committee and performs no other services for the company.

•	The Committee regularly meets in executive session with and without the representatives of the Committee’s independent executive compensation consultant.

•	The Committee conducts an annual review and approval of our compensation program to ensure that the risks arising from the program are not reasonably likely to have a material adverse effect on our company.

EXECUTIVE COMPENSATION PHILOSOPHY

Our executive compensation philosophy is based on the following core elements: paying for performance and providing a competitive compensation package to attract and retain qualified executives while ensuring our compensation program does not provide incentives for excessive risk taking.

Pay-for-Performance

We structure our compensation program to align the interests of our employees, including our named executive officers, with the interests of our shareholders. We believe an employee’s compensation should be tied directly to the achievement of our strategic, financial and operating goals, all of which are designed to deliver value to our shareholders. Therefore, a significant part of each executive’s pay is “at risk,” in the form of an annual short-term cash incentive award and long-term, equity-based incentive awards. The amount of the annual short-term incentive award paid depends on our company’s performance against financial and operating objectives, as well as the executive meeting key leadership and development standards. The portion of our executives’ compensation in the form of equity awards ties their compensation directly to creating shareholder value over the long-term. We believe this combination of annual short-term incentive awards and long-term equity awards aligns the incentives of our senior executives with our shareholders.

Competitive Pay

We believe a competitive compensation program is an important tool to help us attract and retain talented executives capable of leading our company in the competitive business environment in which we operate. We seek to establish total compensation opportunities for our named executive officers that are near the median of compensation opportunities awarded at our peer companies. Eventual earned compensation from these opportunities can vary based on the company and individual performance. In certain circumstances, we may target pay above or below the competitive median. For example, to recognize an individual’s unique qualifications or performance, we may choose to set their expected pay level above the median. However, if the executive is new to the role, we may set his or her expected pay below the median level.

Our compensation program is designed with the following principles in mind:

•	pay our employees equitably and fairly relative to one another and industry peers based on their responsibilities, the capabilities and experience they possess, the performance they demonstrate and market conditions;

•	motivate our executives to perform with the highest integrity for the benefit of our shareholders;

•	conduct our business and manage our assets in a safe and environmentally responsible manner;

•	promote a non-discriminatory work environment that enables us to benefit from the diversity of thought that comes with a diverse workforce; and

•	continue our focus on sound governance practices by implementing executive compensation best practices and policies.

Risk Assessment

The Committee believes our compensation program does not provide incentives for excessive risk-taking, and therefore does not produce risks that are reasonably likely to have a material adverse effect on the company for the following reasons:

•	our compensation program is the same for all officers and employees across all of our business units;

•	our base salary component of compensation is market based and does not encourage risk-taking because it is a fixed amount; and

•	our current short- and long-term incentive plan awards have the following risk-limiting characteristics:

¡	awards to officers are subject to fixed maximums established by the Committee;

¡	awards are made based on the review and approval by the Committee of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

¡	short- and long-term incentive awards are not tied to formulas that could focus executives on specific short-term outcomes;

Executive Compensation (Continued)

¡	the Committee approves the final short- and long-term incentive plan award payouts after the review and confirmation of individual executive, operating and financial performance;

¡	short-term cash and long-term performance-unit incentive awards are subject to clawback provisions;

¡	for executive officers, a significant portion of incentive award value is delivered in the form of our common stock that vests over multiple years, which aligns the interests of executive officers to long-term shareholder interests; and

¡	executive officers are subject to share-ownership guidelines.

EXECUTIVE COMPENSATION METHODOLOGY

The Executive Compensation Committee

The Committee has the responsibility for reviewing, approving and recommending our executive compensation program to the full Board for ratification. The Committee is composed entirely of individuals who qualify as independent directors under the listing standards of the NYSE. The role of the Committee is to oversee our compensation and benefit plans and policies, direct the administration of these plans and review and approve annually all compensation decisions relating to our executive officers, including compensation decisions for our named executive officers.

The Committee’s practice is to review our executive officer compensation program and make specific decisions in February of each year, including review and approval of base salaries; review and approval of the achievement of short-term cash incentive goals for the prior year; review and approval of short-term cash incentive program targets for the upcoming fiscal year; review and approval of the level of vesting of long-term incentive grants which were eligible to vest during the year; and review and approval of new long-term incentive grants. This review coincides with our Board of Directors’ review of our financial and operating results for the most recently completed year and allows the Committee to consider those results, as well as our financial and operating plan for the upcoming year, as it makes compensation decisions. The Committee submits its decisions regarding compensation of our Chief Executive Officer, our other named executive officers and our non-management directors to the Board for ratification.

The Committee recognizes the importance of maintaining sound basic principles for the development and administration of our compensation and benefit programs. The Committee has adopted practices to enhance the Committee’s ability to carry out effectively its responsibilities, as well as to ensure we maintain strong links between executive pay and performance. Examples of practices the Committee has adopted include:

•	holding executive sessions without company management present at every in-person meeting of the Committee;

•	reviewing total compensation tally sheets for the named executive officers on an annual basis;

•	engaging an independent executive compensation consultant to advise the Committee on executive compensation issues;

•	meeting with the independent executive compensation consultant in executive session without management present at each regularly scheduled in-person meeting of the Committee to discuss our compensation program and actions on a confidential basis;

•	evaluating the performance of the Committee each year; and

•	assessing the performance of the Committee’s independent executive compensation consultant each year.

Following our 2015 annual meeting of shareholders, the Committee took into account the affirmative vote by 97.3 percent of our shareholders who voted on our executive compensation at our 2015 annual meeting of shareholders and determined to continue to apply the same principles the Committee has used historically in determining the nature and amount of executive compensation.

The Role of Executive Management in the Executive Compensation Process

Each year, our executive management presents our annual strategic and financial plan to our Board of Directors for approval. The presentation includes a review of the expected financial and operating performance of each of ONEOK Partners’ business segments, the expected financial performance of the company and ONEOK Partners on a consolidated basis, the capital expenditure plan, as well as a consolidated five-year strategic and financial outlook. The criteria and targets for our annual short-term cash incentive awards are recommended by executive management to the Committee based on the Board-approved strategic and financial plan, as well as management’s judgment regarding the challenges facing our business segments, economic trends related to these businesses and the overall economy. Upon the completion of each fiscal year, and once the year’s financial and operating results are final, executive management reviews our actual performance relative to the criteria and targets established by the Committee for the performance year to determine the short-term cash incentive awards to be presented to the Committee for each executive.

In making individual compensation decisions, the Committee reviews the recommendations from the Chief Executive Officer with respect to all named executive officers other than himself. The Committee reviews and discusses these recommendations in executive session and reaches its own decision with respect to the compensation of the named executive officers, including the Chief Executive Officer. In turn, the Committee presents its compensation decisions with respect to the Chief Executive Officer and the other named executive officers to our full Board of Directors for ratification.

The executive compensation group in our corporate human resources department supports both the Committee and senior management in establishing management’s recommendations regarding annual performance metrics and targets and providing periodic analyses and research regarding our executive compensation program.

The Role of the Independent Executive Compensation Consultant

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee in the performance of its duties. During 2015, the Committee engaged Meridian Compensation Partners to serve as the Committee’s independent executive compensation consultant on matters related to executive and director compensation. The independent executive compensation consultant reports directly to the Committee and provides no other services to us.

The Committee annually reviews and establishes the scope of the engagement of the Committee’s executive compensation consultant, which is reflected in an annual engagement letter between the consultant and the Committee. During 2015, the scope of the assignment and the material instructions regarding the services of the executive compensation consultant were:

•	provide advice to the Committee with respect to executive compensation matters in light of the company’s business strategy, pay philosophy, prevailing market practices, shareholder interests and relevant regulatory mandates;

•	provide advice on our executive pay philosophy;

•	provide advice on the composition of our compensation peer group for competitive compensation analysis;

•	provide comprehensive competitive market studies to assist the Committee in its consideration of base salary, annual cash incentive opportunity, long-term incentive awards, benefits, incidental perquisites and severance arrangements;

•	provide competitive annual salary adjustment budgets as reported in the competitive marketplace;

•	provide incentive plan design advice for both annual and various long-term incentive vehicles and other compensation and benefit programs that meet company objectives;

•	apprise the Committee regarding emerging best practices and changes in the regulatory and corporate governance environment;

•	provide advice and competitive market data on director compensation;

•	attend periodic meetings with our Executive Vice President, Chief Administrative Officer; Vice President – Human Resources; and our Vice President, Associate General Counsel and Secretary as required from time to time to discuss executive compensation issues and prepare for Committee meetings;

•	assist with preparation of the “Executive Compensation Discussion and Analysis” to be included in our annual proxy statement;

•	assist with the Committee’s annual review of compensation tally sheets for our Chief Executive Officer and the other named executive officers; and

•	periodically review the Committee’s charter.

In addition, the engagement letter requests the consultant be available to assist the Committee with respect to other executive compensation matters that may arise throughout the year.

Executive Compensation (Continued)

The executive compensation consultant attended each regularly scheduled in-person meeting of the Committee in 2015. During a portion of each regular, in-person meeting, the executive compensation consultant met with the Committee in executive session without members of management present. The executive compensation consultant also communicates with members of the Committee outside of the Committee’s meetings as desired by the Committee members. The executive compensation consultant reviews briefing materials, including those with respect to individual compensation matters prepared by management for the Committee, reviews recommendations and proposals being submitted to the Committee and provides perspective, advice and recommendations to the Committee regarding the recommendations of management. The executive compensation consultant also gathers and provides competitive market data and other background information for consideration by the Committee.

It is the Committee’s view that its executive compensation consultant should be able to render candid and direct advice independent of management’s influence and numerous steps have been taken to satisfy this objective. The executive compensation consultant is engaged by and reports directly to the Committee on matters related to compensation. As noted above, representatives of the executive compensation consultant meet separately with the Committee members outside the presence of management at each regular, in-person meeting and also speak separately with the Committee chair and vice-chair and other Committee members between meetings, as necessary or desired. The executive compensation consultant interacts from time to time directly with our Executive Vice President, Chief Administrative Officer; Vice President – Human Resources and our Vice President, Associate General Counsel and Secretary as necessary to support the work of the executive compensation consultant on behalf of the Committee. These interactions are limited to those that are on the Committee’s behalf or related to proposals that will be presented to the Committee for review and approval.

At least annually, the Committee conducts a review of the executive compensation consultant’s performance and independence. This review includes an evaluation of the services that the executive compensation consultant has provided to the

Committee, the related fees and the procedures implemented by the executive compensation consultant with respect to maintaining its independence. During 2015, Meridian Compensation Partners did not advise us or deliver any other services other than the referenced compensation consulting services provided to the Committee. We paid fees to Meridian Compensation Partners of approximately $177,030 for services to the Committee in 2015.

In February 2016, the Committee considered the independence of Meridian Compensation Partners in light of Securities and Exchange Commission rules and NYSE listing standards regarding the independence of consultants to compensation committees. The Committee requested and received a letter from Meridian Compensation Partners addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and any member of the Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded that the work of the consultant did not raise any conflict of interest and that the consultant was independent of the Committee and our company.

Competitive Assessment

For 2015 compensation decisions, the Committee asked Meridian Compensation Partners to assist it with the annual competitive assessment of its executive compensation program. The Committee reviewed independent executive compensation data compiled by Meridian Compensation Partners to assess competitive executive compensation levels for our executive officers.

The Committee considers a number of factors in structuring our compensation program and making compensation decisions. This includes the compensation practices of select peer companies in the energy industry, which we refer to as our

“Energy Peers.” The Committee’s independent consultant annually reviews the peer group with the Committee to assess its continued appropriateness and applicability to our company. The 2015 Energy Peers were recommended by Meridian Compensation Partners and management, and were selected because they have significant lines of business in the energy industry that are similar to our businesses and because the size of their operations (e.g., enterprise value, market value) and the skills and experience required of their senior management to effectively operate their businesses are also similar to our businesses. The Committee believes that reference to the Energy Peers is appropriate when reviewing our compensation program because we compete with these companies for executive talent. Energy Peers that are no longer publicly traded on the closing date of the performance period will not be considered in the performance calculation.

Our Energy Peers for 2015 were:

Boardwalk Pipeline Partners, LP	MarkWest Energy Partners, L.P.	Plains All American Pipeline, L.P.
Buckeye Partners, L.P.	MDU Resources Group, Inc.	Sempra Energy
CenterPoint Energy, Inc.	National Fuel Gas Company	Spectra Energy Corp
Energy Transfer Partners, L.P.	NiSource Inc.	Targa Resources Partners LP
EQT Corporation	NuStar Energy L.P.	The Williams Companies, Inc.
Magellan Midstream Partners, L.P.	OGE Energy Corp.

The Committee attempts to set the compensation opportunities of our executive officers at levels that are competitive with the Energy Peers and uses market comparison data from each company’s proxy regarding these companies as a guide. The Committee reviews the median salary, annual short-term cash target incentive and long-term target equity compensation (and the combined total of these elements) of persons holding the same or similar positions at the Energy Peers, based on the most recent market data available. The Committee then generally seeks to set the compensation of our executive officers for each of these elements within a competitive range of the median, assuming payout of performance-based compensation at target. An executive’s actual compensation may vary from the target amount set by the Committee based on individual and the company performance, as well as changes in our stock price. The use of market comparison data, however, is just one of the tools the Committee uses to determine executive compensation, and the Committee retains the flexibility to set target compensation opportunities at levels it deems appropriate for an individual or for a specific element of compensation.

To assess the relative competitiveness of compensation for each named executive officer, the Committee’s established practice is to review the peer group base salary, short-term incentives,

long-term incentives and total target compensation opportunities for the 25th, 50th and 75th percentiles. Because 2015 base salary and annual short-term incentive and long-term incentive target amounts established by the Committee for the named executive officers were between the 25th and 75th percentiles, the Committee determined that 2015 compensation levels fell within the Committee’s established parameters.

Tally Sheets

To better understand the total executive compensation package, the Committee reviewed compensation tally sheets with respect to our named executive officers. These tally sheets were prepared by our human resources department working with the Committee’s executive compensation consultant. Each of these tally sheets presented the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and any annual short-term cash incentive payment), accumulated deferred compensation balances, outstanding long-term equity awards, retirement benefits, incidental or one-time perquisites and any other compensation. These tally sheets also reflected potential payments under selected termination of employment and change-in-control scenarios.

Executive Compensation (Continued)

The purpose of these tally sheets is to summarize all of the elements of actual and potential future compensation of our named executive officers so that the Committee may analyze both the individual elements of compensation (including the compensation mix), as well as the aggregate total amount of actual and projected compensation.

Compensation Mix

In determining the overall mix of 2015 compensation for our named executive officers, the Committee considered the competitive market data assembled by its executive compensation consultant in order to assess an appropriate allocation between cash and non-cash compensation. We pay base salary and short-term incentives in the form of cash, which is consistent with competitive market practices. The long-term incentive components of our executive compensation are structured to be paid in shares of our common stock, which is also consistent with competitive market practice.

A significant portion of total executive compensation is “at risk” based on both the annual and long-term performance of our company that aligns the interests of our executives with the interests of our shareholders. In 2015, grants to our named executive officers consisted of approximately 80 percent of the value in performance-vesting stock units and 20 percent of the value in time-vested restricted stock units, consistent with our pay-for-performance philosophy. In addition, the payment of long-term incentive compensation in the form of our common stock helps to align the interests of our executive officers with the interests of our shareholders and assists our executives in establishing a meaningful ownership position in our company and in meeting our share-ownership guidelines.

Personal Performance

Executive compensation decisions include an assessment of individual performance, including the named executive officer’s contribution to our overall performance for the applicable performance period. Individual performance criteria include:

•	business results achieved;

•	problem analysis;

•	directing business activities;

•	utilization of human, capital and material resources;

•	initiation of and response to change;
•	leadership, planning and organizational abilities;

•	decision-making;

•	time management;

•	communication and employee relations;

•	safety and environmental performance;

•	regulatory compliance; and

•	customer satisfaction.

The Committee, in consultation with our Corporate Governance Committee, completes an individual performance assessment of the Chief Executive Officer each year. This performance assessment is summarized and presented to the Chief Executive Officer for discussion and is reviewed by the Committee in executive session when evaluating the compensation of the Chief Executive Officer. The other named executive officers are also evaluated each year through our performance appraisal process by the Chief Executive Officer. These performance assessments are considered each year in connection with the overall compensation review process for our executives.

There are no differences in the Committee’s compensation policies and practices for determining the compensation awarded to the Chief Executive Officer and the other named executive officers. Differences in levels of compensation are attributable to differences in roles and responsibilities, individual performance and the Committee’s practice of setting pay levels to reflect competitive market conditions on a position by position basis.

COMPONENTS OF COMPENSATION

Total Compensation

The Committee strives to provide a comprehensive executive compensation program that is competitive and performance based. To that end, executive compensation is tied directly to our operating and financial performance. In structuring executive compensation, the Committee considers long- and short-term financial performance, shareholder return, business unit performance, safety, environmental and regulatory compliance and the previously referenced individual performance criteria.

We believe our executive compensation program also must be internally consistent and equitable in order for the company to achieve its corporate objectives. In setting the elements and amounts of compensation, the Committee generally does not consider amounts of compensation realizable from prior compensation. However, when making grants of long-term, equity-based incentive grants each year, the Committee considers, among other factors it deems relevant, the size of grants of long-term, equity-based compensation made in prior years.

Annual Cash Compensation

As in prior years, annual cash compensation in 2015 for the named executive officers consists of two components: base salary and a variable, at-risk annual short-term cash incentive award that is earned based on both the company’s financial performance and the executive officer’s individual performance.

•	Base Salary

Annual base salary is designed to compensate executives for their level of responsibility, experience, tenure, sustained individual performance and contribution to our company. Salaries are reviewed annually. While the Committee considers our overall financial performance in establishing levels of executive compensation each year, there are no specific, objective financial results that are quantified by the Committee in establishing or changing the base salaries of our named executive officers.

•	Annual Short-Term Cash Incentive Awards

Variable, at-risk annual short-term cash incentive awards are made under our annual incentive plan and are designed to communicate a collective annual corporate goal, to provide our named executive officers with a direct financial interest in our performance and profitability and to reward performance. The 2015 performance goals established under the short-term cash incentive plan and the company’s performance relative to such goals are described under “2015 Annual Short-Term Incentive Awards.”

Long-Term Equity Incentive Awards

Annual grants of long-term equity incentive awards are made under our Long-Term Incentive Plan and our ECP. Since 2004, grants under these plans have consisted of restricted stock units and performance units. These annual grants are designed to provide a meaningful incentive to enhance long-term shareholder value. A higher ratio of performance units to restricted stock units is granted to higher-level officers and those with more direct ability to impact the performance of the company.

Retirement Benefits

We have a defined contribution 401(k) retirement plan covering all of our employees, including our named executive officers, and we match contributions of our employees under this plan up to 6 percent of eligible compensation. We also maintain a defined benefit pension plan covering Mr. Spencer and certain other employees hired prior to January 1, 2005, and a Profit Sharing Plan covering Messrs. Reiners, Martinovich, Lake and Hulse, and other employees hired after December 31, 2004. Under the Profit Sharing Plan, we made a contribution to the plan each calendar quarter during 2015 that will result in allocation to the participant’s plan account of an amount equal to one percent of the participant’s eligible compensation for that quarter. We also made an additional discretionary contribution to the participant’s account at year end equal to two percent of the participant’s eligible 2015 compensation. The Profit Sharing Plan does not provide for any contributions to be made by plan participants.

In addition, we have a supplemental executive retirement plan for the benefit of certain officers. Among our named executive officers, only Mr. Spencer is a participant in the supplemental executive retirement plan. No new participants in our supplemental executive retirement plan have been approved since 2005 and the plan was closed to new participants in 2013. Additional details regarding our retirement plan and supplemental executive retirement plan are provided under “Pension Benefits.”

We also sponsor employee health and welfare plans that provide post-retirement medical and life insurance benefits to full-time employees who retire from our company, including our named executive officers. The pre-Medicare post-retirement plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features such as deductibles and co-insurance. The retiree medical plan for Medicare-eligible retirees is an account-based plan pursuant to which certain employee groups are eligible for company contributions that can be applied toward the purchase of Medicare supplement policies through a private exchange.

Executive Compensation (Continued)

Nonqualified Deferred Compensation Plan

Our nonqualified deferred compensation plan is available to certain officers, including our named executive officers, who are subject to certain limits established by the Internal Revenue Code of 1986, as amended (the “Tax Code”), with respect to their qualified benefit plan contributions. Because these arrangements, by their nature, are tied to the qualified plan benefits, they are not considered by the Committee when establishing salary and short-term and long-term incentive measures and amounts. Officers also are eligible to defer the receipt of their long-term equity incentive awards granted under our ECP.

Perquisites and Other Benefits

The company provides only minimal perquisites to the named executive officers, which are not taken into account by the Committee when establishing salary and short- and long-term incentive compensation. During 2015, Mr. Hulse was reimbursed for one-time expenses incurred to relocate him and his family from their home in New Jersey to Tulsa, Oklahoma when he joined our company in February 2015.

DETERMINATION OF 2015 COMPENSATION

For each of our named executive officers, 2015 base salary and short- and long-term incentive targets were determined following consideration of referenced market data for the Energy Peers, compiled and furnished by the executive compensation consultant to the Committee, internal equity considerations and a subjective determination of the officer’s individual performance. The Committee does not use objective targets when evaluating performance with respect to those individual performance criteria, and does not have a specific weighting for any of the factors. The final determination is based upon all of the individual performance criteria, considered in the aggregate and in light of the surrounding circumstances, but such determination and the assessment of each individual factor is entirely subjective. The Committee includes and reviews those subjective factors to ensure that it undertakes a comprehensive review of individual performance when setting compensation.

For 2015, the Committee determined that the compensation of each of the named executive officers was within the desired competitive range and, as a result, did not make any material changes to their compensation opportunity. For all named executive offers, other than Mr. Hulse, the Committee held salaries and short- and long-term incentive targets flat in 2015 due to the uncertain industry environment. With respect to Mr. Hulse, who joined the Company in February 2015, his base salary and short- and long-term incentive targets were established for the first time.

2015 ANNUAL SHORT-TERM INCENTIVE AWARDS

The purpose of our annual short-term incentive plan is to align the named executive officers’ interests with shareholders’ interests by providing them with a financial incentive tied directly to key measures of our financial and operational performance.

Financial Measures

The 2015 short-term incentive plan included the measurement of financial results that take into account the impact of anticipated market conditions (commodity prices, natural gas liquids price differentials and natural gas and natural gas liquids volumes). The financial measures included in the 2015 short-term incentive plan were:

•	ONEOK Partners distributable cash flow (DCF) per limited partner unit (LP Unit) measures the quantity of ONEOK Partners earnings. ONEOK Partners DCF per LP Unit is defined as Adjusted EBITDA (as defined below) less interest expense, maintenance capital expenditures and equity earnings from investments excluding non-cash impairment charges, adjusted for net cash distributions received from unconsolidated affiliates and certain other items and less distributions to the general partner, divided by the weighted-average number of ONEOK Partners limited partner units outstanding at the end of the fiscal year. Adjusted EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, impairment charges, income taxes, allowance for equity funds used during construction and certain other items. ONEOK Partners DCF per LP Unit and Adjusted EBITDA do not include the cumulative effects of accounting changes reported “below the line.” ONEOK Partners DCF per LP Unit measures the amount of cash generated by ONEOK Partners to pay out in the form of distributions to its unitholders, including ONEOK.

•

ONEOK Partners return on invested capital (ROIC) measures the quality and efficiency of ONEOK Partners earnings. ONEOK Partners ROIC is earnings before interest and taxes (EBIT) divided by invested capital, where invested capital is the daily average for the fiscal year of short-term debt, less cash, long-term debt and equity, excluding accumulated other comprehensive income. ROIC is a critical indicator of how effectively we use our capital invested in our operations and is an important measurement for judging how much value we are creating for our shareholders.

Operational Measures

The operational measures included in the 2015 short-term incentive plan were:

•	Total Recordable Incident Rate (TRIR). TRIR is the number of Occupational Safety and Health Administration incidents per 200,000 work-hours. The inclusion of this important safety factor is designed to emphasize our commitment to the safe operation of our business and to reward safe behavior throughout our company. The 2015 target for TRIR represented a 15 percent improvement from the previous year’s target results.

•	Agency Reportable Environmental Event Rate (AREER). While the company has been measuring the number of agency reportable spills and releases since 2008, the AREER is a refined subset of that measure. The AREER is a company-specific measure since there is no comprehensive industry metric for environmental performance. AREER is defined as the total number of releases and excess emission events that trigger a federal, state or local environmental reporting requirement (with some exceptions to account for events outside our control, planned maintenance and disparities in reporting requirements across our operations), divided by the applicable number of “capacity units” (miles of pipelines, natural gas liquids storage capacity, natural gas storage capacity, natural gas liquids fractionation capacity and natural gas processing capacity). In 2015, a sixth component was added to the definition of “capacity units” to account for growth in pipeline pump/compressor stations. Also in 2015, the relative weighting of the six components was adjusted to more accurately reflect the risk of environmental events in the various asset types, as identified in those events we experienced in 2014. Using capacity units allows the AREER measure to take into account future changes in our asset base. The 2015 AREER target represents a 15 percent improvement from actual 2014 AREER, as calculated under the revised 2015 AREER methodology.

Goal Setting

The Committee also approved a threshold, target and maximum level for each financial and operational measure. These levels were based on the expectation that there was: a high likelihood the threshold will be achieved; a reasonable likelihood the target will be achieved; and a low likelihood the maximum will be achieved.

Based upon the company’s performance against these measures, targeted annual short-term cash incentive awards for 2015 company performance could range from zero to a maximum of 200 percent of target. In determining the actual annual short-term incentive award to be paid to each named executive officer, assuming the company’s performance measures are met, the award is adjusted based on individual performance, specifically, the individual’s contributions to achieving our corporate goals. As in past years, tying the annual short-term cash incentive award to individual performance raises the level of personal accountability for each named executive officer.

Executive Compensation (Continued)

The 2015 annual short-term cash incentive plan measures and weighting were developed and recommended to the Committee by executive management, were reviewed and approved by the

Committee, and were ratified by our Board of Directors in February 2015. The 2015 metrics and targets are summarized as follows:

ONEOK, Inc. Corporate Criteria 2015 Fiscal Year	Threshold (0% of Target)	Target (100% of Target)	Maximum (200% of Target)	Weight	Target Percentage of Target Payable	Maximum Percentage of Target Payable
ONEOK Partners – Distributable Cash Flow Per Unit	$2.81	$2.91	$3.50	40%	40%	80%
ONEOK Partners – Return On Invested Capital	9.0%	9.5%	10.5%	40%	40%	80%
Total Recordable Incident Rate	0.82	0.71	0.60	10%	10%	20%
Agency Reportable Environmental Event Rate	0.99	0.86	0.73	10%	10%	20%
				Total	100%	200%

For each performance measure in the table above, no incentive amount would be paid for that measure if the company’s actual result was below the threshold level. If our actual result was between the stated performance levels, the percentage payable was interpolated between the stated payout percentages. Maximum corporate payout percentages were set for each performance level. The cumulative maximum corporate payout percentage was 200 percent of target for 2015.

The awards under the 2015 annual incentive plan were eligible for further adjustment based upon the recommendation of our Chief Executive Officer as a result of his assessment of business segment performance and its contribution to our overall performance. The Chief Executive Officer did not recommend, and the Committee did not make, any further adjustment to the 2015 annual short-term incentive awards for the named executive officers.

In addition to taking into account the established corporate criteria and the allocation to business segments based upon their respective performance, annual short-term cash incentive awards to the named executive officers are subject to further adjustment through the application of an individual performance multiplier ranging from zero to 125 percent (a greater percentage may be applied if approved by our Chief Executive Officer). The individual performance multiplier is set by the Committee annually, taking into consideration management’s recommendation regarding individual performance and contribution. The named executive officers’ maximum incentive award for 2015 could have been as high as 250 percent of their target award, taking into account the maximum corporate payout percentage of 200 percent and an individual performance multiplier of 125 percent.

2015 Results

The following table sets forth the 2015 target and maximum

award opportunity for each of the named executive officers expressed as a percentage of his base salary.

	2015
Name	Target Award as Percentage of Base Pay	Maximum Award as a Percentage of Base Pay
Terry K. Spencer	100%	250%
Derek S. Reiners	65%	163%
Robert F. Martinovich	70%	175%
Stephen W. Lake	65%	163%
Walter S. Hulse III	70%	175%

At the regular meeting of the Committee held in February 2016, the Committee determined that payouts under the 2015 short-term incentive plan would be based on a 36.4 percent corporate multiplier. This determination was made following the calculation of the year- end results of the company’s achievement with respect to the four objective performance criteria referenced above. The percentage multiplier was calculated based on a sum of the following determinations:

•	the 2015 ONEOK Partners DCF per LP Unit was $2.73 which was below the threshold. As a result, the weighted average percentage of zero percent was earned toward the overall corporate multiplier;

•	the 2015 ONEOK Partners ROIC was 6.91 percent, which was below the threshold. As a result, the weighted average percentage of zero percent was earned toward the overall corporate multiplier;

•	the 2015 TRIR performance measure was 0.64, which was better than the target. As a result, the weighted average percentage of 16.4 percent was earned toward the overall corporate multiplier; and

•	the 2015 AREER was 0.53 which was better than maximum. As a result, the weighted average percentage of 20.0 percent was earned toward the overall corporate multiplier.

These performance measure percentages were added together to arrive at the 36.4 percent multiplier.

To determine the short-term awards payable to each of our named executive officers with respect to 2015, the company’s 36.4 percent multiplier was multiplied by the named executive officer’s base salary, times his target short-term incentive percentage as set forth in the table above, and times his individual performance multiplier as described above. The annual calculation for our named executive officers may be stated as follows: short-term incentive award = corporate performance multiplier x base salary x established target short-term incentive percentage x established individual performance multiplier.

The Committee did not exercise its discretion to adjust the amount of the 2015 corporate multiplier for extraordinary circumstances.

The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2015 on page 73 contains the annual short-term incentive awards under the annual officer incentive plan earned by each of the named executive officers for 2015 and paid in 2016.

LONG-TERM INCENTIVE AWARDS

Overview

We maintain a Long-Term Incentive Plan (“LTI Plan”) and the ECP, pursuant to which various types of long-term equity incentives may be granted, including restricted stock units and performance units. We have not granted stock options since 2007, and no options are held by our named executive officers. Participation in the LTI Plan and the ECP is limited to those officers and employees who are in a position to contribute significantly to our long-term growth and profitability. These plans are administered by the Committee, and the Committee is authorized to make all grants of long-term incentive awards under the plans, as well as to make all decisions and interpretations required to administer the plans.

Executive Compensation (Continued)

Equity-based long-term incentive awards are approved and granted on an annual cycle, typically in the first quarter of each year. Awards made by the Committee in 2015 were based upon competitive market data provided to the Committee by the Committee’s executive compensation consultant, as well as the Committee’s assessment of our overall performance and the individual executive’s performance and contribution. The Committee also considered the size of equity grants made in prior years to each executive.

The ECP provides that the Committee may approve the deferral by officers, for income-tax-planning purposes, of the receipt of shares otherwise issuable to participants upon vesting of performance units granted to them under the plan. With respect to any such deferrals, the issuance of shares is deferred until the date indicated in the participant’s election. Dividend equivalents are earned on the deferred awards during the deferral period and are deemed to be reinvested in our common stock. At the distribution date, the remaining state and federal taxes are due, and the net shares are distributed to participants based on the number of shares deferred and the fair market value of our common stock price on that date.

2015 Awards

In 2015, restricted stock units were granted pursuant to the LTI Plan and performance units were granted pursuant to the ECP. With respect to awards to our named executive officers in 2015, approximately 80 percent were performance-vested stock awards and 20 percent were time-vested restricted stock unit awards, reflecting our practice to deliver more potential value in awards which vest based on a performance metric than in awards which vest based on a time-based service metric. The aggregate grant date fair value of the restricted stock units and performance units granted under the LTI Plan and the ECP to the named executive officers in 2015, as determined in accordance with ASC Topic 718, is shown in the “Stock Awards” column of the Summary Compensation Table for Fiscal 2015 on page 73.

2015 Restricted Units. Restricted stock units granted under the LTI Plan in 2015 vest three years from the date of grant, at which time the holder is entitled to one share of our common stock for each restricted stock unit held. If a holder of restricted stock units retires, becomes disabled or dies prior to vesting, the restricted stock units will vest immediately on a prorated basis based on the number of full months elapsed from the date of grant and the date of such holder’s retirement, disability or death. In cases of termination of employment for any reason other than retirement, disability or death restricted stock units are forfeited. In the event of a change in control of the company, restricted stock unit awards vest as of the effective date of the change in control. Dividend equivalents are payable with respect to these restricted stock units over the term of the vesting period.

2015 Performance Units. Performance units granted under the ECP in 2015 vest three years from the date of grant, at which time the holder is entitled to receive a percentage of the performance units granted in shares of our common stock. The number of shares of common stock to be issued upon vesting will range from zero to 200 percent of the number of units granted based on our total shareholder return (“TSR”) over the performance period of February 18, 2015 to February 18, 2018, compared with the TSR of the Energy Peers. TSR includes both the change in market price of the stock and the value of dividends paid and reinvested in the stock during the three-year performance period. Peer companies that are no longer publicly traded on the closing date of the performance period will not be considered in the performance calculation.

The following table reflects the percentage of units that will be earned at the end of the performance period based on our TSR performance during such period as compared with our peer group:

Performance Units Vesting Criteria February 2015 - February 2018 Performance Period

ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below the 25th percentile	0%

If our TSR ranking at the end of the performance period is between the stated percentage levels set forth in the table above, the percentages of performance units earned will be interpolated between the earnings levels.

If a holder of performance units retires, becomes disabled, dies or is terminated other than for cause prior to vesting, the performance units will vest based on the performance results at the end of the performance period on a prorated basis based on the number of full months elapsed from the date of grant and the date of such holder’s retirement, disability, death or involuntary termination other than for cause. In cases of termination of employment for any reason other than retirement, disability, death or involuntary termination other than for cause, performance units are forfeited. Outstanding performance units that vest in connection with a change of control will vest in an amount based on the total shareholder return performance results over the period from the date of grant through the effective date of the change of control. Dividend equivalents are payable with respect to these performance units over the term of the vesting period.

CLAWBACK PROVISIONS

Our Board believes that employees who are responsible for material noncompliance with applicable financial reporting requirements resulting in accounting errors leading to a financial statement restatement should not benefit monetarily from such noncompliance. We have adopted clawback provisions to permit our Board or a committee of our Board to use appropriate discretion to recapture grants of performance units and short-term cash incentive awards paid to employees who bear responsibility for such noncompliance. We believe that these clawbacks discourage employees from taking actions that could result in material excessive risk to us.

Our outstanding performance-unit grants contain provisions that allow the Committee, in its sole discretion, to seek recoupment of the grant of the performance units, any resulting shares earned and the gross proceeds from the sale of such shares in the event of fraud, negligence or intentional misconduct by the holder of the performance units that is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

In addition, our annual short-term incentive plan provides that the Committee, in its sole discretion, may call for repayment of all or a portion of a short-term cash incentive award to a participant in the event of fraud, negligence or intentional misconduct by the participant that is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

In fiscal 2015, we had no financial statement corrections requiring a restatement, and the Board has not needed to consider taking any action under these clawback provisions.

On July 1, 2015, the Securities and Exchange Commission issued a proposed rule and rule form amendments to implement the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 10D to the Exchange Act. The proposed rule and rule amendments would direct the national securities exchanges and national securities associations to establish listing standards that would require each issuer to develop and implement a policy providing for the recovery, under certain circumstances, of

Executive Compensation (Continued)

incentive-based compensation based on financial information required to be reported under the securities laws that is received by current or former executive officers, and require the disclosure of the policy. A listed issuer would be required to file the policy as an exhibit to its annual report. The public comment period on the proposed rule and rule amendments has closed. Publication of the final rule and rule amendments has not yet occurred. We intend to revise our clawback policy to conform to the new rules once the new rules have been adopted.

SECURITIES TRADING POLICY

We have a policy that employees, including our officers and directors, may not purchase or sell our stock when they are in possession of material non-public information. This policy also provides that officers, directors and employees in certain designated work groups may trade in our securities only during “open window” periods (beginning the third day after our release of quarterly or annual earnings and continuing until the first day of the following calendar quarter) and must pre-clear all purchases and sales of our securities with our senior management. This policy also prohibits officers, members of our Board of Directors and employees in certain designated work groups from engaging in short sales, derivative or speculative transactions in our securities, or purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments (including puts or calls, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities.

The policy also prohibits officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan. An exception to this prohibition may be granted by the Chief Executive Officer when an officer or director wishes to pledge shares of our stock as collateral for a loan (but not including a margin account), the officer or director clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities, and the terms of the loan prohibit the sale of any of our stock held as collateral when the officer or director is not permitted to trade in our stock.

SHARE OWNERSHIP GUIDELINES

Our Board of Directors strongly advocates executive share ownership as a means to align executive interests with those of our shareholders and has adopted share-ownership guidelines for our Chief Executive Officer and all other officers of the company.

These guidelines generally must be achieved by each officer over the course of the later of five years after becoming an officer or three years after January 31, 2014, the effective date of the separation of ONE Gas, Inc. from the Company. The ownership guideline for the Chief Executive Officer is a share ownership position with a value of six times base salary. The ownership guidelines for the other officers provide for share ownership positions ranging from two to five times base salary, depending on the office held.

Our Board of Directors has also established minimum share-ownership guidelines for our directors that provide that, within five years after joining the Board, each non-management director will own shares of our common stock having a minimum value of five times the annual cash retainer paid for service on our Board.

No named executive officer or member of our Board of Directors has pledged any of their shares of our common stock.

CHANGE-IN-CONTROL PAYMENTS

Our senior management and other employees have built our company into the successful enterprise that it is today, and we believe that it is important to protect their interests in the event of a change in control of our company. Further, it is our belief that the interests of our shareholders will be best served if the interests of our senior management are aligned with our shareholders, and that providing change in control benefits should mitigate the reluctance of senior management to pursue potential change-in-control transactions that may be in the best interests of our shareholders.

We have a Change-in-Control Plan that provides for certain payments in the event of termination of employment of an executive officer of our company (including the named executive officers) following a change in control. The plan does not provide for additional pension benefits upon a change in control. In addition, the plan does not provide a tax gross-up feature but provides plan participants a “net best” approach to excise taxes in determining the benefit payable to a participant under the plan. This approach determines a participant’s “net best benefit” based on the full benefit being paid to a participant and the participant paying the applicable federal excise tax, if any, or reducing the benefit to a level that would not trigger the payment of federal excise tax. To determine the levels of benefits to be paid to the named executive officers under the plan when the plan was adopted, the Committee consulted with Meridian Compensation

Partners, its independent executive compensation consultant, to determine competitive practices in our industry with respect to change in control arrangements. The Committee determined that the levels of benefits provided under the plan, including the payment of various multiples of salary and target short-term incentive compensation, accomplished our objective of providing competitive benefits and that these benefits are consistent with the general practice among our peers. The Committee annually reviews the eligible participants and benefit levels under the plan. Under this plan, all change-in-control benefits are “double trigger” and are payable only if the officer’s employment is terminated without “just cause” or by the officer for “good reason” at any time during the two years following a change in control.

For additional information on this plan, see “Potential Post-Employment Payments and Payments upon a Change in Control” below.

REIMBURSEMENT FROM ONEOK PARTNERS

We have entered into a services agreement with ONEOK Partners pursuant to which we provide various services to ONEOK Partners, including the services of certain members of our management who serve as officers of the sole general partner of ONEOK Partners. Under the services agreement, we allocate to and are reimbursed by ONEOK Partners all or a portion of the total compensation paid by us to Messrs. Spencer, Reiners, Martinovich, Lake and Hulse in connection with their services rendered on behalf of ONEOK Partners. In 2015, the respective portions of total compensation paid to such individuals for which we were reimbursed by ONEOK Partners were as follows:

Mr. Spencer (70 percent), Mr. Reiners (80 percent), Mr. Martinovich (99 percent), Mr. Lake (75 percent) and Mr. Hulse (70 percent).

INTERNAL REVENUE SERVICE LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Tax Code, places a limit of $1,000,000 on the amount of compensation our company may deduct in any one year with respect to its Chief Executive Officer or any of the three other most highly compensated executive officers, other than the principal financial officer, who are employed by us on the last day of the taxable year. There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of our company, the Committee has not adopted a policy requiring all compensation to be fully deductible under Section 162(m).

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of the Board of Directors has the responsibility for reviewing and recommending to the full Board of Directors the company’s executive compensation program. The Committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE.

In this context, the Committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors:

Steven J. Malcolm, Chair

Pattye L. Moore, Vice Chair

Kevin S. McCarthy, Member

Eduardo A. Rodriguez, Member

Executive Compensation (Continued)

NAMED EXECUTIVE OFFICER COMPENSATION

The following table reflects the compensation paid to the named executive officers in respect of our 2015 fiscal year.

Summary Compensation Table for Fiscal 2015
Name and Principal Position	Year	Salary	Stock Awards [1]	Non-Equity Incentive Plan Compensation [2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings [3]		All Other Compensation [4]	Total

Terry K. Spencer President and Chief Executive Officer	2015	$700,000	$2,275,277	$255,000		$172,387	$77,712	$3,480,376
	2014	$700,000	$2,254,239	$468,000		$563,529	$77,154	$4,062,922
	2013	$600,000	$1,364,875	$235,000		$45,587	$86,082	$2,331,544

Derek S. Reiners Senior Vice President, Chief Financial Officer and Treasurer	2015	$375,000	$853,156	$98,000		$–	$51,285	$1,377,441
	2014	$375,000	$845,029	$150,000		$–	$51,004	$1,421,033
	2013	$325,000	$541,391	$85,000		$–	$48,632	$1,000,023

Robert F. Martinovich Executive Vice President, Commercial through February 17, 2015 Executive Vice President and Chief Administrative Officer effective February 18, 2015	2015	$500,000	$853,156	$134,000		$–	$74,709	$1,561,865
	2014	$500,000	$845,029	$225,000		$–	$82,054	$1,652,083
	2013	$500,000	$813,271	$160,000		$–	$93,432	$1,566,703

Stephen W. Lake Senior Vice President, General Counsel and Assistant Secretary	2015	$450,000	$853,156	$112,000		$–	$61,186	$1,476,342
	2014	$450,000	$845,029	$190,000	$	_	$62,136	$1,547,165
	2013	$450,000	$541,391	$120,000	$	_	$70,407	$1,181,798

Walter S. Hulse III [5] Executive Vice President, Strategic Planning and Corporate Affairs	2015	$431,250	$853,156	$138,000		$–	$189,294	$1,611,700
	2014	$–	$–	$–		$–	$–	$–
	2013	$–	$–	$–		$–	$–	$–

[1]  The amounts included in the table relate to restricted stock units and performance units granted under our LTI Plan and our ECP, respectively, and reflect the aggregate grant date fair value calculated pursuant to ASC Topic 718. Material assumptions used in the calculation of the value of these equity grants are included in Note M to our audited financial statements for the year ended December 31, 2015, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2016.

The aggregate grant date fair value of restricted stock units for purposes of ASC Topic 718 was determined based on the closing price of our common stock on the grant date, adjusted for the current dividend yield. With respect to the performance units, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers the market condition (total shareholder return) and using assumptions developed from historical information of the company and each of the referenced peer companies. The value included for the performance units is based on 100 percent of the performance units vesting at the end of the three-year performance period. Using the maximum number of shares issuable upon vesting of the performance units (200 percent of the units granted), the aggregate grant date fair value of the performance units would be as follows:

(footnotes continued on following page)

(footnotes continued from prior page)

Name	2015	2014	2013
Terry K. Spencer	$3,750,102	$3,708,300	$2,225,365
Derek S. Reiners	$1,407,348	$1,388,850	$883,870
Robert F. Martinovich	$1,407,348	$1,388,850	$1,325,805
Stephen W. Lake	$1,407,348	$1,388,850	$883,870
Walter S. Hulse III	$1,407,348	$–	$–

[2]  Reflects short-term cash incentives earned in 2013, 2014 and 2015 and paid in 2014, 2015 and 2016, respectively, under our annual short-term incentive plan. For a discussion of the performance criteria established by the Committee for awards under the 2015 annual short-term incentive plan, see “2015 Annual Short-Term Incentive Awards” above.

[3]  The amounts reflected represent the aggregate change during 2015 in the actuarial present value of the named executive officers’ accumulated benefits under our qualified Retirement Plan and Supplemental Executive Retirement Plan. For a description of these plans, see “Pension Benefits” below. The change in the present value of the accrued pension benefit is impacted by variables such as additional years of service, age and the discount rate used to calculate the present value of the change. For 2015, the change in pension value reflects an increase due to additional service for the year, partially offset by a decrease in present value due to the higher discount rate (5.25 percent for fiscal 2015, up from 4.50 percent in 2014). The Retirement Plan was closed to new participants as of December 31, 2004, and the only named executive officer who participates in the plan is Mr. Spencer. Mr. Spencer also participates in our Supplemental Executive Retirement Plan. This plan has not accepted any new participants since December 31, 2004.

[4]  Reflects (a) the amounts paid as our dollar-for-dollar match of contributions made by the named executive officer under our Nonqualified Deferred Compensation Plan and our 401(k) Plan as well as quarterly and annual Company contributions to our Profit Sharing Plan and corresponding excess contributions to our Nonqualified Deferred Compensation Plan, (b) amounts paid for length of service awards, (c) incremental cost for personal use of our corporate aircraft, (d) relocation expenses, (e) commuting expenses, (f) the value of shares received under our Employee Stock Award Program as of the date of issuance; and (g) charitable contributions made on behalf of the named executive officer as follows:

(footnotes continued on following page)

Executive Compensation (Continued)

(footnotes continued from prior page)

Name	Year	Match Under Nonqualified Deferred Compensation Plan [a]	Match Under 401(k) Plan [b]	Company Contribution to Profit Sharing Plan [c]	Service Award	Personal Use of Company Aircraft [d]	Relocation Expenses [e]	Commuting Expenses [e]	Stock Award [f]	Charitable Contributions [g]
Terry K. Spencer	2015	$38,662	$15,900	$–	$–	$–	$–	$–	$–	$23,150
	2014	$40,500	$15,600	$–	$–	$–	$–	$–	$1,054	$20,000
	2013	$51,900	$15,300	$–	$–	$–	$–	$–	$732	$18,150
Derek S. Reiners	2015	$22,185	$15,900	$7,950	$–	$–	$–	$–	$–	$5,250
	2014	$20,000	$15,600	$10,400	$200	$–	$–	$–	$1,054	$3,750
	2013	$20,700	$15,300	$7,650	$–	$–	$–	$–	$732	$4,250
Robert F. Martinovich	2015	$38,259	$15,900	$7,950	$–	$–	$–	$–	$–	$12,600
	2014	$40,000	$15,600	$10,400	$–	$–	$–	$–	$1,054	$15,000
	2013	$56,700	$15,300	$7,650	$–	$–	$–	$–	$732	$13,050
Stephen W. Lake	2015	$31,914	$15,900	$7,950	$–	$–	$–	$–	$–	$5,422
	2014	$31,000	$15,600	$10,400	$–	$–	$–	$–	$1,054	$4,082
	2013	$43,650	$15,300	$7,650	$–	$–	$–	$–	$732	$3,075
Walter S. Hulse III	2015	$14,254	$15,900	$7,950	$–	$583	$129,285	$16,322	$–	$5,000
	2014	$–	$–	$–	$–	$–	$–	$–	$–	$–
	2013	$–	$–	$–	$–	$–	$–	$–	$–	$–

[a]  For additional information on our Nonqualified Deferred Compensation Plan, see “Pension Benefits—Nonqualified Deferred Compensation Plan” below.

[b]  Our 401(k) Plan is a tax-qualified plan that covers substantially all of our employees. Employee contributions are discretionary. Subject to certain limits, we match 100 percent of employee contributions to the plan up to a maximum of 6 percent of eligible compensation.

[c]  At December 31, 2015, our Profit Sharing Plan covered all full-time employees hired after December 31, 2004, and employees who accepted a one-time opportunity to opt out of our Retirement Plan. We plan to make a contribution to the Profit Sharing Plan each quarter equal to 1 percent of each participant’s eligible compensation during the quarter. Additional discretionary employer contributions may be made at the end of each year. Employee contributions are not allowed under the plan.

[d]  Reflects incremental costs incurred by our company for personal use of our corporate aircraft by Mr. Hulse that relates to one segment of a flight whose primary purpose was to conduct company business. The incremental cost of personal use of our company aircraft is calculated based on the cost of fuel, crew travel, on-board catering, trip-related maintenance, landing fees and trip-related hangar and parking costs and other similar variable costs. Fixed costs that do not change based on usage, such as pilot salaries, home hangar expenses and general taxes and insurance are excluded from the incremental cost calculation. If our aircraft flies empty before picking up or dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use.

[e]  Mr. Hulse joined our company as Executive Vice President, Strategic Planning and Corporate Affairs in February 2015. The relocation and commuting expenses reflected in the table relate to the expenses incurred in relocating Mr. Hulse and his family from their home in New Jersey to our headquarters in Tulsa, Oklahoma. Mr. Hulse’s relocation expenses were grossed up for tax purposes and the amount in the table reflects $46,242 in taxes for his relocation allowance. In addition, Mr. Hulse was reimbursed for travel expenses in the amount of $4,227 incurred in 2015 under a consulting arrangement with the company which terminated upon his becoming an executive officer of our company.

[f]  Under our Employee Stock Award Program, we have issued one share of our common stock to all eligible employees (full-time employees and employees on short-term disability), including our named executive officers for no consideration, when the per-share closing price of our common stock on the NYSE was above $13 (taking into account our two-for-one split in 2012) per share for the first time. We have issued and will continue to issue, for no consideration, one additional share of our common stock to all eligible employees when the closing price on the NYSE is at or above each one dollar increment above $13 per share.

[g]  Reflects charitable contributions made by our company or the ONEOK Foundation, Inc. on behalf of the named executive officer consisting of (i) matching contributions up to $5,000 per year made to non-profit organizations of the officer’s choice under our matching grant program, and (ii) matching contributions to the United Way pursuant to our annual United Way Contribution Program.

Other than as set forth above, the named executive officers did not receive perquisites or other personal benefits with an aggregate value of $10,000 or more during 2013, 2014 or 2015.

[5]  Mr. Hulse’s annual salary and non-equity incentive plan compensation reflect the prorated amounts for his service from February through December 2015.

2015 GRANTS OF PLAN-BASED AWARDS

The following table reflects the grants of plan-based awards to the named executive officers during 2015.

Grants of Plan-Based Awards for Fiscal Year 2015								All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units [3]	Awards [4]
Terry K. Spencer
Restricted Units	2/18/2015							8,300	$400,226
Performance Units	2/18/2015				–	33,175	66,350		$1,875,051
Short-Term Incentive	1/1/2015	$–	$700,000	$1,750,000
Derek S. Reiners
Restricted Units	2/18/2015							3,100	$149,482
Performance Units	2/18/2015				–	12,450	24,900		$703,674
Short-Term Incentive	1/1/2015	$–	$243,750	$609,375
Robert F. Martinovich
Restricted Units	2/18/2015							3,100	$149,482
Performance Units	2/18/2015				–	12,450	24,900		$703,674
Short-Term Incentive	1/1/2015	$–	$350,000	$875,000
Stephen W. Lake
Restricted Units	2/18/2015							3,100	$149,482
Performance Units	2/18/2015				–	12,450	24,900		$703,674
Short-Term Incentive	1/1/2015	$–	$292,500	$731,250
Walter S. Hulse III
Restricted Units	2/18/2015							3,100	$149,482
Performance Units	2/18/2015				–	12,450	24,900		$703,674
Short-Term Incentive	1/1/2015	$–	$301,875	$754,688

[1]  Reflects estimated payments that could have been made under our 2015 annual short-term cash incentive plan. The plan provides that our officers may receive annual short-term incentive cash awards based on the performance and profitability of the company, the performance of particular business units of the company and individual performance during the relevant fiscal year. The corporate and business-unit criteria and individual performance criteria are established annually by the Committee. The Committee also establishes annual target awards for each officer expressed as a percentage of their base salaries. The actual amounts earned by the named executive officers in 2015 under the plan and paid in 2016 are set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for Fiscal 2015 above.

[2]  Reflects the performance units that could be earned pursuant to awards granted under our ECP that are earned three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the performance-units granted based on our total shareholder return over the period of February 18, 2015, to February 18, 2018, compared with the total shareholder return of the referenced peer group. One share of our common stock is payable in respect of each performance unit that vests. Performance units are also subject to accelerated vesting upon a change in control based on actual total shareholder return performance relative to the designated peer group as of the effective date of the change in control.

[3]  Reflects restricted stock units granted under our LTI Plan that vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock.

[4]  With respect to the performance units, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers market conditions (such as total shareholder return) and using assumptions developed from historical information of the company and each of the peer companies referenced under “Long-Term Incentive Awards – 2015 Awards” above. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under ASC Topic 718. The value presented is based on 100 percent of the performance units vesting at the end of the three-year performance period.

Executive Compensation (Continued)

OUTSTANDING EQUITY AWARDS

The following table shows the outstanding equity awards held by the named executive officers as of December 31, 2015.

Outstanding Equity Awards at 2015 Fiscal Year-End
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested 1 3	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested 2 3	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Terry K. Spencer	22,910	$564,957	86,746	$2,139,161
Derek S. Reiners	8,724	$215,136	33,123	$ 816,808
Robert F. Martinovich	10,127	$249,739	38,463	$ 948,497
Stephen W. Lake	8,724	$215,136	33,123	$ 816,808
Walter S. Hulse III	3,264	$ 80,492	12,450	$ 307,017

[1]  Represents restricted stock units, including accrued dividend equivalents, that have not yet vested. Restricted stock units vest three years from the date of grant, at which time the grantee is entitled to receive one share of our common stock for each vested restricted stock unit. The following table reflects the vesting schedule for our outstanding restricted stock units.

Restricted Stock Unit Vesting Schedule
Name	Number of Restricted Units	Vest Date
Terry K. Spencer	6,960	February 20, 2016
	7,211	February 19, 2017
	8,739	February 18, 2018
Derek S. Reiners	2,746	February 20, 2016
	2,714	February 19, 2017
	3,264	February 18, 2018
Robert F. Martinovich	4,149	February 20, 2016
	2,714	February 19, 2017
	3,264	February 18, 2018
Stephen W. Lake	2,746	February 20, 2016
	2,714	February 19, 2017
	3,264	February 18, 2018
Walter S. Hulse III	–	February 20, 2016
	–	February 19, 2017
	3,264	February 18, 2018

[2]  Represents performance units, including accrued dividend equivalents, that have not yet vested. Performance units vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the performance-units granted based on our total shareholder return over the three-year performance period, compared with the total shareholder return of the referenced peer group. One share of our common stock is payable in respect of each performance-unit granted that becomes vested. The following table reflects the projected vesting level assuming our total shareholder return is at the 50th percentile of the referenced peer group. Based on our total shareholder return compared with the total shareholder return of the referenced peer group at December 31, 2015, our outstanding performance units due to vest on February 20, 2016, February 19, 2017 and February 18, 2018 would each vest at zero percent.

Performance Unit Vesting Schedule
Name	Number of Performance Units	Vest Date
Terry K. Spencer	26,888	February 20, 2016
	26,683	February 19, 2017
	33,175	February 18, 2018
Derek S. Reiners	10,679	February 20, 2016
	9,994	February 19, 2017
	12,450	February 18, 2018
Robert F. Martinovich	16,019	February 20, 2016
	9,994	February 19, 2017
	12,450	February 18, 2018
Stephen W. Lake	10,679	February 20, 2016
	9,994	February 19, 2017
	12,450	February 18, 2018
Walter S. Hulse III	—	February 20, 2016
	—	February 19, 2017
	12,450	February 18, 2018

[3]  The terms of our restricted stock units provide that any such unvested units will vest upon a change in control. Our performance units will vest upon a change in control based on our total shareholder return relative to the designated peer group over the period from the date of grant through the effective date of the change in control. See “Post-Employment Payments and Payments upon a Change in Control.”

Executive Compensation (Continued)

STOCK VESTED

The following table sets forth stock awards held by the named executive officers that vested during 2015, including restricted stock units and performance units that were granted in 2012.

No named executive officer exercised any options during 2015, and no named executive officer or any other employee currently holds any unexercised options.

Stock Vested in Fiscal Year 2015
	Stock Awards [1]
Name	Number of Shares Acquired on Vesting [2]	Value Realized on Vesting [3]
Terry K. Spencer	42,688	$2,035,577
Derek S. Reiners [4]	2,001	$95,400
Robert F. Martinovich	37,352	$1,781,130
Stephen W. Lake	16,008	$763,341
Walter S. Hulse III	–	$–

[1]  Certain of the named executive officers elected to have vested shares withheld to cover applicable state and federal taxes incurred upon vesting. As a result, the net shares received upon the vesting and the related net value realized are as follows:

Name	Net Shares Acquired on Exercise	Net Value Realized on Exercise	Net Shares Acquired on Vesting	Net Value Realized on Vesting
Terry K. Spencer	–	$ –	25,580	$1,219,832
Derek S. Reiners	–	$ –	1,172	$55,941
Robert F. Martinovich	–	$ –	22,733	$1,084,168
Stephen W. Lake	–	$ –	10,733	$511,883
Walter S. Hulse III	–	$ –	–	$–

[2]  Includes restricted stock units and performance units granted in 2012 that vested in 2015 and that were paid in shares of our common stock. Performance units vested at 90 percent of the initial grant. This level of payout was achieved due to our relative total shareholder return being above the 45th percentile of the total shareholder return of the specified peer group of energy companies.

[3]  The value received on vesting represents the market value of the shares received based on the average of the high and low prices of our common stock on the NYSE on the date of vesting.

[4]  Does not include 6,537 shares, the receipt of which was deferred by Mr. Reiners upon vesting in February 2015, under the deferral provisions of our ECP, which shares will be issued to Mr. Reiners upon his separation of service from our company.

PENSION BENEFITS

The following table sets forth the estimated present value of accumulated benefits as of December 31, 2015, and payments made during 2015, in respect of each named executive officer under each of the referenced retirement plans.

Pension Benefits as of December 31, 2015
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit [1]	Payments During Last Fiscal Year
Terry K. Spencer	Supplemental Executive Retirement Plan	14.25	$ 1,648,443	$ –
	Retirement Plan	14.25	$ 600,504	$ –
Derek S. Reiners	Supplemental Executive Retirement Plan	–	$ –	$ –
	Retirement Plan	–	$ –	$ –
Robert F. Martinovich	Supplemental Executive Retirement Plan	–	$ –	$ –
	Retirement Plan	–	$ –	$ –
Stephen W. Lake	Supplemental Executive Retirement Plan	–	$ –	$ –
	Retirement Plan	–	$ –	$ –
Walter S. Hulse III	Supplemental Executive Retirement Plan	–	$ –	$ –
	Retirement Plan	–	$ –	$ –

[1]  Each executive officer’s benefit is determined as of age 62 when an unreduced benefit can be received under the plans. The present value of the unreduced benefit is determined using the assumptions from the pension plan measurement date of December 31, 2015. Material assumptions used in the calculation of the present value of accumulated benefits are included in Note N to our audited financial statements for the year ended December 31, 2015, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2016.

Executive Compensation (Continued)

Retirement Plan

The ONEOK, Inc. Retirement Plan is a defined benefit pension plan qualified under the Tax Code and is subject to the Employee Retirement Income Security Act of 1974, as amended. At December 31, 2015, the plan covered full-time employees hired prior to January 1, 2005. Employees hired after January 1, 2005, and employees who accepted a one-time opportunity to opt out of our Retirement Plan in 2004 are now covered by our Profit Sharing Plan.

Benefits under our Retirement Plan generally become vested and non-forfeitable after completion of five years of continuous employment. Under the plan, a vested participant receives a monthly retirement benefit at normal retirement age, unless an early retirement benefit is elected under the plan, in which case the retirement benefit may be actuarially reduced for early commencement. Generally, participants retiring on or after age 62 through normal retirement age receive 100 percent of their accrued monthly benefit which may be reduced depending on the optional form of payment elected at retirement. Benefits are calculated at retirement date based on a participant’s credited service, limited to a maximum of 35 years, and final average earnings. The earnings utilized in the Retirement Plan benefit formula for employees include the base salary and short-term incentive compensation paid to an employee during the period of the employee’s final average earnings, less any amounts deferred under our non-qualified deferred compensation plan. The period of final average earnings means the employee’s highest earnings during any 60 consecutive months during the last 120 months of employment. The amount of eligible compensation that may be considered in calculating retirement benefits is also subject to limitations in the Tax Code.

Supplemental Executive Retirement Plan

We maintain a Supplemental Executive Retirement Plan (“SERP”) as a supplemental retirement benefit plan for certain officers. The SERP provides that officers may be selected for participation in a supplemental retirement benefit or an excess retirement benefit, or both. If a participant is eligible for both the supplemental retirement benefit and the excess retirement benefit, the excess retirement benefit and benefits payable under our Retirement Plan are treated as an offset that reduces the supplemental retirement benefit.

Participants in the SERP were selected by our Chief Executive Officer or, in the case of our Chief Executive Officer, by our Board of Directors. Our Board of Directors may amend or terminate the SERP at any time, provided that accrued benefits to current participants may not be reduced.

No new participants have been added to our SERP since 2005, and, in November 2013, our Board of Directors approved an amendment to the SERP that closed the SERP to any additional participants as of January 1, 2014.

Supplemental benefits payable to participating employees in the SERP are based upon a specified percentage (reduced for early retirement and commencement of payment of benefits under the SERP) of the highest 36 consecutive months’ compensation of the employee’s last 60 months of service. The excess retirement benefit under the SERP pays a benefit equal at least to the benefit that would be payable to the participant under our Retirement Plan if limitations imposed by the Tax Code were not applicable, less the benefit payable under our Retirement Plan with such limitations. Benefits under the SERP are offset by the payment of benefits under our Retirement Plan that were or would have been paid if Retirement Plan benefits were commenced at the same time as the SERP benefits. We fund benefits payable under the SERP through a rabbi trust arrangement.

Nonqualified Deferred Compensation Plan

The following table sets forth certain information regarding the participation by the named executive officers in our Nonqualified Deferred Compensation Plan.

Nonqualified Deferred Compensation in Fiscal Year 2015
Name	Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year [1]	Aggregate Earnings in Last Fiscal Year [2]	Aggregate Withdrawals / Distributions		Aggregate Balance at Last Fiscal Year End [3]
Terry K. Spencer	2015	$275,700	$38,662	$8,443	$	_	$2,157,631
	2014	$207,000	$40,500	$188,948	$	_	$1,834,827
	2013	$270,500	$51,900	$300,660	$	_	$1,398,379
Derek S. Reiners	2015	$13,500	$22,185	$(7,334)	$	_	$381,298
	2014	$10,100	$20,000	$28,413		$–	$352,947
	2013	$37,350	$20,700	$61,347		$–	$294,434
Robert F. Martinovich	2015	$35,450	$38,259	$(308,300)	$	_	$1,588,815
	2014	$32,100	$40,000	$(31,502)		$–	$1,823,406
	2013	$45,600	$74,866	$421,793		$–	$1,782,808
Stephen W. Lake	2015	$20,400	$31,914	$(1,540)	$	_	$398,221
	2014	$52,700	$31,000	$17,658		$–	$347,446
	2013	$111,900	$43,650	$30,050		$–	$246,088
Walter S. Hulse III	2015	$7,875	$14,254	$284	$	_	$22,413
	2014	$–	$–	$–		$–	$–
	2013	$–	$–	$–		$–	$–

[1]  The “All Other Compensation” column of the Summary Compensation Table for Fiscal 2015 at page 73 includes these amounts paid under our Nonqualified Deferred Compensation Plan as our excess matching contributions with respect to our 401(k) Plan and excess quarterly and annual company contributions, if applicable, with respect to our Profit Sharing Plan.

[2]  There were no above-market earnings in 2015, 2014, or 2013.

[3]  Includes amounts previously reported in the Summary Compensation Table in the previous years when earned, if that officer’s compensation was required to be disclosed in a previous year. Amounts reported in such years include previously earned, but deferred, salary and annual incentive awards; Company matching quarterly and annual contributions; and shares that were deferred upon vesting of long-term incentive grants and the dividend equivalents accumulated on these deferrals.

Executive Compensation (Continued)

We maintain a Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”) to provide select employees with the option to defer portions of their compensation and provide nonqualified deferred compensation benefits that are not otherwise available due to limitations on employer and employee contributions to qualified defined contribution plans under the federal tax laws. We match contributions for the benefit of plan participants to replace any company contributions a participant may lose because of limits imposed under the federal tax laws on contributions by a participant in the 401(k) Plan and limits on our contributions to our Profit Sharing Plan, as well as benefits limited by federal tax laws for participants in the ONEOK, Inc. Retirement Plan who do not participate in the SERP.

The Deferred Compensation Plan also allows for supplemental credit amounts, which are amounts that can be contributed at the discretion of the Committee. Under the Deferred Compensation Plan, participants have the option to defer a portion of their salary and/or short-term incentive compensation to a short-term deferral account, which pays out a minimum of five years from the date of election to defer compensation into the short-term deferral account, or to a long-term deferral account, which pays out at retirement or termination of the participant’s employment. Participants are immediately 100 percent vested. Short-term deferral accounts are credited with an investment return based on the five-year United States Treasury bond rate as of the first business day of January each year that, for 2015, was 1.62%. Long-term deferral accounts are credited with the actual investment return based on the amount of gains, losses and earnings for each of the investment options selected by the participant. For the year ended December 31, 2015, the investment return for the investment options for long-term investment accounts were as follows:

Fund Name	Plan Level Returns
Fidelity Balanced Fund – Class K	0.5%
Moody’s Corporate Bond Long-Term Yield AAA	4.67%
Vanguard Institutional Index	1.37%
Dodge & Cox International Stock Fund	-11.35%
American Beacon Funds Large Cap Value	-6.04%
Vanguard PRIMECAP	2.58%
Schwab Mgd Retirement Trust Class IV	0%
Schwab Mgd Retirement Trust 2010 Class IV	0.05%
Schwab Mgd Retirement Trust 2020 Class IV	-0.08%
Schwab Mgd Retirement Trust 2030 Class IV	-0.23%
Schwab Mgd Retirement Trust 2040 Class IV	-0.48%
Schwab Mgd Retirement Trust 2050 Class IV	-0.61%
JPMorgan Small Cap Equity (VSEIX)	-1.55%
JPMorgan Large Cap Growth Fund – Class R6	7.94%
PIMCO Total Return Administration Fund	0.76%

At the distribution date, cash is distributed to participants based on the fair market value of the deemed investment of the participant’s accounts at that date. We fund benefits payable under the Deferred Compensation Plan through a rabbi trust arrangement.

POTENTIAL POST-EMPLOYMENT PAYMENTS AND

PAYMENTS UPON A CHANGE IN CONTROL

Described below are the post-employment compensation and benefits that we provide to our named executive officers. The objectives of the post-employment compensation and benefits that we provide are to:

•	assist in recruiting and retaining talented executives in a competitive market;

•	provide security for any compensation or benefits that have been earned;

•	permit executives to focus on our business;

•	eliminate any potential personal bias of an executive against a transaction that is in the best interest of our shareholders;

•	avoid the costs associated with separately negotiating executive severance benefits; and

•	provide us with the flexibility needed to react to a continually changing business environment.

We do not enter into individual employment agreements with our executive officers. Instead, in general, the rights of our executives with respect to specific events are covered by our compensation and benefit plans. Under this approach, post-employment compensation and benefits are established separately from the other compensation elements of our executives.

The use of a “plan approach” instead of individual employment agreements serves several objectives. First, the plan approach provides us with more flexibility to change the terms of severance benefits from time to time if necessary. Second, the plan approach is more transparent, both internally and externally. Internal transparency eliminates the need to negotiate separation benefits on a case-by-case basis and assures an executive that his or her severance benefits are comparable with those of his or her peers. Finally, the plan approach is easier for us to administer, as it requires less time and expense.

Payments Made upon Any Termination

Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. These amounts include:

•	accrued but unpaid salary;

•	amounts contributed under our 401(k) Plan, Profit Sharing Plan and Deferred Compensation Plan;

•	amounts accrued and vested through our Retirement Plan and SERP; and

•	unused prorated vacation.

Payments Made upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above, such named executive officer will be entitled to:

•	receive a prorated share of each outstanding performance unit granted under our ECP upon completion of the performance period;
•	receive a prorated portion of each outstanding restricted stock unit granted under our LTI Plan; and

•	participate in health and life benefits for the retiree and qualifying dependents.

Payments Made upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Any Termination” and “Payments Made Upon Retirement” above, the named executive officer will receive applicable benefits under our disability plan or payments under our life insurance plan.

Payments Made upon or Following a Change in Control

We believe that the possibility of a change in control creates uncertainty for executive officers because such transactions frequently result in changes in senior management. Our Board of Directors has adopted a Change-in-Control Plan that covers all of our executive officers, including the named executive officers. Subject to certain exceptions, the Change-in-Control Plan will provide our officers with severance benefits if they are terminated by us without cause (as defined in the Change-in-Control Plan) or if they resign for good reason (as defined in the Change-in-Control Plan), in each case within two years following a change in control of ONEOK or ONEOK Partners. All Change-in-Control Plan benefits are “double trigger,” meaning that payments and benefits under the plan are payable only if the officer’s employment is terminated by us without “cause” or by the officer for a “good reason” at any time during the two years following a change in control. Severance payments under the plan consist of a cash payment that may be up to three times the participant’s base salary and target short-term incentive bonus, plus reimbursement of COBRA healthcare premiums for up to 18 months. Our Board of Directors, upon the recommendation of the Committee, established a severance multiplier of one or two times annual salary plus target annual bonus for all participants in the Change-in-Control Plan, including two times for each of the named executive officers.

The Change-in-Control Plan does not provide for additional pension benefits upon a change in control. In addition, the Change-in-Control Plan does not contain an excise tax gross-up for any participant. Rather, severance payments and benefits

Executive Compensation (Continued)

under the Change-in-Control Plan will be reduced if, as a result of such reduction, the officer would receive a greater total payment after taking taxes, including excise taxes, into account.

Relative to the overall value of our company, we believe the potential benefits payable upon a change in control under the Change-in-Control Plan are comparatively minor, and we believe that the level of benefits is consistent with the general practice among our peers.

For the purposes of the Change-in-Control Plan, a “change in control” generally means any of the following events:

•	an acquisition of our voting securities by any person that results in the person having beneficial ownership of 20 percent or more of the combined voting power of our outstanding voting securities, other than an acquisition directly from us;

•	the current members of our Board of Directors, and any new director approved by a vote of at least two-thirds of our Board, cease for any reason to constitute at least a majority of our Board, other than in connection with an actual or threatened proxy contest (collectively, the “Incumbent Board”);

•	a merger, consolidation or reorganization with us or in which we issue securities, unless (a) our shareholders immediately before the transaction, as a result of the transaction, own, directly or indirectly, at least 50 percent of the combined voting power of the voting securities of the company resulting from the transaction, (b) the members of our Incumbent Board after the execution of the transaction agreement constitute at least a majority of the members of the Board of the company resulting from the transaction, or (c) no person other than persons who, immediately before the transaction owned 20 percent or more of our outstanding voting securities, has beneficial ownership of 20 percent or more of the outstanding voting securities of the company resulting from the transaction;

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets; or

•	we cease to own, directly or indirectly, a majority of each class of the outstanding equity interests of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, we cease to hold the power to designate a majority of the Board of Directors of the general partner of ONEOK Partners, or the general partner of ONEOK Partners is removed.

For the purposes of the Change-in-Control Plan, termination for “cause” means a termination of employment of a participant in the Change-in-Control Plan by reason of:

•	a participant’s indictment for or conviction in a court of law of a felony or any crime or offense involving misuse or misappropriation of money or property;

•	a participant’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the company (or a division or subsidiary) or a participant’s violation of any covenant, agreement or obligation not to compete with the company (or a division or subsidiary);

•	any act of dishonesty by a participant that adversely affects the business of the company (or a division or subsidiary) or any willful or intentional act of a participant that adversely affects the business, or reflects unfavorably on the reputation, of the company (or a division or subsidiary);

•	a participant’s material violation of any written policy of the company (or a division or subsidiary); or

•	a participant’s failure or refusal to perform the specific directives of the Board or its officers, which are consistent with the scope and nature of the participant’s duties and responsibilities, to be determined in the Board’s sole discretion.

For the purposes of the Change-in-Control Plan, “good reason” means:

•	a participant’s demotion or material reduction of the participant’s significant authority or responsibility with respect to employment with the company from that in effect on the date the change in control occurred;

•	a material reduction in the participant’s base salary from that in effect immediately prior to the change in control;

•	a material reduction in short-term and/or long-term incentive targets from those applicable to the participant immediately prior to the change in control;

•	the relocation to a new principal place of employment of the participant’s employment by the company, which is more than 35 miles farther from the participant’s principal place of employment prior to such change; and

•	the failure of a successor company to explicitly assume the Change-in-Control Plan.

Potential Post-Employment Payments Tables

The following tables reflect estimates of the incremental amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or termination of employment without cause or with good reason within two years following a change in control. The amounts shown assume that such termination was effective as of December 31, 2015, and are estimates of the amounts that would be paid to the executives upon such termination, including, with respect to performance units, the performance factor calculated as if the performance period ended on December 31, 2015. The amounts reflected in the “Qualifying Termination Following a Change in Control” column of the tables that follow are the amounts that would be paid pursuant to our Change-in-Control Plan and, with respect to outstanding performance units, assume a change in control effective December 31, 2015 and a performance factor based on our total shareholder return relative to the designated peer group on that date.

Terry K. Spencer	Termination upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$–	$–	$2,800,000
Health and Welfare Benefits	$80,769	$80,769	$111,853
Equity
Restricted Units	$330,623	$330,623	$564,957
Performance Units	$–	$–	$–
Total	$330,623	$330,623	$564,957
Total	$411,392	$411,392	$3,476,810

Derek S. Reiners	Termination upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$–	$–	$1,237,500
Health and Welfare Benefits	$43,269	$43,269	$72,039
Equity
Restricted Units	$127,210	$127,210	$215,136
Performance Units	$–	$–	$–
Total	$127,210	$127,210	$215,136
Total	$170,479	$170,479	$1,524,675

Executive Compensation (Continued)

Robert F. Martinovich	Termination upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$–	$–	$1,700,000
Health and Welfare Benefits	$57,692	$57,692	$78,311
Equity
Restricted Units	$159,891	$159,891	$249,739
Performance Units	$–	$–	$–
Total	$159,891	$159,891	$249,739
Total	$217,583	$217,583	$2,028,050

Stephen W. Lake	Termination upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$–	$–	$1,485,000
Health and Welfare Benefits	$43,269	$43,269	$74,353
Equity
Restricted Units	$127,210	$127,210	$215,136
Performance Units	$–	$–	$–
Total	$127,210	$127,210	$215,136
Total	$170,479	$170,479	$1,774,489

Walter S. Hulse III	Termination upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$–	$–	$1,700,000
Health and Welfare Benefits	$38,462	$38,462	$69,545
Equity
Restricted Units	$22,359	$22,359	$80,492
Performance Units	$–	$–	$–
Total	$22,359	$22,359	$80,492
Total	$60,821	$60,821	$1,850,037

Proposal 3

Advisory Vote on Executive Compensation

INTRODUCTION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) added provisions to Section 14A of the Exchange Act to provide that a public company’s proxy statement in connection with the company’s annual meeting of shareholders must, at least once every three years, allow shareholders to cast a non-binding advisory “say-on-pay” vote regarding the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our shareholders the opportunity to vote, on a non-binding advisory basis, on the frequency with which we will submit to shareholders a “say-on-pay” advisory vote.

At our 2011 annual meeting of shareholders, a substantial majority of our shareholders voted for an annual say-on-pay vote. Based on these results, we have provided our shareholders with an annual, non-binding advisory say-on-pay vote on executive compensation. Our shareholders will again have an opportunity to cast a non-binding vote on the frequency of our advisory vote on executive compensation at our 2017 annual meeting of shareholders.

OUR EXECUTIVE COMPENSATION PROGRAM

As described in the Compensation Discussion and Analysis section of this proxy statement and the compensation tables and narrative discussion set forth above, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind:

•	to align the interests of our executive officers with the interests of our shareholders;

•	to attract, retain and motivate highly talented and diverse executives who are critical to the successful implementation of our strategic plan;
•	to pay our executives fairly relative to one another and our industry peers based on their responsibilities, experience and performance; and

•	to implement sound governance practices by implementing executive compensation best practices and policies.

Our Executive Compensation Committee regularly reviews the compensation program for our named executive officers to assess its effectiveness in delivering these goals.

Examples of how the various elements of our compensation program for our named executive officers are linked to company performance and are designed to achieve the goals set forth above include:

•	a substantial portion of our named executive officers’ compensation is “variable” or “at-risk” incentive compensation, meaning that it is tied to our performance relative to various short-term and long-term objectives, which are based on a number of financial and operational goals;

•	awards to each named executive officer are subject to fixed maximums established by our Executive Compensation Committee;

•	short-term incentive awards are based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	short-term and long-term incentive awards are not tied to formulas that could focus our named executive officers on specific short-term outcomes;

•	the Executive Compensation Committee approves the final annual incentive plan awards after the review and confirmation of executive and operating and financial performance;

•	short-term cash and long-term performance-unit incentive awards are subject to clawback provisions;

•	for named executive officers, a significant portion of incentive award value is delivered in the form of our stock-based compensation that vests over multiple years;

Proposal 3 (Continued)

•	for executive officers, approximately 80 percent of the long-term, stock-based incentive amounts are in the form of performance units; and

•	executive officers are subject to our share-ownership guidelines.

For additional information on the compensation program for our named executive officers, including specific information about compensation in fiscal year 2015, please read the “Executive Compensation Discussion and Analysis,” along with the subsequent tables and narrative descriptions, beginning on page 54.

Following our 2015 annual meeting of shareholders, the Executive Compensation Committee took into account the affirmative vote by 97.3 percent of our shareholders who voted on our executive compensation at our 2015 annual meeting of shareholders and determined to continue to apply the same principles applied in recent years in determining the nature and amount of executive compensation.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to Item 402 of

Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

VOTE REQUIRED AND BOARD RECOMMENDATION

This vote is advisory and will not be binding on the company, our Board of Directors or our Executive Compensation Committee. Our Board and our Executive Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

In accordance with our By-laws, approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as entitled to vote for purposes of determining the outcome of the vote on this proposal.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

Related-Person Transactions

Our Board of Directors recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, 5 percent or greater shareholder and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders.

Accordingly, as a general matter, it is our preference to avoid related-person transactions. Nevertheless, we recognize that there are situations where related-person transactions may be in, or may not be inconsistent with, the best interests of the company and its shareholders including, but not limited to, situations where we provide products or services to related persons on an arm’s length basis and on terms comparable with those provided to unrelated third parties.

In the event we enter into a transaction in which an executive officer (other than an employment relationship), director (other than compensation arrangements for service on our Board provided to each director), director nominee, 5 percent or greater shareholder, or a member of their immediate family has a direct or indirect material interest, the transaction is presented to our Audit Committee and, if warranted, our Board, for review to determine if the transaction creates a conflict of interest and is otherwise fair to the company. In determining whether a particular transaction creates a conflict of interest and, if so, is fair to the company, our Audit Committee and, if warranted, our Board of Directors, consider the specific facts and circumstances applicable to each such transaction, including: the parties to the transaction, their relationship to the company and nature of their interest in the transaction; the nature of the transaction; the aggregate value of the transaction; the length of the transaction; whether the transaction occurs in the normal course of our business; the benefits to our company provided by the transaction; if applicable, the availability of other sources of comparable products or services; and, if applicable, whether the terms of the transaction, including price or other consideration, are the same or substantially the same as those available to the company if the transaction were entered into with an unrelated party.

We require each executive officer and director to annually provide us written disclosure of any transaction in which we participate and in which the officer or director or any of his or her immediate family members has a direct or indirect material interest. Our Corporate Governance Committee reviews our disclosure of related-party transactions in connection with its annual review of director independence. These procedures are not in writing but are documented through the meeting agendas and minutes of our Audit and Corporate Governance Committees.

Shareholder Proposals

The rules of the Securities and Exchange Commission provide when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders.

Under these rules, proposals that shareholders would like to submit for inclusion in our proxy statement for our 2017 annual meeting of shareholders should be received by our corporate secretary at our principal executive offices no later than December 6, 2016. Only those shareholder proposals eligible for inclusion under the rules of the Securities and Exchange Commission will be included in our proxy statement.

If a shareholder desires to present a proposal, other than the nomination of directors at our 2017 annual meeting, outside the process provided by the rules of the Securities and Exchange

Commission, the shareholder must follow the procedures set forth in our By-laws. Our By-laws generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record at the time the shareholder gives written notice of the proposal and is entitled to vote at the meeting and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under our By-laws, to our corporate secretary. To be timely for our 2017 annual meeting, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices no later than December 6, 2016.

Householding

Shareholders with multiple accounts that share the same last name and household mailing address will receive a single copy of shareholder documents

(annual report, proxy statement, or other informational statement) unless we are instructed otherwise.

Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request copies, for each member of your household who was a registered shareholder as of the record date. You may make this request by providing written instructions to Wells Fargo Shareowner Services, Attn: Householding/ONEOK, Inc., P.O. Box 64854, St.

Paul, Minnesota 55164-0854. You also may contact us in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder, or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank, trustee or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

Annual Report on Form 10-K

Our 2015 annual report to shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2015) is available on our corporate website at www.oneok.com. We will provide, without charge, on the written request of any person solicited hereby, a copy of our Annual Report on

Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2015. Written requests should be mailed to Eric Grimshaw, Secretary, ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103.

Other Matters

So far as is now known to us, there is no business other than that described in this proxy statement above to be presented to the shareholders for action at the annual meeting. Should other business come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please authorize a proxy electronically via the Internet, by telephone, or by mail. Please act promptly to ensure that you will be represented at this important meeting.

By order of the Board of Directors.

Eric Grimshaw

Secretary

Tulsa, Oklahoma

April 5, 2016

100 West Fifth Street Tulsa, Oklahoma 74103	Post Office Box 871 Tulsa, OK 74102-0871
www.oneok.com

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Your Board of Directors recommends a vote FOR the election of each of the nominees listed below.

1.	Election of ten directors:

		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	01 Brian L. Derksen	☐	☐	☐	07 Jim W. Mogg	☐	☐	☐

	02 Julie H. Edwards	☐	☐	☐	08 Pattye L. Moore	☐	☐	☐
Please fold here – Do not separate
	03 John W. Gibson	☐	☐	☐	09 Gary D. Parker	☐	☐	☐

	04 Randall J. Larson	☐	☐	☐	10 Eduardo A. Rodriguez	☐	☐	☐

	05 Steven J. Malcolm	☐	☐	☐	11 Terry K. Spencer	☐	☐	☐

	06 Kevin S. McCarthy	☐	☐	☐

    Your Board of Directors recommends a vote FOR Proposals 2 and 3:

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc. for the year ending December 31, 2016.	☐	For	☐	Against	☐	Abstain

3.	An advisory vote to approve ONEOK, Inc.’s executive compensation.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date
Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ONEOK, Inc.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 25, 2016

9:00 a.m. Central Time

100 West Fifth Street Tulsa, Oklahoma 74103	proxy

ANNUAL MEETING OF SHAREHOLDERS MAY 25, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John W. Gibson and Stephen W. Lake, or either of them, with the power of substitution in each, as proxies to vote all shares of stock of the undersigned in ONEOK, Inc. at the Annual Meeting of Shareholders to be held May 25, 2016, and at any and all adjournments or postponements thereof, upon the matter of the election of directors, the proposals referred to in Items 2 and 3 of this Proxy, and any other business that may properly come before the meeting.

Shares will be voted as specified. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE LISTED NOMINEES FOR DIRECTOR AS PROPOSED, AND FOR PROPOSALS 2 AND 3.

This card also constitutes voting instructions by the undersigned participant to the trustee of the ONEOK, Inc. 401(k) Plan, the ONEOK, Inc. Profit Sharing Plan, the ONE Gas, Inc. 401(k) Plan and the ONE Gas, Inc. Profit Sharing Plan for all shares votable by the undersigned participant and held of record by such trustee, if any. The trustee will vote these shares as directed provided your voting instruction is received by 11:59 p.m. Central Daylight Time on May 22, 2016. If there are any shares for which instructions are not timely received, the trustee will cause all such shares to be voted in the same manner and proportion as the shares of the plan for which timely instructions have been received, unless to do so would be contrary to ERISA. All voting instructions for shares held of record by the plans shall be confidential.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE LISTED NOMINEES FOR DIRECTOR AS PROPOSED AND A VOTE FOR PROPOSALS 2 AND 3.

If you vote by the Internet or Telephone, DO NOT return your proxy card.

Please mark, sign and date the proxy card. Detach the proxy card and return it in the postage-paid envelope.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.proxypush.com/oke	1-866-883-3382
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 24, 2016.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 24, 2016.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.